Filed Pursuant to Rule 424(b)(3)

Registration No. 333-149181

PROSPECTUS

16,917,464 Shares

Common Stock

__________________________________________________

This prospectus relates to the resale of up to 16,917,464 shares of the common stock of Human BioSystems, a California corporation, by Dutchess Private Equities Fund Ltd., a Cayman Island exempted company (“Dutchess”), a selling shareholder pursuant to a “put right” under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with Dutchess.  That Investment Agreement permits us to “put” up to $5.0 million in shares of our common stock to Dutchess.   We will not receive any proceeds from the sale of these shares of common stock offered by Dutchess.  However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right.  We will bear all costs associated with this registration.

Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit.  Dutchess will pay us 93% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.

Our shares of common stock are traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol "HBSC.OB." On December 21, 2007, the closing sale price of our common stock was $0.01per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________________________

The date of this prospectus is February 13, 2008

TABLE OF CONTENTS

Page

        Prospectus Summary

3

        Risk Factors

6

        Use of Proceeds

20

        Market for Common Equity and Related Shareholder Matters

21

        Capitalization

22

        Selected Consolidated Financial Data

23

        Management’s Discussion and Analysis or Plan of Operation

24

        Business

38

        Management

50

        Executive Compensation

52

        Certain Relationships and Related Party Transactions

56

        Principal Shareholders

57

        Selling Shareholder

58

        Description of Capital Stock

60

        Shares Eligible for Future Sale

61

        Plan of Distribution

61

       Changes in and Disagreements With Accountants on Accounting

            And Financial Disclosure

63

        Legal Matters

63

        Experts

63

        Where You Can Find Additional Information

63

        Index to Financial Statements

65

PROSPECTUS SUMMARY

This summary highlights information described more fully elsewhere in this prospectus.  You should read the entire prospectus carefully.  In this prospectus, "Human BioSystems," the "Company," "HBS," "we," "us" and "our" refer to Human BioSystems, a California corporation.

All trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

The Company

We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and issue preservation systems and methods for preserving blood platelets.  In August 2006, we also entered the renewable energy market through the formation of our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio”).  HBS Bio intends to identify, secure and develop suitable sites for the production of energy from biowaste for the U.S. market using innovative methods to improve the efficiency and cost of energy production.

Our principal executive offices are located at 1127 Harker Avenue, Palo Alto, California 94301, and our telephone number is (650) 323-0943.  The address of our website is www.humanbiosystems.com.  Information on our website is not part of this prospectus.

The Offering

This prospectus relates to the resale of up to 16,917,464 shares of our common stock by Dutchess.  Dutchess will obtain our common stock pursuant to an Investment Agreement, effective May 15, 2007, entered into by Dutchess and us.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 16,917,464 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more or less than 16,917,464, depending on the trading price of our common stock.  We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 16,917,464 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement with Dutchess provides that following notice to Dutchess, we may put to Dutchess up to $5,000,000 in shares of our common stock for a purchase price equal to 95% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000.  No single put can exceed $1,000,000.  Dutchess has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  This prospectus covers the resale of our stock by Dutchess either in the open market or to other investors through negotiated transactions.

Dutchess will only purchase shares when we meet the following conditions:

•

a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

•

our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•

we have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

•

no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

•

we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:

•

Dutchess has purchased an aggregate of $5,000,000 of our common stock;

•

we file or otherwise enter an order for relief in bankruptcy; or

•

our common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Dutchess.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize the full amount available under the Equity Line of Credit.

Common stock offered:	Up to 16,917,464 shares of common stock, no par value, to be offered for resale by Dutchess.
Common stock to be outstanding after this offering:	141,014,093 shares, excluding an aggregate of 4,857,694 shares reserved for issuance upon the exercise of outstanding stock options and warrants.
Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by Dutchess. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.
Risk factors:	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.
OTC Bulletin Board symbol:	“HBSC.OB”

Summary Financial Data

Nine Months Ended September 30,

     Years Ended December 31,

   2007

2006

2006

 2005

----------

------

---------

 -----------

Statements of Operations Data:

Revenue

$          --

          $             --          $           --                          $        --

Operating expenses:

 General and administrative:

   Stock based compensation

       27,900

               105,500

   127,500

   546,400

   Public relations

     408,600

               905,600

1,059,900

4,080,200

   Other general and administrative

    expenses

     908,000

            1,008,100

1,103,300

1,066,700

--------------

             -----------

 -------------

 -----------

  Total general and administrative

   1,344,500

            2,019,200

2,290,700

5,693,300

 Research and development

      211,900

               115,100

   165,700

   182,900

 Ethanol development

      902,900

    --

   210,000

            --

 Sales and marketing

               --

                        --

            --

     25,400

-------------

             -----------

------------

-----------

  Total operating expenses

  2,459,300

             2,134,300

2,666,400

5,901,600

-------------

             -----------

-------------

 -----------

Loss from operations

 (2,459,300)

            (2,134,300)         (2,666,400)

                  (5,901,600)

Other income (expense):

   Loss on investment in

    marketable securities

      (7,600)

    --

             --

             --

   Forgiveness of debt

          100

                  9,800

       8,000

    97,500

   Interest income

       5,100

    --

         900

            --

   Interest expense

  (379,000)

               (19,900)

     (94,400)

       (800)

------------

              ----------

-------------

------------

Loss before provision for income taxes

(2,840,700)

          (2,144,400)

(2,751,900)

                 (5,804,900)

Provision for income taxes

            800

                  1,600

            800

      1,600

------------

              ----------

-------------

------------

Net loss

(2,841,500)

          (2,146,000)

(2,752,700)

                 (5,806,500)

Other comprehensive income (loss), net of tax:

   Unrealized gain (loss) on investment

    in marketable securities

              --                  (13,700)

     30,400

   (20,600)

------------

              ----------

--------------

------------

Total comprehensive loss

                  $(2,841,500)

        $(2,159,700)         $(2,722,300)                   $(5,827,100)

========

           =======          ==========                ==========

Basic and diluted loss per share

     $ (0.03)

                 $(0.03)

 $   (0.04)

$   (0.07)

========

           =======          ==========               ==========

Basic and diluted weighted-average

 common shares outstanding

                  99,849,219

         71,167,573             73,364,483

                  79,883,573

                ==========

         ========          =========

             ==========

         September 30,             December 31,

               2007

           2006

-------------------------

 ------------------------

Balance Sheet Data:

Cash

              $        3,900

      $    613,600

Working capital (deficit)

              $(1,556,300)

      $  (538,600)

Total stockholders' deficit

              $(1,721,700)

      $  (462,600)

RISK FACTORS

Investing in our shares is very risky.  Before making an investment decision, you should carefully consider all of the risks described in this prospectus.  If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected.  If this were to happen, the price of our shares could decline significantly and you might lose all or a part of your investment.  The risk factors described below are not the only ones that may affect us.  Our forward-looking statements in this prospectus are also subject to the following risks and uncertainties.  In deciding whether to purchase our shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus and our most recent Annual Report on Form 10-KSB:

Risk Factors Related to Our Business

We have a history of losses, and our independent certified public accountants have raised doubts about our ability to continue as a going concern.

Since our inception in 1998, we have incurred substantial losses from operations, resulting primarily from costs related to research and development and building our infrastructure.  Because of our status as a development stage company and the need to conduct additional research and development prior to introducing products and services to the market, we expect to incur net losses for the foreseeable future.  If our growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater.  We may never achieve profitability.  Primarily as a result of these recurring losses, our independent certified public accountants have modified their report on our December 31, 2006 financial statements to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

We are in the tenth year of research and development, with an accumulated loss during the development stage (through September 30, 2007) of $26,059,300.  We currently do not know when our preservation research and development will be completed, or if a product will ever result from this research and development activity.  We anticipate that the funds spent on these research and development activities will need to increase significantly prior to completion of research and development and commercialization of a product.  In addition, we anticipate that we will need substantial additional funding to acquire real property and develop energy production facilities.  We may not be able to secure funding in the future necessary to complete our intended preservation research and development activities or our energy production activities.

These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.  Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our securities, as may be required, and ultimately to attain profitability.

We require immediate additional capital.

Our operating plan for 2008 is focused on development of our products. It is our estimate that approximately $4 million in cash is required to support this plan for the next twelve months.  During the nine-month period ended September 30, 2007, we received an aggregate of $1,256,900 from the issuance of common stock and $385,000 in proceeds from borrowing on notes payable, compared to an aggregate of $1,152,100 received from the issuance of common stock and $75,000 in proceeds from borrowing on notes payable in the nine-month period ended September 30, 2006.  We also received a $1,000,000 loan from Dutchess in November 2006.  In December 2007, we commenced a private placement of 20,000,000 shares of common stock in Germany pursuant to Regulation S under the Securities Act.  We are actively seeking additional funding.  There can be no assurance that the required additional financing will be available on terms favorable to us or at all.  Although we have entered into certain agreements with Dutchess and other prospective funding resources, there can be no assurance that we will be successful in raising any capital pursuant to the Dutchess agreements or these other agreements.

Obtaining capital will be challenging in a difficult environment, due to the slow recovery from the downturn in the United States economy and current world instability. We currently have no commitments for funding and there can be no assurance that we will be able to obtain additional funding in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. If our human infusion studies are successful, we believe that we will be able to obtain additional funding through a license agreement with one or more of the potential strategic partners with whom we have had discussions to date, thereby satisfying our financial needs for at least 2008; however, we currently do not have the capital to complete our infusion studies and there can be no assurance that we will achieve successful results in our human infusion studies or that we can enter into a license agreement or agreements providing adequate financing for 2008 and beyond.

If adequate funds are not available or are not available on acceptable terms when required, we may be required to significantly curtail our operations or may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, shareholders may experience additional dilution, and such securities may have rights, preferences and privileges senior to those of our common stock.  If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.  If we are unable to obtain adequate financing, we may have to curtail business operations, which would have a material negative effect on operating results and would most likely result in a lower stock price.

We and our chief executive officer are the subject of SEC and Justice Department proceedings for securities fraud.

On August 7, 2002, the United States Attorney for the Eastern District of New York and the Securities and Exchange Commission announced that they were bringing securities fraud charges against Harry Masuda, our Chief Executive Officer, for allegedly paying an unregistered broker an undisclosed commission in September 1999 and February 2000 private placements. The allegations generally charge Mr. Masuda with the failure to adequately disclose to investors in this private placement a commission agreement with Larry Bryant, an unlicensed broker-dealer. Remedies sought in these proceedings include criminal penalties and a bar from service as an officer or director of a publicly-traded company. The SEC also brought securities fraud charges against us for the same transactions, and these charges are still pending.

In June 2000, we undertook a rescission offer to those shareholders who had purchased an aggregate of 427,300 shares of common stock and warrants in the private placements for aggregate proceeds of $640,950. Holders of 222,900 shares of common stock accepted the rescission offer. The other shareholders elected not to rescind their stock purchases.  We paid an aggregate of approximately $300,000 in cash to rescinding shareholders, but could not afford to pay the balance of the rescission offer in cash. Instead, we issued promissory notes, with interest at the rate of 10% per annum, payable upon the earlier of (i) one year from the date of the note or (ii) our receipt of funding sufficient to permit repayment of the principal and interest on the notes.  In 2000 and 2001, holders of $67,500 in principal and interest in the above-referenced promissory notes elected to convert their notes to an aggregate of 206,700 shares of our common stock. The other rescinding holders were paid in full in cash prior to December 31, 2002. As all of the shareholders electing to rescind have now been paid in full (whether in cash or in shares of common stock), we believe that the issues raised by the alleged failure to disclose have been fully resolved. Although we believe that the charges are unwarranted there can be no assurance that Mr. Masuda will be able to continue to serve as our Chief Executive Officer in the event that the Securities and Exchange Commission receives the remedies that it seeks. In January 2005, the United States Government and Mr. Masuda entered into a deferred prosecution agreement which led to a dismissal of all charges against Mr. Masuda following an 18-month deferred prosecution term, which ended in July 2006.  The civil case against us has been stayed at the request of the U.S. Attorney pending completion of the deferred prosecution term.

We are a development stage company, and have a limited operating history on which to evaluate our potential for future success.

We are a development stage company, and have yet to produce or sell any products or services.  We have only a limited operating history upon which you can evaluate our business and prospects, and have yet to develop sufficient experience regarding actual revenues to be received from our products and services.  You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets.  If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

Our future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

We have a very limited operating history, and have no revenue to date. We cannot forecast with any degree of certainty whether any of our products or services will ever generate revenue or the amount of revenue to be generated by any of our products or services. In addition, we cannot predict the consistency of our quarterly operating results. Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

-  our ability to attract new and repeat customers;

-  our ability to keep current with the evolving requirements of our target markets;

-  our ability to protect our proprietary technology;

-  the ability of our  competitors to offer new or enhanced products or  services; and

-  unanticipated delays or cost  increases with respect to research and development.

Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance.  If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

Acts of terrorism, responses to acts of terrorism and acts of war may impact our business and our ability to raise capital.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities conducted in foreign countries, such as Russia where we currently maintain a branch office.  In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict.  We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

We may fail to establish and maintain strategic relationships.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances.  We may not be able to enter into these strategic partnerships on commercially reasonable terms, or at all.  Even if we enter into strategic alliances, our partners may not attract significant numbers of customers or otherwise prove advantageous to our business. Our inability to enter into new distribution relationships or strategic alliances could have a material and adverse effect on our business.

We might need additional specialized personnel.

Although we are committed to the continued development and growth of our business, we will need to add the specialized key personnel to assist us in the execution of our business model.  It is possible that we will not be able to locate and hire such specialized personnel on acceptable terms.  We will make every effort to recruit executives with proven experience and expertise as needed to achieve our plan.

Our success will depend in part on our ability to market products and services.

Due to our limited resources, the execution of our business model and sales and marketing of our products and services has been limited to date.  Our success is dependent upon our ability to execute with such limited resources.

We may not be able to develop a market for our products and services, which will most likely cause our stock price to decline.

The demand and price for our products and services will be based upon the existence of markets for them.  The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness ad performance of our products and services when compared to alternative products and services, which may be conventional or heretofore unknown.  If the products and services of other companies provide more cost-effective alternatives or otherwise outperform our products and services, the demand for our products and services may be adversely affected.  Our success will be dependent upon market acceptance of our products and services.  Failure of our products and services to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration.  This would likely cause our stock price to decline.

We may have difficulty in attracting and retaining management and outside independent members to our Board of Directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly held company.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors.  Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims.  We currently do carry limited directors and officers’ liability insurance.  Directors and officers’ liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to continue or provide directors and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our Board of Directors.

We may lose potential independent board members and management candidates to other companies that have greater directors and officers’ liability insurance to insure them from liability or to companies that have revenues or have received greater funding to date which can offer more lucrative compensation packages.  The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks.  As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities

Legislative actions and potential new accounting pronouncements are likely to impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings, which will have an impact on our future financial position and results of operations.  The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives have increased our general and administrative costs as we have incurred increased legal and accounting fees to comply with such rule changes.  Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense.  These and other potential changes could materially increase the expenses we report under accounting principles generally accepted in the United States, and adversely affect our operating results.

We may be unable to protect our proprietary rights.

We intend to closely monitor competing product introductions for any infringement of our proprietary rights.  We believe that, as the demand for products such as those developed by Human BioSystems increase, infringement of intellectual property rights may also increase.  If certain industry competitors infringe on our proprietary rights, they may have substantially greater financial, technical, and legal resources than we possess, which could adversely affect our ability to defend our rights.  In addition, we could incur substantial costs in defending our rights.

We are dependent on key employees.

Our business is dependent upon our senior executive officers, principally, Harry Masuda, our Chief Executive Officer, who is responsible for our operations, including marketing and business development, David Winter, M.D., our President, and Paul Okimoto, our Chairman of the Board, Executive Vice President and Secretary.  Should Messrs. Masuda, Winter and/or Okimoto leave our employ, our business may be adversely affected.  In the event of future growth in administration, marketing, manufacturing and customer support functions, we may have to increase the depth and experience of our management team by adding new members.  Our success will depend to a large degree upon the active participation of our key officers and employees.  Loss of services of any of the current officers and directors, especially Messrs. Masuda, Winter, and Okimoto, could have a significant adverse effect on our operations and prospects.  There can be no assurance that we will be able to employ qualified persons on acceptable terms to replace officers who become unavailable.

Risk Factors Related to Our Platelet and Organ Preservation Business

Establishing our revenues and achieving profitability will depend on our ability to develop and commercialize our products.

Much of our ability to establish revenues and to achieve profitability and positive cash flows from operations will depend on the successful introduction of our products in development.  Products based on our technologies will represent new methods of treatment and preservation. Our prospective customers, including blood banks, hospitals and clinics, will not use our products unless they determine that the benefits provided by these products are greater than those available from competing products.  Even if the advantage from our planned products is clinically established, prospective customers may not elect to use such products for a variety of reasons.

We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. The completion of the development and commercialization of any of our products under development remains subject to all of the risks associated with the commercialization of new products based on innovative technologies, including unanticipated technical or other problems, manufacturing difficulties and the possible insufficiency of the funds allocated for the completion of such development.

We may fail to obtain government approval of our processes.

The FDA regulates the commercial distribution and marketability of medical solutions and equipment.  In the event that we determine that these regulations apply to our proposed tissue preservation products, we will need to obtain FDA approval for such distribution.  The process of obtaining FDA approval may be expensive, lengthy and unpredictable.  We have not developed our products to the level where these approval processes can be started.  We do not know if such approval could be obtained in a timely fashion, if at all.  In the event that we do not receive any required FDA approval for certain products, we would not be able to sell such products in the United States.

The regulation of our processes and products outside the United States will vary by country. Noncompliance with foreign country requirements may include some or all of the risks associated with noncompliance with FDA regulation as well as other risks.

We may not be able to compete successfully.

As a development stage company, we are entering a biological material preservation market that is presently addressed by large companies with extensive financial resources.  Those companies include DuPont and Baxter, among others.  Additionally, smaller companies with which we may compete include LifeCell Corporation for platelet preservation, Cerus for viral inactivation of platelets and other blood products and Cryo Life for preserving heart valves by cryo-preservation. These companies are active in research and development of biological material preservation.  We have limited funds with which to develop products and services.  These companies are active in research and development of biological material preservation, and we do not know the current status of their development efforts.  We have limited funds with which to develop products and services, and most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

Risk Factors Related to Our Planned Energy Production Business

We have no prior experience in the development or operation of energy production facilities.

Effective September 1, 2006, we entered into the alternative energy market through our agreements with The EXL III Group Corporation (“EXL”).  See “Management’s Discussion and Analysis or Plan of Operation.”    Prior to that time, we had not been involved in any aspect of the alternative energy industry.  Although we had retained the services of EXL pursuant to a Consulting Services Agreement, EXL has only participated in the development of one ethanol production facility (which development has not yet been completed).   There can be no assurance that we will be successful in developing any energy production facilities or operating them profitably.  We have not generated revenues since our inception and we may never achieve profitability.

The cost of developing our energy production facilities could increase significantly, requiring additional capital.  We may not be able to raise all of the capital required to fund the development of energy production facilities.

We have estimated the initial cost of developing our first energy production facility at approximately $3,000,000.  Development costs include the securing of the appropriate site through an option or conditional sales contract, permits necessary to construct an energy facility, engineering drawings and the necessary conditions required by long term debt and equity funding sources to proceed with construction.  The development budget does not include construction of the energy production facility.  We currently estimate that construction of our first production plant will cost in excess of $65 million.  There can be no assurance that the final cost of the facility will not be higher.   Certain events and conditions, such as delays, change orders and site conditions that may differ from what we expect could lead to significant increases in our project costs.  Delays and changes are not uncommon in construction projects.  We may modify or change the location of the energy facility if we run into problems or delays at our planned site.  Increases in the estimated costs of our energy production facility would require us to obtain additional financing, which may be difficult to obtain on favorable terms, if at all.  See “We Require Immediate Additional Capital” above.

Delays in constructing our energy production facility may hinder our ability to timely commence operations.

Delays in completing the construction of our energy production facility could occur because of, among other things, acts of God, defects in material or workmanship, labor or material shortages, permitting or zoning delays, failure to locate or reach acceptable agreements for the real property upon which our facility will be built, changes in the location of our proposed facility for a variety of reasons, or the need to obtain additional capital.  We have developed what we believe to be a reasonable timetable for completing the facility.  Our schedule depends on the accuracy of the assumptions underlying our plan of operations, and these assumptions are based upon agreements and plans that we have not yet begun to negotiate or are not yet final or executed.  These include, among others, our construction schedule, obtaining an appropriate site on acceptable terms, our ability to obtain necessary permits, and our ability to secure third party purchasers or marketers for our products before the energy facility is completed.   There can be no assurance that we can reach acceptable terms for any of these agreements, or that the plans will materialize according to our assumptions.  Any of these could delay completion of the energy production facility.  Delays will hinder our ability to timely commence operations and generate revenues from energy production.

We will depend on contractors and others to construct our energy production facility, and any defects in material, workmanship or design will hinder our ability to operate the facility.

We will depend on the services of third party contractors and others to design and build our energy production facility.  We have not entered into any agreements with such contractors or third parties, and there can be no assurance that we will reach agreements with any of them.  We anticipate that these contractors and third parties will be involved with other energy projects.  Such involvement may take time and attention away from our project, which could delay the completion and start-up operation of our energy production facility.  Defects in material, workmanship or design are not uncommon in construction projects such as ours.  We will rely on our contractors and third party service providers to address any such deficiencies.  Any such failures could cause a delay or halt in operations, which could damage our ability to generate revenues from energy production.

The alternative energy industry is extremely competitive, and we may not have sufficient resources to compete.

Competition in the alternative energy industry is intense.  We will face competition from other companies seeking to develop large-scale energy production facilities.  Many of these developers have significantly more experience and financial and other resources than us.  In addition, our energy production facilities will compete with those of other energy producers, many of whom are more experienced and have access to greater financial resources.  Some of these producers will be capable of producing a significantly greater amount of energy.

Technological advances could significantly decrease the cost of producing energy from biowaste, and if we are unable to adopt or incorporate technological advances into our operations, our proposed energy production plant could become noncompetitive or obsolete.

We anticipate that technological advances in the processes and procedures for producing energy from biowaste will continue to occur.  It is possible that those advances could decrease the cost of producing energy from biowaste.  If we are unable to adopt or incorporate these technological advances, our energy production methods and processes could be less efficient than our competitors, which could cause our energy plant to become uncompetitive.  In addition, alternative fuels, additives and oxygenates are continually under development.  Any of these factors could have a material adverse effect on our business or financial condition.

We may experience problems in selling the energy we produce.

We do not intend to hire a sales staff to market the energy that we produce from biowaste.  We expect to enter into agreements with third party distributors to market and sell such energy; however, we have not yet reached any such agreements or understandings.  If we are unable to secure the services of third party distributors, we will not have any readily available means to sell the energy we produce.

Competition for qualified personnel in the alternative energy industry is intense, and we may not be able to hire or retain qualified managers or employees.

When our energy production facility nears completion, we will need a significant number of employees to operate the facility.  Our success will depend in part upon our ability to attract and retain qualified personnel to a rural community.  Competition for employees in the alternative energy industry is intense.  We cannot assure you that we will be able to attract and retain qualified personnel.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations will require our planned facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.  We expect to make significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

We may be liable for the investigation and cleanup of environmental contamination at each of the properties that we will own or operate and at off-site locations where we may arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under certain environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our production facilities. Present and future environmental laws and regulations (and interpretations thereof) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial position.

The hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial position.

Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

We are registering an aggregate of 16,917,464 shares of common stock to be issued under the Equity Line of Credit.  The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 16,917,464 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit.  The sale of these shares into the public market by Dutchess could depress the market price of our common stock.  As of November 30, 2007, there were 132,096,629 shares of our common stock issued and 124,096,629 shares of our common stock outstanding.

Assuming we utilize the maximum amount available under the Equity Line of Credit, existing shareholders could experience substantial dilution upon the issuance of common stock.

Our Equity Line of Credit with Dutchess contemplates the potential future issuance and sale of up to $5,000,000 of our common stock to Dutchess subject to certain restrictions and obligations.  The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Line of Credit.  These examples assume issuances at a market price of $0.01 per share and at 10%, 25% and 50% below $0.01 per share.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent below current market price	Price per share (1)	Number of shares issuable (2)	Shares outstanding (3)	Percent of outstanding shares (4)
0%	$0.0095	325,399,368	449,495,997	72.4%
10%	$0.00855	361,554,854	485,651,483	74.4%
25%	$0.007125	433,865,825	557,962,454	77.8%
50%	$0.00475	650,798,737	774,895,366	84.0%

(1)

Represents purchase prices equal to 95% of $0.00 and potential reductions thereof of 10%, 25% and 50%.

(2)

Represents the number of shares issuable if the entire remaining commitment of $3,091,294 under the Equity Line of Credit were drawn down at the indicated purchase prices.

(3)

Based on 124,096,629 shares of common stock outstanding at November 30, 2007.  Our Articles of Incorporation currently authorize 300,000,000 shares of common stock; therefore, we would need to amend our Articles of Incorporation in order to issue these shares.  Such an amendment would require the approval of our shareholders and Board of Directors.

(4)

Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling shareholder may own at any point in time or other restrictions on the number of shares we may issue.

Dutchess will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a five percent discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.  Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Dutchess sells the shares, the price of our common stock could decrease.  If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds from the exercise of our put.

The Investment Agreement provides that the dollar value that we will be permitted to put to Dutchess will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000.  If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to exercise a put for $10,000, which may not provide adequate funding for our planned operations.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent.  As of November 30, 2007, our average daily trading volume for the past three months was approximately 650,322 shares with a high of approximately 11,693,600 shares traded and a low of 22,000 shares traded.  This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of net revenues which could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In fact, during the period from August 31, 2007 until November 30, 2007, the high and low sale prices of a share of our common stock were $0.02 and $0.05, respectively.  The volatility in our share price is attributable to a number of factors.  First, as noted above, the shares of our common stock are sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our products and services.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than that of a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Shares eligible for future sale by our current shareholders may adversely affect our stock price.

To date, we have had a very limited trading volume in our common stock.  As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.  A number of our employees and consultants have elected to convert a portion of their compensation to shares of our common stock, and these shares have been registered for resale to the public.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our Board of Directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our Board may deem relevant at that time.  Since January 2004, we have issued a total of 17,894,382 shares of our common stock in payment for services.  It is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights for our directors, officers and employees may result in substantial expenditures by Human BioSystems and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain provisions which eliminate the liability of our directors for monetary damages to Human BioSystems and our shareholders.  Our Bylaws also require us to indemnify our officers and directors.  We may also have contractual indemnification obligations under our agreements with our directors, officers and employees.  The foregoing indemnification obligations could cause us to incur substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us and our shareholders.

Our directors have the right to authorize the issuance of shares of our preferred stock and additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our Articles of Incorporation and without further action by our shareholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series.  We have no intention of issuing shares of preferred stock at the present time.  Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock.

Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as Human BioSystems, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our common stock is limited, which makes transactions in our stock cumbersome and may reduce the investment value of our stock.

Our shares of common stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require:

•

That a broker or dealer approve a person’s account for transactions in penny stocks; and

•

That the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•

Sets forth the basis on which the broker or dealer made the suitability determination; and

•

That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

•

Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements.  In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties.  We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements.  There may be other factors not so identified.  You should not place undue reliance on our forward-looking statements.  As you read this prospectus, you should understand that these statements are not guarantees of performance or results.  Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated events or circumstances.  New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them.  Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 5, as well as the following:

• Our limited operating history and business development associated with being a growth stage company;	• General economic and capital market conditions;

• Our history of operating losses, which we expect to continue;	• Our exposure to unanticipated and uncontrollable business interruptions;

• Our ability to generate enough positive cash flow to pay our creditors and continue our operations;	• Pricing and product actions taken by our competitors in either our organ and tissue preservation or alternative energy markets;

• Our dependence on key personnel;	• Financial condition of our prospective customers;

• Our need to attract and retain technical and managerial personnel;	• Customers’ perception of our financial condition relative to that of our competitors;

• Our ability to execute our business strategy;	• Changes in United States or foreign tax laws or regulations;

• Intense competition with established leaders in the organ tissue and preservation or alternative energy markets;	• Reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

• Our ability to protect our intellectual property and proprietary technologies;	• Unforeseen liabilities resulting from litigation;

• Costs associated with potential infringement claims asserted by a third party;	• Our ability to successfully complete the integration of any future acquisitions; and

• Our ability to protect, and build recognition of, our trademarks and trade names;	• Our ability to project the markets for our products and services based upon estimates and assumptions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Dutchess.   However, we will receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement.  The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used for working capital and general corporate expenses.

We propose to expend these proceeds as follows:

	Proceeds if 100%, or 16,917,464 shares sold	Proceeds if 50% or 8,458,732 shares sold
Gross proceeds	$169,175	$84,587
Offering expenses:
Legal fees	10,000	10,000
Printing of prospectus	1,000	1,000
Accounting and auditing fees	5,000	5,000
State securities fees	2,000	2,000
Transfer agent fees	2,000	2,000
Miscellaneous expenses	5,000	5,000
Total offering expenses	25,000	25,000
Net proceeds	$144,175	$59,587

Working capital needs include accounts payable and inventory, as well as accrued but unpaid salary of our chief executive officer.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock has been traded on the OTCBB since May 18, 1999.  Prior to that date, our common stock was not actively traded in the public market.  Our common stock is listed on the OTCBB under the symbol "HBSC.OB".  Since October 2001, our common stock has also been traded on the Frankfurt Stock Exchange under the symbol "HYT".  The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTCBB as reported by various Bulletin Board market makers.  The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Period

Low Bid      High Bid

-------

-------            --------

2007

Fourth Quarter (through

  November 26, 2007)

$ 0.01

   $ 0.02

Third Quarter

$ 0.02

   $ 0.06

Second Quarter

$ 0.05

   $ 0.13

First Quarter

$ 0.07

   $ 0.19

2006

Fourth Quarter

$ 0.09

   $ 0.16

Third Quarter

$ 0.12

   $ 0.24

Second Quarter

$ 0.13

   $ 0.44

First Quarter

$ 0.25

   $ 0.61

2005

Fourth Quarter

$ 0.33

   $ 0.83

Third Quarter

$ 0.51

   $ 1.03

Second Quarter

$ 0.27

   $ 0.59

First Quarter

$ 0.05

   $ 0.28

On November 26, 2007, the high and low bid prices of our common stock on the OTCBB were $0.01 and $0.01 per share, respectively, and there were approximately 245 holders of record of our common stock.

To date, we have never declared or paid any cash dividends on our capital stock.  We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2007:

•

on an actual basis; and

•

as adjusted to reflect the sale of 16,917,464 shares of common stock offered by this prospectus, at an assumed initial price of $0.01per share, after deducting estimated offering expenses payable by us.

This information should be read in conjunction with our Management’s Discussion and Analysis or Plan of Operation and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

We had a net loss of $2,841,500 for the nine months ended September 30, 2007, and a total net loss of $26,059,300 from February 26, 1998 (inception) through September 30, 2007, included in the accumulated deficit in the table below.

   September 30, 2007

 -------------------------

Actual              As Adjusted

------------- ----------------

Stockholders' (deficit) equity:

  Preferred stock; no par or stated value;

    10,000,000 shares authorized, no shares

    issued or outstanding

             $

             --    $               --

  Common stock, no par or stated value;

    300,000,000 shares authorized; 117,390,100

    shares issued and 109,804,500 shares outstanding;

    152,727,191 shares issued and 170,141,591 shares

    outstanding as adjusted

 24,374,900      24,544,075

  Loan fees paid in common stock

      (37,300)          (37,300)

  Accumulated deficit during development

    stage

(26,059,300)  (26,059,300)

    ------------      ------------

     Total stockholders' deficit

  (1,721,700)    (1,552,525)

   -------------      ------------

     Total capitalization

             $      (1,721,700)  $(1,552,525)

__________________________

==========  ========

(1) Reflects the sale of the 16,917,464 shares included in this prospectus, at a price of $0.01 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated selected financial data as of December 31, 2006 and for the years ended December 31, 2006 and 2005, are derived from our consolidated financial statements, which have been audited by L.L. Bradford & Company, LLC, independent registered public accounting firm, and are included elsewhere in this prospectus.  The following selected financial data as of September 30, 2007 and for the nine-month periods ended September 30, 2007 and 2006, are derived from unaudited financial statements that, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such date and results of operations for these periods. Operating results for the nine-month period ended September 30, 2007 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2007. The data set forth below should be read in conjunction with our Financial Statements and Notes thereto included elsewhere in this prospectus and with “Management’s Discussion and Analysis or Plan of Operation.”

Nine Months Ended September 30,

     Years Ended December 31,

   2007

2006

2006

 2005

----------

------

---------

 -----------

Statements of Operations Data:

Revenue

$          --

          $             --          $           --                          $        --

Operating expenses:

 General and administrative:

   Stock based compensation

       27,900

               105,500

   127,500

   546,400

   Public relations

     408,600

               905,600

1,059,900

4,080,200

   Other general and administrative

    expenses

     908,000

            1,008,100

1,103,300

1,066,700

--------------

             -----------

 -------------

 -----------

  Total general and administrative

   1,344,500

            2,019,200

2,290,700

5,693,300

 Research and development

      211,900

               115,100

   165,700

   182,900

 Ethanol development

      902,900

    --

   210,000

            --

 Sales and marketing

               --

                        --

            --

     25,400

-------------

             -----------

------------

-----------

  Total operating expenses

  2,459,300

             2,134,300

2,666,400

5,901,600

-------------

             -----------

-------------

 -----------

Loss from operations

 (2,459,300)

            (2,134,300)         (2,666,400)

                  (5,901,600)

Other income (expense):

   Loss on investment in

    marketable securities

      (7,600)

    --

             --

             --

   Forgiveness of debt

          100

                  9,800

       8,000

    97,500

   Interest income

       5,100

    --

         900

            --

   Interest expense

  (379,900)

               (19,900)

     (94,400)

       (800)

------------

              ----------

-------------

------------

Loss before provision for income taxes

(2,840,700)

          (2,146,000)

(2,751,900)

                 (5,804,900)

Provision for income taxes

           800

                  1,600

            800

      1,600

------------

              ----------

-------------

------------

Net loss

(2,121,800)

          (1,355,500)

(2,752,700)

                 (5,806,500)

Other comprehensive income (loss), net of tax:

   Unrealized loss on investment

    in marketable securities

              --                   (13,700)

     30,400

   (20,600)

------------

              ----------

--------------

------------

Total comprehensive loss

                  $(2,841,500)

        $(2,159,700)         $(2,722,300)                   $(5,827,100)

========

           =======          ==========                ==========

Basic and diluted loss per share

     $ (0.03)

                 $(0.03)

 $   (0.04)

$   (0.07)

========

           =======          ==========               ==========

Basic and diluted weighted-average

 common shares outstanding

99,849,219

         71,167,573             73,364,483

                  79,883,573

========

         ========          =========

             ==========

        September 30,                December 31,

               2007

           2006

-------------------------

 ------------------------

Balance Sheet Data:

Cash

                $       3,900

      $    613,600

Working capital (deficit)

              $(1,556,300)

      $  (538,600)

Total stockholders' deficit

              $(1,721,700)

      $  (462,600)

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING OUR EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS," "ANTICIPATES," "INTENDS," "BELIEVES" OR SIMILAR LANGUAGE.  THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS.  ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF AND SPEAK ONLY AS OF THE DATE HEREOF.  THE FACTORS DISCUSSED ABOVE UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS ARE AMONG THOSE FACTORS THAT IN SOME CASES HAVE AFFECTED OUR RESULTS AND COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

Overview

We are a developmental stage company, and have a very limited operating history and no revenue to date.  Our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development involving new technologies and overcoming regulatory approval process requirements before any revenue is possible.

We have experienced operating losses since our inception.  These losses have resulted from the significant costs incurred in the development of our technology and the establishment of our research and development facility. Expenditures will increase in all areas in order to execute our business plan, particularly in research and development and in gaining regulatory approval to market our products in the U.S. and abroad.

From time to time since 2003, we have experienced increased difficulty in raising outside capital.  We have pursued various alternatives for raising capital over the prior three fiscal years, including but not limited to transactions with Dutchess, Langley Park Investments PLC (“Langley”) and Pini Ben David (“Ben David”) (see “Liquidity and Capital Resources” below for detailed descriptions of our capital-raising transactions).   To date, we continue to seek alternative sources for capital.

We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and tissue preservation systems and methods for preserving blood platelets.  We have been successful in preserving blood platelets for ten days under refrigeration while maintaining cell structure and morphology, which has never been done before to our knowledge.  We had originally contemplated submitting our findings to the FDA in the first half of 2003; however, additional pre-human infusion tests were necessary to address certain aspects of our findings. We believe that we have now satisfactorily resolved all issues raised by these findings, and resumed our human infusion tests in February 2005.  Some delays have been encountered at the centers conducting the tests, as it was necessary for the centers to repeat our in-vitro (test tube) tests prior to proceeding to the actual human tests. Internal approval for starting the pre-human infusion studies had to be secured, which is now in place.

We have completed in-vitro tests at two independent laboratories that specialize in platelet testing with results that we believe justify proceeding to human infusion (in-vivo) tests.  Additional approvals to commence human in-vivo studies will be required from the test center’s internal review board and from the FDA.  We are now in the process of obtaining such approvals and have submitted data to the FDA.  The FDA may require animal studies as a prerequisite to human testing, although we believe that previous studies by others show that there is no correlation between animals and humans in the case of platelet preservation.  We currently anticipate that the human infusion tests will be completed within four to six months after receiving a license from the FDA allowing us to proceed.

We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities.  We successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees Centigrade for three months in our patent-pending HBS sub-zero solution. In October 2005, we successfully completed the initial phase of our survival studies of animals with transplanted kidneys preserved using our HBS organ preservation solution, and were able to preserve a rat's kidney at negative 196 degrees Centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures.  We believe that the extended shelf life should enable better matching of donor kidneys to recipients.

In the third quarter of 2005, we also purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade.  Recent survival studies on animals with kidneys stored in the HBS-AZ solution for 14 days showed an 83% survival rate versus 42% and 10% for the respective UW and HTK (European) solutions. Further recent studies using biochemical test markers have corroborated these studies.  In 2007, we intend to seek opportunities to license our organ preservation technology for storage at temperatures above zero degrees Centigrade.

In July 2002, we received our first patent on our technology and methodology for preserving blood platelets.  We filed a provisional patent application in June 2001 to cover our improved platelet preservation methods.   In August 2003, we filed another patent application covering improved platelet preservation methods. In May 2006, the U.S. Patent Office approved our patent for organ preservation entitled “Methods and Solutions for Storing Donor Organs”, U.S. Patent No. 7/029,839.  We will seek strategic alliances with companies that have the capability to provide technical and clinical expertise as well as financial and marketing expertise to leverage our current expertise in these areas.

In late 2006, we also entered the alternative energy market through our wholly-owned subsidiary, HBS Bio.  At that time, we intended that HBS Bio would identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.  However, we recently made the decision to refocus our efforts in the renewable energy market by concentrating on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities.

We entered into an Asset Purchase Agreement with EXL effective September 1, 2006.  Pursuant to the Asset Purchase Agreement, EXL agreed to sell certain options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.  In consideration for the options, HBS Bio issued 50,000 shares of our common stock to EXL and reimbursed EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects, discussed further below.

Also effective September 1, 2006, we entered into a Consulting Services Agreement with EXL.  That Agreement provides that EXL will supervise, manage and coordinate the development, construction and operation of up to three ethanol facilities.  The Consulting Services Agreement also provides that EXL’s President, Claude Luster, III, will have the title of President of HBS Bio during the term of the Agreement, and will report to HBS Bio’s Chief Executive Officer.  The term of the Agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.  In consideration for its consulting services, EXL will receive an annual consulting fee of $199,000.  Upon the funding of the first ethanol facility, the annual consulting fee will increase to $224,000.  The consulting fee will increase again to $324,000 upon the funding of the second ethanol facility, and to $424,000 in the event a third ethanol facility is funded.

EXL will also be entitled to receive up to 3,450,000 shares of HBS common stock.  The stock will be placed in escrow, and to that end, HBS Bio, EXL, and Silicon Valley Law Group as escrow agent entered into an Escrow Agreement.  The Escrow Agreement provides that 1,000,000 shares of the Company’s common stock will be released to EXL upon the execution of certain agreements necessary for the development of the first ethanol facility, the submission of preliminary environmental and land use permits for the first ethanol facility, and the assignment and conveyance of the option to purchase the second facility.  An additional 1,000,000 shares will be released to EXL upon the acquisition of certain permits for the first facility and the execution of certain agreements necessary for development of the first facility, as well as the submission of preliminary environmental and land use permits for the second facility.  The 1,450,000 remaining shares will be released to EXL when a funding commitment for the first facility is obtained.  In the event funding for the first facility is not obtained within four months from the date on which the funding commitment is received, any shares still in escrow will be dispersed to HBS Bio and any shares previously released to EXL will be returned to HBS Bio.

Under the Consulting Services Agreement, the facilities will be funded by us according to a schedule, with $300,000 due upon closing of the Asset Purchase Agreement and additional amounts upon completion of certain milestones thereafter.  We will contribute $150,000 upon completing the following milestones:

•

Raw product supply agreement for the first plant;

•

Environmental services agreement for the first plant;

•

Risk management agreement for the first plant; and

•

Distilled grain marketing agreement for the first plant.

We will contribute an additional $150,000 upon completing the following milestones:

•

Ethanol off take agreement for the first plant;

•

Preliminary engineering study for the first plant;

•

Land use permit submittal for the first plant;

•

Environmental permits submittal for the first plant;

•

Financial advisory services agreement or letter of interest from financial entity;

•

Land option agreement for the second plant; and

•

Fuel supply agreement for the first plant.

We will contribute an additional $400,000 upon reaching the following milestones:

•

Utility services agreement for the first plant;

•

Phase I engineering and environmental for the first plant;

•

Raw product supply agreement for the second plant;

•

Environmental services agreement for the second plant;

•

Risk management agreement for the second plant; and

•

Distilled grain marketing agreement for the second plant.

We will contribute an additional $450,000 upon reaching the following milestones:

•

EPC Agreement and Phase II engineering for the first plant;

•

Fuel supply agreement for the second plant;

•

Utility services agreement for the second plant;

•

Ethanol off take agreement for the second plant;

•

Environmental permits submittal for the second plant;

•

Preliminary engineering study for the second plant;

•

Land use permit submittal for the second plant;

•

Phase I engineering and environmental studies for the second plant;

•

Long term equity commitment for first plant;

•

Long term debt commitment for the first plant;

•

Issuance of authority to construct permits for the first plant; and

•

Final funding documentation for the first plant.

Finally, we will contribute $400,000 upon completing the following milestones:

•

EPC Agreement and Phase II engineering for the second plant;

•

Long term equity commitment for the second plant;

•

Long term debt commitment for the second plant;

•

Final environmental permits for the second plant;

•

Authority to construct permits for the second plant; and

•

Final funding documentation for the second plant.

During April 2007, HBS Bio entered into a lease for approximately 90 acres of property in Morrow County, Oregon for a period of 20 years, with the option to renew the lease for 10 consecutive terms of five years each. HBS Bio paid $15,000 upon execution of the lease for a three month review period. HBS Bio extended the review period for an additional three months by payment of an additional $15,000.  This lease expired on October 3, 2007, as a result of the decision by HBS Bio to refocus its efforts in the renewable energy market and accordingly to terminate the lease.

In addition, during April 2007, HBS BioEnergy DDG Corcoran, LLC (“HBS Corcoran”), a joint venture in which HBS Bio owns an interest, entered into an agreement for the purchase of approximately 922 acres of property in Tulare County, California for an aggregate purchase price of approximately $12 million. HBS Corcoran is required to make deposits of up to $690,000 in escrow within 18 months from April 17, 2007. During the nine months ended September 30, 2007, HBS Bio deposited an aggregate of $239,700 into escrow.  The deposits are nonrefundable except under certain conditions, are to be applied to the purchase price, and will constitute liquidated damages in the event of HBS Corcoran’s default under the purchase agreement. HBS Corcoran will have 18 months to review the suitability of the property for its planned uses. The balance of the purchase price must be deposited in escrow within 30 days after completion of the feasibility review or the end of the feasibility period, whichever occurs first.

There is no guarantee that we will be able to complete the purchase of any real property or the development of any of the proposed energy production facilities.  The acquisition of real property and the development of the ethanol facilities will require additional capital.  If we are able to complete one or more of the proposed facilities, there is no guarantee that the facility will be able to generate sufficient revenue to fund our research and development activities, or any revenue at all.

Results of Operations

Nine Months Ended September 30, 2007 Compared With Nine Months Ended September 30, 2006

Revenues.  We did not generate any revenue in either of the nine-month periods ended September 30, 2007 or 2006, and we have not generated revenues since our inception in February 1998, as our focus to date has been on the research and development of products.  We are a development stage company in the tenth year of research and development activities, and do not anticipate receiving revenue until we complete product development and clinical testing.

General and Administrative Expenses.   Total general and administrative expenses in the nine months ended September 30, 2007 were $1,344,500, a decrease from $2,019,100 for the nine months ended September 30, 2006.  The decrease was comprised in part by a substantial decrease in public relations expenses to $408,600 for the nine months ended September 30, 2007, from $905,600 for the nine months ended September 30, 2006.  Our public relations expenses in 2007 stem from the renewal in April 2007 of our public relations agreement with Abernathy Mendelson & Associates (“Abernathy”) pursuant to which we provided shares of restricted and free trading common stock as payment for advertising and promotional services (see below for additional information).   During the three months ended September 30, 2007, we significantly reduced the amount of common stock that we issued for public relations purposes, due to the unavailability of free trading common stock.  We anticipate that our public relations expenses may increase as soon as additional free trading common stock becomes available.

We experienced a decrease in stock-based compensation in the nine months ended September 30, 2007 to $27,900, from $105,500 for the nine months ended September 30, 2006.  From time to time, our staff has worked for under market rate compensation or has had to accrue pay for extended periods of time when financing was not available.  We have granted stock options to certain employees in partial consideration for salary reductions, and certain employees have elected to receive stock in lieu of compensation.

Our decrease in total general and administrative expenses for the nine months ended September 30, 2007 was also due to a decrease in other general and administrative expenses to $908,000 for the nine months ended September 30, 2007 from $1,008,100 for the comparable period in 2006.  This decrease was due to a decline in legal and professional fees and other expenses; we incurred higher fees and expenses in 2006 related to the filing of a registration statement in addition to our ongoing public company reporting requirements.

Due to the relatively recent initiation and planned development of our alternative energy business, we anticipate that general and administrative expenses will experience a significant increase for the remainder of fiscal 2007 and fiscal 2008.  The increase will be incurred in several categories of general and administrative expenses, as we expect to hire additional personnel, retain specialized counsel and other consultants and utilize stock-based compensation to a greater extent than in fiscal 2006 and 2007.

Research and Development.  Our research and development expenses were $211,900 for the nine months ended September 30, 2007, an increase from $115,100 for the comparable period in 2006.    This increase was primarily due to our decision to ramp up our research and development spending in platelet and organ preservation.

Sales and Marketing Expenses.  We had no sales and marketing expenses for either of the nine months ended September 30, 2007 or 2006.  We eliminated payroll in sales and marketing in order to give priority to the completion of our scientific objectives – to complete human infusion studies for platelets and move closer to human testing utilizing our organ preservation technology – as well as to devote resources to the establishment of our alternative energy and ethanol business.

Ethanol Development.  We expended $902,900 for the development of our ethanol business in the nine months ended September 30, 2007.  No such expenditures were made during the nine months ended September 30, 2006, as we only commenced our alternative energy operations in the third quarter of 2006. As we have refocused our alternative energy activities, we do not anticipate significant additional expenditures for ethanol development in fiscal 2007; however, we do anticipate increasing expenditures for the growth of our biowaste to energy business.

Other Income and Expense.  We incurred interest expense of $379,900 during the nine months ended September 30, 2007, due primarily to interest on the loan from Dutchess.  We incurred significantly lower interest expense of $19,900 during the nine months ended September 30, 2006.  We also recognized $100 in the nine months ended September 30, 2007 from the forgiveness of debt on an account payable converted to stock, as compared to $9,800 from the forgiveness of debt for the same period in 2006.  During the nine months ended September 30, 2007, we had a loss on investment in marketable securities of $7,600 from the sale of the remaining Langley securities (see below).  We had interest income of $5,100 in the nine months ended September 30, 2007; no interest income was realized in the comparable period in 2006

Net Loss.  As a result of the foregoing factors, our loss before income taxes increased to $2,840,700 for the nine months ended September 30, 2007, from a net loss of $2,144,400 for the nine months ended September 30, 2006. After a provision for income taxes of $800 for the nine months ended September 30, 2007 and $1,600 for the comparable period in 2006, our net loss was $2,841,500, or 0.03 per share, for the nine months ended September 30, 2007, and $2,146,000, or $0.03 per share, for the nine months ended September 30, 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues.  We did not generate any revenue in the years ended December 31, 2006 and 2005, and have not generated revenues since our inception in February 1998, as our focus to date has been on the research and development of products.  We are a development stage company in the ninth year of research and development activities, and do not anticipate receiving revenue until we complete product development and clinical testing.

General and Administrative Expenses.  Total general and administrative expenses in the year ended December 31, 2006 were $2,290,700, a decrease from $5,693,300 for the year ended December 31, 2005.  The decrease was due primarily to a significant decrease in public relations expenses to $1,059,900 for the year ended December 31, 2006, from $4,080,200 for the year ended December 31, 2005.  This decrease is primarily due to the expiration and non-renewal of one large investor awareness program that was active during fiscal 2005 (see below).

We experienced a decrease in stock-based compensation in the year ended December 31, 2006 to $127,500, from $546,400 for the year ended December 31, 2005.  From time to time, our staff has worked for under market rate compensation or has had to accrue pay for extended periods of time when financing was not available.  We have granted stock options to certain employees in partial consideration for salary reductions, and certain employees have elected to receive stock in lieu of compensation.  Our employees accepted a temporary 50% salary reduction in January 2004 to conserve cash, and several of these employees as well as certain of our outside consultants elected to convert a portion of their deferred compensation to shares of our common stock.  On September 1, 2004, we restored all employee salaries; however, employees received 50% of their salaries in cash and 50% in shares of restricted common stock.  In February 2005, we changed our overall compensation structure to reduce recurring payroll expenses in non-critical areas in order to provide additional resources for the completion of our scientific objectives.  In March 2005, we made the decision to pay all of the accrued salaries in cash rather than in stock.

We experienced a slight increase in other general and administrative expenses to $1,103,300 for the year ended December 31, 2006 from $1,066,700 for the comparable period in 2005.  This increase was due to increases in legal and professional fees and other expenses due to the obligation of being a public company.

Due to the recent initiation and planned development of our alternative energy and ethanol business, we anticipate that general and administrative expenses will experience a significant increase in fiscal 2007.  The increase will be incurred in several categories of general and administrative expenses, as we expect to hire additional personnel, retain specialized counsel and other consultants and utilize stock-based compensation to a greater extent than in fiscal 2006.

Research and Development.  Our research and development expenses were $165,700 for the year ended December 31, 2006, a slight decrease from $182,900 for the comparable period in 2005.  This decrease was primarily due to our attempts to moderate research and development spending.  In the fourth quarter of 2003, due to a funding shortfall, we suspended human infusion studies and animal testing pending receipt of funding, and this suspension remained in place for all of 2004 and the first half of the first quarter of 2005.  In February 2005, however, we resumed our infusion studies and organ preservation research and in the near future plan to double the number of animal organ preservation experiments as compared to the current schedule.  We believe that recent payroll reductions should allow us to maintain and possibly accelerate our scientific program.

Ethanol Development.  We expended $210,000 for the development of our ethanol business in the year ended December 31, 2006.  No such expenditures were made in the year ended December 31, 2005, as we commenced our alternative energy operations in the third quarter of 2006.  We anticipate significant additional expenditures for ethanol development in fiscal 2007.

Sales and Marketing Expenses.  We had no sales and marketing expenses for the year ended December 31, 2006, a decrease from $25,400 for the comparable period in 2005.  We recently eliminated payroll in the sales and marketing area in order to give priority to the completion of our scientific objectives – to complete human infusion studies for platelets and move closer to human testing utilizing our organ preservation technology.

Other Income and Expense.  We incurred interest expense of $94,400 during the year ended December 31, 2006, due primarily to interest on certain debt.  We incurred minimal interest expense of $800 during the year ended December 31, 2005.  We also recognized $8,000 in the year ended December 31, 2006 from the forgiveness of debt on an account payable converted to stock, as compared to $97,500 for the same period in 2005.  We had interest income of $900 in 2006; no interest income was realized in 2005.

Net Loss.  As a result of the foregoing factors, our net loss decreased to $2,752,700 for the year ended December 31, 2006, from a net loss of $5,806,500 for the year ended December 31, 2005.  We had an unrealized gain of $30,400 on our investment in Langley securities during the year ended December 31, 2006, resulting in a total comprehensive loss of $2,722,300 for the period; in 2005 we had an unrealized loss of $20,600 on such investment, resulting in a total comprehensive loss of $5,827,100 for the period.

Liquidity and Capital Resources

Our operating plan for 2008 is focused on development of our products. It is our estimate that a cash requirement of $4 million is required to support this plan for the next twelve months.  During the nine months ended September 30, 2007, we received an aggregate of $1,256,900 from the issuance of common stock, including $690,900 from our agreement with Dutchess, and $385,000 from borrowings on notes payable, compared to aggregate proceeds of $1,152,100 from the issuance of common stock during the comparable period in 2006, including $480,400 from Dutchess, and $75,000 from borrowings on notes payable.  We are actively seeking additional funding.  Once we receive the required additional financing, we anticipate continued growth in our operations and a corresponding growth in our operating expenses and capital expenditures.  We do not anticipate any revenue from operations for the next two or three years. Therefore, our success will be dependent on funding from private placements of equity securities.  Although we have entered into certain agreements with Dutchess, Ascendiant and La Jolla Cove (see below), there can be no assurance that we will be successful in raising significant capital pursuant to any of these agreements.  At the present time, we have no other agreements or arrangements for any private placements.

We are in the tenth year of research and development, with an accumulated loss during the development stage (through September 30, 2007) of $26,059,300.  As of September 30, 2007, we are uncertain as to the completion date of our research and development, or if products will ever be completed as a result of this research and development activity.    We anticipate that the funds spent on research and development activities will need to increase prior to completion of a product.  Additionally, we may not be able to secure funding in the future necessary to complete our intended research and development activities.

These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.  Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our common stock, as may be required, and ultimately to attain profitability.  The report of our independent certified public accountants, included in this prospectus, contains a paragraph regarding our ability to continue as a going concern.

During the nine months ended September 30, 2007, we continued to spend cash to fund our operations.  Cash used by operating activities for the nine months ended September 30, 2007 equaled $1,603,400, and consisted principally of our net loss of $2,841,600, plus an increase in other assets of $35,000, offset by $268,800 in public relations expenses paid or to be paid in common stock, $27,900 provided by stock-based compensation, an increase in accounts payable of $447,000, an increase in amortization and accretion of loan fees and discounts of $347,200, an increase in accrued liabilities of $123,700, a decrease in prepaid expenses of $38,000, a loss of $7,600 on an investment in marketable securities and $12,900 in depreciation.  For the comparable period in 2006, cash used by operating activities equaled $1,073,200, and consisted principally of our net loss of $2,146,000 plus an increase of $3,100 in other assets, offset by increases of $847,600 in public relations expenses paid or to be paid in common stock, $105,500 provided by stock-based compensation, an increase in $46,600 in accounts payable, a decrease of $59,900 in prepaid expenses, $13,500 in amortization of discount and loan fees on notes payable, $2,200 in depreciation, and a change of $600 in accrued liabilities.

We used $189,400 of cash for investing activities during the nine months ended September 30, 2007.   Of this amount, $239,700 was utilized for a deposit on the purchase of land for our Corcoran project and $82,800 was utilized for purchasing fixed assets, consisting of equipment, furnishings and fixtures for our new research facilities in Michigan, offset by $133,100 from the sale of investments.  We did not utilize any cash for investing activities during the nine months ended September 30, 2006.

Cash flow from financing activities for the nine months ended September 30, 2007 produced a net increase in cash of $1,183,100, consisting of $1,256,900 in proceeds from the issuance of common stock, an increase of $602,300 in amounts due to shareholders (consisting primarily of a loan agreement that we entered into with one of our directors in March 2007) and $385,000 from borrowing on notes payable, offset by $1,025,300 in principal payments on notes payable, and $35,800 in principal payments on a note payable for directors’ and officers’ liability insurance.  Cash flows from financing activities for the nine-month period ended September 30, 2006 produced a net increase in cash of $1,110,000, consisting of $1,152,100 from the issuance of common stock and $75,000 from borrowing on notes payable, offset by $52,700 of principal payments on a note payable for directors and officers insurance and a decrease of $64,400 in amounts due to shareholders.

As of September 30, 2007, we had cash and cash equivalents amounting to $3,900, a decrease from the balance of $613,600 at December 31, 2006.  Our working capital deficit increased to $1,556,300 at September 30, 2007, from $538,600 at December 31, 2006.  At September 30, 2007, we had no capital commitments.

From 2004 through 2006, we pursued various alternatives for raising capital.  We entered into the Investment Agreement with Dutchess effective June 28, 2004.  Pursuant to the terms of the Investment Agreement, we may offer, through a series of puts, and Dutchess must purchase from time to time, up to a maximum of 38,000,000 shares of our common stock, provided that Dutchess shall not be required to purchase shares of our stock with an aggregate purchase price in excess of $5,000,000.  The purchase price of shares purchased under the Investment Agreement shall be equal to 95% of the lowest closing "best bid" price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000.  No single put can exceed $1,000,000.  We filed a registration statement on Form SB-2 in July 2004 to register for resale an aggregate of 38,000,000 shares of common stock issuable under the Investment Agreement; this registration statement was declared effective on August 23, 2004.

Pursuant to the Investment Agreement, Dutchess acquired a total of 434,615 shares of our common stock for approximately $297,500 during the year ended December 31, 2005, 3,880,000 shares for approximately $643,700 during the year ended December 31, 2006 and 1,041,100 shares of common stock in exchange for approximately $71,400 during January 2007, 292,000 shares for approximately $29,500 during February 2007, 190,700 shares for approximately $16,500 during March 2007, 2,408,300 shares for approximately $179,600 during April 2007, 1,178,300 shares for approximately $123,400 during May 2007, 1,436,300 shares for approximately $80,400 during June 2007, 1,561,118 shares for approximately $74,700 during July 2007, 686,500 shares for approximately $26,800 during August 2007 and 1,654,700 shares for approximately $45,300 during September 2007.  We anticipate exercising additional puts under the Investment Agreement in 2008 to provide funding for our operations.

In July 2004, we entered into the Stock Purchase Agreement, whereby we would sell shares of our restricted common stock for shares in Langley, a London-based institutional investment trust.  Langley was formed in February 2004 to invest in a diverse portfolio of U.S. small-cap companies (defined by Langley management as those public companies having a market capitalization of less than U.K. $100 million).  Although Langley's investments are not limited to specific sectors, it has concentrated on mining, oil and gas, energy-related and technology companies since it commenced operations in February 2004.  Langley's stated investment objective is to achieve long-term capital growth.  The Langley ordinary shares are registered as a unit investment trust on the London Stock Exchange ("LSE").  The trading symbol for the ordinary shares is LSE:LPI.  The Langley Investment Trust consists of a portfolio of the common stock of 23 U.S. publicly traded small cap companies.

Langley purchased 7,000,000 shares of our restricted stock at a price of $910,000, or approximately $0.13 per share.  The shares issued to Langley constituted 17.9% of our outstanding common stock at July 31, 2004.  In lieu of cash, Langley issued to us an aggregate of 512,665 Langley ordinary shares at a price of U.K. $1.00 per share (one British Pound Sterling = US $1.8160 on July 30, 2004).  The Langley ordinary shares issued to us constituted less than one percent of Langley's issued and outstanding ordinary shares at September 30, 2004.  The total sales price of $910,000 was determined by multiplying the 7,000,000 shares by the average of the closing bid price of our common stock during the ten trading days preceding the date of the Agreement.  The 512,665 shares in Langley received as consideration was calculated by dividing the total sales price by the conversion rate of the British Pound Sterling to the U.S. dollar as of the close of business on July 26, 2004.  Upon the closing of this transaction, Langley and we were required to issue our respective shares into an escrow account, whereby we could immediately liquidate up to 50% of the Langley shares.  We and the other portfolio companies have received one-half of the free-trading Langley ordinary shares sold to us under the Stock Purchase Agreement.  The remaining 50% of the free-trading Langley ordinary shares will be held in escrow for two years as a downside price protection against our shares issued to Langley.  In the event of a decline in the market price of our common stock at the end of two years, we will be required to sell to Langley the amount of our Langley shares equal to (i) the original number of Langley shares issued as consideration under the Stock Purchase Agreement multiplied by (ii) the percentage decrease in the market price of our common stock.  If at the end of the two-year period the trading price of our common stock falls below $0.065, we will have to sell back to Langley all the escrowed Langley shares.  If at the end of the trading period the trading price of our common stock is more than $0.065 but less than $0.13, we will need to sell back to Langley only a proportionate amount of our Langley ordinary shares.  We have no obligation to register for resale our shares that are held by Langley.     In January 2007, we sold the Langley ordinary shares at a loss of $7,600 from the fair value of said shares at December 31, 2006.

Effective October 28, 2004, we entered into the Loan Agreement with Ben David.  Ben David is not, and has not been during the past two years, an affiliate of us or any of our current or former affiliates.  The Loan Agreement called for Ben David to loan us an aggregate of 2,300,000 euros (the "Loan").  The Loan was to bear interest at the rate of three percent per annum, with payments of interest due monthly and all principal plus accrued but unpaid interest due and payable on November 1, 2007.  Repayment of the Loan was secured by 23,000,000 shares of our common stock (the "Shares") issuable pursuant to Regulation S under the Securities Act.  Pursuant to the Loan Agreement and an Escrow Agreement between Ben David and us, a certificate representing the Shares (the "Certificates"), containing a legend restricting transfer, was w delivered to Ben David to hold until funds for repayment of the Loan were delivered to the escrow agent.

We believe that the parties intended that when the loan funds were delivered by Ben David to the escrow agent, Ben David would also deliver the stock certificate to the escrow agent, who would disburse the funds and certificates to the appropriate parities.  The Loan Agreement provided that it would terminate, and the Shares immediately returned to us, in the event that the Loan funds were not delivered to us by the 15th calendar day following the date of the Loan Agreement (November 13, 2004). Pursuant to Ben David's request, we extended the date for receipt of Loan funds to December 23, 2004 and exchanged the certificate for three certificates (one to Ben David and one to each of two affiliates); however, no Loan funds were received by that date.  On January 11, 2005, we instructed our transfer agent to cancel the Certificates, and notified Ben David that the Loan Agreement was cancelled and of no further force or effect.  We did not incur any early termination penalties in connection with the cancellation of the Loan Agreement.

In the second quarter of 2005, it came to our attention that shares of our common stock (the “Reg S Stock”) may have been sold in Germany without our authorization, possibly in connection with the canceled Ben David certificates.  In order to halt these unauthorized issuances, we commenced an exchange offer (the “Offer”) in July 2005 to exchange one share of our common stock (the “New Stock”) for each share of Reg S Stock outstanding before or upon the delisting date (the “Record Date”) when the Reg S Stock is no longer tradable.  The offer covers 10,000,000 shares of our common stock, and is intended to reduce potential liability for the unauthorized issuances.  The Offer was scheduled to expire on December 29, 2005.  However, on January 11, 2006, we extended the Offer deadline to January 31, 2006, due to delays encountered in the early confusion regarding procedures and subsequent changes to those procedures.  Any shares of Reg S Stock not tendered for exchange by January 31, 2006, will no longer be exchangeable for New Stock and will no longer be tradable on any German stock exchange.  To date, holders of an aggregate of 9,591,592 shares of the Reg S Stock have forwarded certificates and required documents, leaving an aggregate of 408,408 shares outstanding.  On June 15, 2006, the registration statement for these shares of New Stock was declared effective by the Securities and Exchange Commission.

In March 2005, we entered into an agreement with Abernathy (which was subsequently amended in April 2005).  The Abernathy agreement provided that Abernathy would promote us to the investment community and the general public through press releases and other communications, all of which we must approve in advance.  The term of the Abernathy agreement was six months, subject to prior termination.  In consideration for the public relations services, we were required to issue compensation shares to Abernathy equal to 30% of the increase in buy volume of our common stock that was directly attributable to Abernathy. In addition, we were required to issue bonus shares to Abernathy equal to 10% of the increase in buy volume in the event that the sales price of our common stock as quoted on the OTC Bulletin Board equaled or exceeded $0.25 per share.  We were required to place an aggregate of 3,000,000 free trading shares of common stock in escrow in advance of the services under the Abernathy agreement. As of December 31, 2005, we had issued all of these shares of common stock to Abernathy.

In June 2005, we entered into a second agreement with Abernathy for additional public relations consulting services and issued an additional 750,000 shares of free trading shares of common stock for these services. We also became obligated to issue an additional 899,500 shares to Abernathy as a bonus under this second agreement.  These shares will be issued at a future date.

In November 2005, we entered into a third public relations consulting agreement with Abernathy for a term of three months and issued an additional 500,000 shares of free trading common stock in consideration of these services.  The services were valued at $345,000.   In addition, we are required to issue bonus shares to Abernathy equal to 20% of the increase in trade volume in excess of 100,000 shares (exclusive of shares traded on any exchange other than the OTCBB) after the initial five days of the agreement.  Through December 31, 2005, we released 4,963,600 shares of common stock totaling $3,125,200 in consideration of these agreements.  Additionally, we recorded a public relations payable for approximately 219,400 additional compensation and bonus shares to be released at a future date, valued at $187,900.   During the year ended December 31, 2006, there were no shares issued pursuant to this potential bonus because the agreement had lapsed and the milestone to achieve that bonus was not met.

In October 2005, we entered into an agreement with Ascendiant Securities, LLC ("Ascendiant") providing that Ascendiant would act on a best-efforts basis as our financial advisor and non-exclusive placement agent in connection with the structuring, issuance and sale of our debt and equity securities for financing purposes.  The agreement, which has a term of six months, requires us to pay Ascendiant a cash success fee and warrants for completed transactions that we approve.  The success fee is equal to ten percent of the gross proceeds from the sale of our securities; in addition, for transactions generating gross proceeds of $2,000,000 or more, we must issue Ascendiant 175,000 shares of our restricted common stock.  To date, no transactions have been presented to us by Ascendiant.

In March 2006, we entered into a loan agreement with an independent lender.  The lender agreed to loan us an amount based on 50% of the value of a portfolio of 500,000 shares of our common stock (approximately $90,000).  These shares are held as collateral only.  The lender will receive a loan fee equal to five percent of the gross loan proceeds.  We received net funds of $71,250 from this loan, which was based on a formula and pricing period following the agreement date.  The agreement calls for interest at the annual rate of 4.99% of the loan amount, payable quarterly, for a period of three years.  At maturity, we have the option to pay off the loan balance and receive the same number of shares pledged, sell the pledged shares under certain conditions, renew the loan under certain conditions, or forfeit the shares and not repay the loan.

In March 2006, we entered into a Securities Purchase Agreement (the “Agreement”) with La Jolla Cove.  Pursuant to the Agreement, La Jolla Cove agreed to purchase from the Company a 6¾% Convertible Debenture in the aggregate principal amount of $30,000 (the “Debenture”).  Pursuant to the terms of the Agreement, we received the sum of $30,000, the purchase price of the Debenture.  In connection with the Debenture, we also issued to La Jolla Cove a Warrant to Purchase Common Stock (the “Warrant”), dated as of March 7, 2006, to purchase an aggregate of 3,000,000 shares of our common stock.  Pursuant to the terms of the Warrant, we received $95,000 as a prepayment towards the future exercise of the Warrant.

In May 2006, we returned to La Jolla Cove the aggregate advances of $125,000.  Management believed that due to substantially modified terms proposed for the transaction by La Jolla Cove, the parties failed to agree on the material terms and conditions of this proposed transaction.  We and La Jolla Cove subsequently mutually agreed not to pursue this transaction.

On November 6, 2006, we entered into a loan transaction with Dutchess, and issued to Dutchess a promissory note (the “Note”) with a face value of $1,200,000.  The net proceeds from this transaction, approximately $1,000,000, will be used for working capital.  The Note matured on August 31, 2007.  Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from puts under the Investment Agreement (discussed above).  The first payment on the Note is due on December 6, 2006, and subsequent payments are due every 30 days thereafter.  There is no prepayment penalty.  If the face value of the Note is not paid in full by the maturity date or if any other event of default (as defined in the Note) occurs, the face value of the Note will be increased by 10% as an initial penalty, and we will pay an additional 2.5% per month on the face value, compounded daily, until paid off.  To date, Dutchess has not imposed these penalties, and 50% of any amount we receive on a Put is allocated by Dutchess to repayment of the Note.  If we raise financing of more than $2,000,000, Dutchess may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the Note.  We have also issued to Dutchess 500,000 Holder Shares, which will carry piggyback registration rights and be included in our next registration statement.  In the event we do not register the Holder Shares at the next eligible registration, we must issue to Dutchess an additional 500,000 shares of common stock for each time a registration statement is filed and such Holder Shares are not included.

In March 2007, we entered into a loan agreement with Dr. Larry McCleary, a member of our Board of  Directors.  Dr. McCleary agreed to loan us the sum of $500,000 for a term of two years from March 21, 2007, with a closing cost of $1,717.95 to be added into the first month’s interest payment. The loan is interest only for the term at 9.25%, with a balloon payment at the end of the term for the principle amount. We issued 100,000 shares of restricted common stock and 900,000 warrants valued at $30,000, to Dr. McCleary, for loan fees.

During April 2007, HBS Bio entered into an agreement for consulting services relating to raising capital for HBS Bio. Under the agreement HBS Bio will pay the consultant a consulting/finder’s fee of 4% of the units of the venture funded as a result of the consultant’s efforts and $500,000 with regard to the first $20 million or pro-rata amount thereof invested or loaned by a party introduced by the consultant and the lesser of 2.5% or $100,000 with regard to each subsequent $10 million invested or loaned by a party introduced by the consultant.

In April 2007, we also entered into a new agreement with Abernathy for providing investor relations and awareness services.  Under this agreement, we will make cash payments to Abernathy equal to 35% of the buy volume of our common stock attributable to the agreement.  Abernathy will promote us to the investment community and the general public through press releases and other communications, all of which we must approve in advance.  We have paid $167,100 pursuant to this agreement through June 30, 2007.

On May 15, 2007, we entered into a second loan transaction with Dutchess, and issued to Dutchess a Promissory Note (“Note”) with a face value of $462,000.  The net proceeds from the transaction, approximately $385,000, will be used for general working capital.  The Note matures on April 15, 2008.  Repayment of the Note will be made monthly in the amount of (i) 100% of any proceeds raised over $120,000 per month from Puts made by us pursuant to the Investment Agreement, or (ii) $51,333, whichever is greater.  The payment shall be made on the 15th of each month or upon immediately available funds exceeding the threshold amount of proceeds raised from Puts.  If we raise financing of more than $2,000,000, Dutchess may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the Note.  If the Note is not paid in full by the maturity date, the face value of the Note will be increased by 10% as an initial penalty, and we will pay an additional 2.5% per month on the face value, compounded daily, until paid in full.  In addition to the failure to pay the face value by the maturity date, the following events are also “Events of Default”:  failure to make a payment within 10 calendar days of its due date; bankruptcy; our common stock is suspended or no longer listed on a recognized exchange; the registration statement for the underlying shares in the Equity Line is not effective and not cured within five days; we fail to carry out Puts in a timely manner; any of our representations contained in the Agreement were false when made; or we breach the Note.

Upon each and every Event of Default, Dutchess may elect to execute the Puts in an amount that will repay it and fully enforce its rights under the Agreement.  Dutchess may also increase the face value of the Note by 10% and an additional 2.5% per month, compounded daily until the default is cured or the Note is paid in full.  Dutchess may also elect to stop any further funding (excluding the equity line of credit), or may switch any residual amount of the face value of the Note not paid at maturity into a three-year convertible debenture.  If Dutchess so chooses, we have 10 days to file a registration statement for the shares issuable upon conversion of the convertible debenture equal to 300% of the residual amount, plus interest and liquidated damages.  If we do not file the registration statement within 10 days, or the registration statement is not declared effective within 60 days, the residual amount will be increased by $5,000 per day.  Moreover, if we have an opportunity to accelerate the effectiveness of the registration statement but fail to do so, the residual amount will increase by $5,000 per day commencing the date the statement would have been declared effective.  The conversion rate will be the lesser of 50% of the lowest closing bid price for the previous 15 days or 100% of the lowest bid price for the  preceding 20 days.  If Dutchess does not elect to convert the debenture into common stock prior to maturity, it will automatically be converted into shares upon maturity.  Finally, Dutchess may increase the monthly payment amount to fulfill the repayment of the residual amount.  If we do not cooperate, Dutchess may elect to increase the face value of the Note by 2.5% per day, compounded daily.

We have further agreed that we will not enter into any additional financing agreements without Dutchess’ express written consent.  We may not file any registration statement which includes any of our common stock exceeding one million shares, including those on From S-8 exceeding 800,000 shares, until the Note is paid in full or Dutchess gives written consent.  Dutchess agrees to allow one registration statement on Form SB-2 not to exceed 25,000,000 shares as a shelf registration.  If we issue any shares to a third party while the Note is outstanding under terms Dutchess deems more favorable to the third party, Dutchess may elect to modify the terms to conform to the more favorable term or terms of the third party financing.   We have issued 250,000 shares of unregistered restricted common stock to Dutchess as an incentive for entering into the Note.

In June 2007, we entered into a representation and finder’s agreement to raise investment capital from potential Korean investment sources, including institutions and individual investors. The finder’s fee is set at 5% of capital raised and up to $10 million of capital raised. In addition, a warrant to purchase 1,000,000 shares of our common stock was granted, provided that for each $100,000 raised, 10,000 shares shall vest up to the maximum amount of 1,000,000 shares if the full $10 million of capital is raised.  To date, no funds have been raised pursuant to this agreement.

In June 2007, we entered into a consulting and finder’s agreement to coordinate and support potential Korean investment opportunities. We will pay a cash fee of 5% of the capital raised up to $10 million.  To date, no funds have been raised pursuant to this agreement.

We have also registered 20,000,000 shares of our common stock in January of 2006 for use in raising capital.  Through September 30, 2007, we have issued 19,835,872 of these shares.

In December 2007, we commenced a private placement of 20,000,000 shares of common stock in Germany pursuant to Regulation S under the Securities Act.   To date, we have not sold any of these shares.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported. Note 1 of Notes to Financial Statements describes the significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes.  These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations.

In preparing our financial statements to conform to accounting principles generally accepted in the United States, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. These estimates include useful lives for fixed assets for depreciation calculations and assumptions for valuing options and warrants. Actual results could differ from these estimates.

We consider that the following are critical accounting policies:

Research and Development Expenses

All research and development costs are expensed as incurred. The value of acquired in-process research and development is charged to expense on the date of acquisition. Research and development expenses include, but are not limited to, payroll and personnel expense, lab supplies, preclinical studies, raw materials to manufacture our solution, manufacturing costs, consulting, legal fees and research-related overhead. Accrued liabilities for raw materials to manufacture our solution, manufacturing costs and patent legal fees are included in accrued liabilities and included in research and development expenses.

Employee Stock Plans

On January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring us to recognize expense related to the fair value of its employee stock option awards.  We recognize the cost of all share-based awards on a graded vested basis over the vesting period of the award.

Prior to January 1, 2006, we accounted for our stock option plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.”  Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), using the modified-prospective-transition method.  Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions on SFAS No. 123(R). Results for prior periods have not been restated.

Determining the appropriate fair value model and calculating the fair value of stock-based awards at the date of grant requires judgment.  We use a modified Black-Scholes option pricing model to estimate the fair value of employee stock options under our stock option plans, consistent with the provisions of SFAS No. 123(R).  Option pricing models, including the modified Black-Scholes model, also require the use of input assumptions, including expected stock price volatility, expected life, expected dividend rate and expected risk-free rate of return.  Expected stock price volatility is based on the historical volatility of our common stock.  We use historical data to estimate option exercise and employee termination within the valuation model.  The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

We will continue to review our input assumptions and make changes as deemed appropriate depending on new information that becomes available.  Higher volatility and expected lives will result in a proportional increase to stock-based compensation determined at the date of grant.  The expected dividend rate and expected risk-free rate of return would not have as significant an effect on the calculation of fair value.

In addition, SFAS No. 123(R) requires us to develop an estimate of the number of stock-based awards which will be forfeited due to employee turnover.  Quarterly changes in the estimated forfeiture rate have an effect on reported stock-based compensation, as the effect of adjusting the rate for al expense amortization after April 1, 2006 is recognized in the period the forfeiture estimate is changed.  If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment will be made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the consolidated financial statements.  The effect of forfeiture adjustments in fiscal 2006 was insignificant.  The expense we recognize in future periods could also differ significantly from the current period and/or our forecasts due to adjustments in the assumed forfeiture rates.

BUSINESS

Company Overview

Human BioSystems was incorporated on February 26, 1998, in the State of California under the name "HyperBaric Systems."  In November of 2002, we changed our name to Human BioSystems. We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and issue preservation systems and methods for preserving blood platelets.

We have been successful in preserving blood platelets for ten days under refrigeration while maintaining cell structure and morphology, which has never been done before to our knowledge.  We had originally contemplated submitting our findings to the U.S. Food and Drug Administration ("FDA") in the first half of 2003; however, additional pre-human infusion tests were necessary to address certain aspects of our findings.  After satisfactorily resolving all issues raised by these findings, we resumed our human infusion tests in February 2005.   In addition, some delays have been encountered at the centers conducting the tests, as it was necessary for the centers to repeat our in-vitro (test tube) tests prior to proceeding to the actual human tests.  Internal approval for starting the pre-human infusion studies had to be secured, which is now in place.

We have completed in-vitro tests at two independent laboratories that specialize in platelet testing with results that we believe justify proceeding to human infusion (in-vivo) tests.  Additional approvals to commence human in-vivo studies will be required from the test center’s internal review board and from the FDA.  We are now in the process of obtaining such approvals and have submitted data to the FDA.  The FDA may require animal studies as a prerequisite to human testing, although we believe that previous studies by others show that there is no correlation between animals and humans in the case of platelet preservation.  We currently anticipate that the human infusion tests will be completed within four to six months after receiving a license from the FDA allowing us to proceed.

Our potential customers include blood banks, hospitals, clinics, and similar organizations.  We have no revenue from product sales or services to date. Our development efforts and operations have been funded through equity infusions from investors and loans from shareholders and institutions.

In August 2006, we also entered the alternative energy market through our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio”).  At that time, we intended that HBS Bio would identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.  However, we recently made the decision to refocus our efforts in the renewable energy market by concentrating on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities.

From time to time since 2003, we have experienced increased difficulty in raising outside capital.  We have pursued various alternatives for raising capital over the prior three fiscal years, including but not limited to transactions with Dutchess, Langley, Ben David and Ascendiant Capital.  (see “Management’s Discussion and Analysis or Plan of Operation – Liquidity and Capital Resources” above for detailed descriptions of all of these transactions).  To date, we continue to seek alternative sources of capital.

In addition to our attempts to raise outside capital, we have pursued opportunities to acquire existing products and businesses that currently produce, or have the potential to produce, revenue while our blood platelet preservation technology is awaiting commercialization.  For example, in 1998 we purchased the patents for a vaginal disease test product titled Phemtest, and in September 2003 we signed a binding letter of intent to acquire all rights to a cream product with potential skin healing and antibacterial properties.  There is no guarantee that we will be able to develop a marketable product based on either the test product or the cream.  Development of either product will require additional research and development as well as additional capital.  At this time, we do not have an estimate of the time or the amount of funds that would be required to produce and market either product.  We have decided for now to allocate our resources to the development of our preservation systems for donor organs and platelets, and to fund HBS Bio’s operations.

Our Platelet and Organ Preservation Business

The HBS System for Preservation of Platelets

Blood platelets are a component of whole blood that is responsible for the clotting process of blood and used by the body when a person has an open wound from injury or surgery. The majority of platelets, however, are required by cancer patients who have undergone chemotherapy treatments, a process that destroys platelets. In order to restore the platelets, continuous transfusions are given to patients until the body is able to restore normal platelet counts. It is therefore desirable to have platelets that circulate for more than a few hours after transfusion.  Current blood platelet storage practices used in blood banks promote bacteria growth and the quality degrades over time because platelets are stored at room temperature.  Using these practices, platelets can be preserved for only five days.

One test marker used to predict platelet survival after infusion is the morphology or the platelet shape.  Platelets that maintain their discoid shape are more likely to survive longer after transfusion than platelets that change their shape.  Historically, platelets stored at refrigerated temperatures for more than a few hours change their shape from discoid to spherical. It has been found that such platelets are removed from circulation by the body within hours after a transfusion and thus are not acceptable for cancer patients who have undergone chemotherapy.  Other test markers have been employed in in-vitro tests conducted in 2006 to further predict survival after transfusion.

We are developing a process whereby platelets are refrigerated at slightly above the freezing point of water and stored there until needed. Recent tests show that up to 68% of the starting population of platelets remains discs after 24 hours of refrigeration.

Using our Platelet Preservation System, blood platelet preservation is achieved by storing the platelets under refrigeration utilizing a proprietary process and solution to maintain cell function viability and morphology. The objective of our technology is to maintain high quality platelets for a longer period of time than is currently possible using conventional methods to decrease outdating and improve availability of product to a broad geographic area.

In July 2002, we received our first patent on the technology and methodology for preserving blood platelets.  We filed a provisional patent application in June 2001 to cover our improved platelet preservation methods.  In August 2003, we filed another patent application covering improved platelet preservation methods.  In May 2006, the U.S. Patent Office approved our patent for organ preservation entitled “Methods and Solutions for Storing Donor Organs”, U.S. Patent No. 7/029,839.  As of March 2007, the U.S. Patent Office has granted us five patents for our organ, cell and platelet preservation technologies.  We anticipate filing additional patent applications relating to platelet preservation in the future, as soon as we have the capital to do so.  We believe that these additional patent applications, if and when filed, should strengthen our competitive position in the platelet preservation marketplace.  We will also seek strategic alliances with companies that have the capability to provide technical and clinical expertise as well as financial and marketing expertise to leverage our current expertise in these areas.

We intend to continue the development of our Platelet Preservation System, a proprietary technology that extends the shelf life of blood platelets beyond the current five-day period. It is our goal to increase this time from five to seven or nine days and longer while preserving platelet quality and keeping bacterial growth to a minimum.  Although we believe that even longer platelet storage periods could be achieved using hydrostatic pressure to prevent platelets from freezing under sub-zero temperatures, we have decided to focus on the refrigeration of platelets because blood centers typically are limited in space and budget, and our market studies show that most platelets used commercially would be consumed within the limits of our refrigeration preservation technology.

The HBS System for Preservation of Organs

Although we believe that our basic approach used to store platelets could also be applied to the preservation of organs such as the kidney, heart and liver, we have developed a new approach to preserving donor organs independent of our platelet preservation technology.  We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities. In our most recent preliminary tests, we successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees centigrade for three months in our patent-pending HBS sub-zero solution.

In October 2005, we successfully completed the initial phase of our survival study of animals with transplanted kidneys using our HBS organ preservation solution, and were able to preserve a rat's kidney at negative 196 degrees centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures.  We believe that the extended shelf life should enable better matching of donor kidneys to recipients. In the third quarter of 2005, we purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade.  Recent survival studies on animals with kidneys stored in the HBS-AZ solution for 14 days showed an 83% survival rate versus 42% and 10% for the respective UW and HTK (European) solutions. Further recent studies using biochemical test markers have corroborated these studies.  In 2007, we intend to seek opportunities to license our organ preservation technology for storage at temperatures above zero degrees Centigrade and continue freezing experiments on organs and islet cells.

Our Alternative Energy Business

In 2006, we entered the renewable energy business through our wholly-owned subsidiary, HBS Bio.  At that time, we intended that HBS Bio would identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.  However, we recently made the decision to refocus our efforts in the renewable energy market by concentrating on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities.

We have assembled a highly qualified team with extensive experience in the design and construction of processing facilities and the agribusiness industry for the purpose of locating, constructing and operating United States-based energy facilities using cutting edge technologies with a risk-mitigated business model.  This model is intended to address and significantly mitigate one of the most severe environmental issues in California – emissions from dairy cow manure.  We also anticipate that it will greatly improve the economics of dairy farmers whose margins are prohibitively constrained by the cost of compliance with environmental requirements.  Our facility will also provide a strong solution for meeting governmental mandates for green energy production.

Strategy

Our strategy is first to raise capital to cover the initial cost of developing our first energy production facility.  We currently estimate that we will need to raise approximately $3,000,000 for this purpose.  Development costs include the securing of the appropriate site through an option or conditional sales contract, permits necessary to construct an energy facility, engineering drawings and the necessary conditions required by long term debt and equity funding sources to proceed with construction.  The development budget does not include construction of the energy production facility.  We currently estimate that our first production plant will cost in excess of $65 million.  There can be no assurance that the final cost of the facility will not be higher.

Operations and Facilities

Platelet and Organ Preservation

During the initial months following our incorporation, we recruited key members of the management and technical team, conducted market research and established our basic infrastructure and operating plan.

In August 1998, we established a branch office in Krasnoyarsk, Russia, where we conduct research and development for platelet preservation.   Krasnoyarsk was chosen to take advantage of the availability of low cost technical expertise and materials such as titanium, and also because two members of our team, Dr. Vladimir Serebrennikov, Director of Research and Mr. Leonid Babak, Branch Chief of Russian Operations, reside there.

The Russian government has placed no restrictions on our ability to operate our business, hire employees in Russia, and freely transport our assets from Russia to the U.S. without any assessment or payments to the Russian Federation. There are no material restrictions or regulations to which we are subject in Russia as a result of our activities there.  Conducting operations in Russia does not affect FDA approval or our proposed business activities in the United States, because no clinical trials are or will be conducted there.

When we enter the human infusion test phase in the United States, the priorities at our Russian branch may be shifted from research to supporting other lab operations and possibly to addressing other business opportunities where our presence in Russia would be considered an advantage.

While limited platelet experiments have been conducted under contract at the Sacramento Blood Foundation in California in prior years, we accelerated testing efforts in 2001 to validate the results obtained at our Russian facility.  In September 2002, Puget Sound Blood Center agreed to conduct human blood platelet research studies utilizing our platelet preservation technologies.  The preliminary studies leading to human infusion began in October of 2002, but were suspended in the fourth quarter of 2003 due to a funding shortfall.  We have made certain changes in our solution in order to prepare for human infusion, and resumed testing in February 2005.  In-vitro test results obtained in September 2005, as part of the human infusion studies, supported our earlier test results which we view as positive.  Test results obtained at a second independent laboratory in 2006 were consistent with results of the first study.  The next step requires the infusion of platelets into human test subjects, which may require an FDA license in addition to internal approvals.  See "Business – Research and Development" for more information.

Alternative Energy Business

We have assembled a team of industry professionals with strong track records in all strategic and tactical aspects such as facility location and logistics, plant construction and operations, raw material and energy procurement, and biofuel sales.

In February 2007, HBS Bio formed a joint venture with Visalia-based Dairy Development Group and Agrimass Enviro-Energy to build an energy park in the San Joaquin Valley of California.   Pursuant to this joint venture, the parties formed HBS BioEnergy DDG Corcoran, LLC (“HBS Corcoran”), a California limited liability company.  HBS Bio will provide all development capital for the energy park pursuant to an agreed-upon budget, while the other parties will provide all management and other services as well as technology required for the energy park

In April 2007, HBS Corcoran entered into an agreement for the purchase of approximately 922 acres of property in Tulare County, California for an aggregate purchase price of approximately $12 million.  HBS Corcoran is required to make deposits of up to $690,000 in escrow within 18 months from April 17, 2007.  During the nine months ended September 30, 2007, HBS Bio deposited an aggregate of $239,700 into escrow.   The deposits are nonrefundable except under certain conditions, are to be applied to the purchase price, and will constitute liquidated damages in the event of HBS Corcoran’s default under the purchase agreement. HBS Corcoran will have 18 months to review the suitability of the property for its planned uses. The balance of the purchase price must be deposited in escrow within 30 days after completion of the feasibility review or the end of the feasibility period, whichever occurs first.

There is no guarantee that we will be able to complete the purchase of any real property or the development of any of the proposed energy production facilities.  The acquisition of real property and the development of the facilities will require significant additional capital.  If we are able to complete one or more of the proposed facilities, there is no guarantee that the facility will be able to generate sufficient revenue to fund our research and development activities, or any revenue at all.

Research and Development

Platelet and Organ Preservation Business

We have developed a research and development strategy that considers the FDA and international approval processes and their impact on bringing a product to market.  Based on these constraints, we have developed a research and development plan that requires multiple developments being conducted at the same time.  During the nine months ended September 30, 2007, we spent $211,900 on research and development, compared to $115,100 for the comparable period in 2006.  In the year ended December 31, 2006, we spent $165,700 on research and development, compared to expenditures of $182,900 for the year ended December 31, 2005.  None of these costs were born directly by customers.

We have previously developed a three-phase strategy, with estimated time requirements for the research and development and market introduction of products, but have now compressed that into two phases.  The first phase starts with the creation of a platelet preservation product that will store platelets under refrigeration for seven to nine days using our proprietary solution by itself.   The second phase is the market introduction of our Platelet Preservation System utilizing our freezing technology being developed for the preservation of organs and cells now being tested at our Michigan research facility.    We are currently in the first phase of our strategy for platelets and the second phase for donor organs.   The anticipated time spent in this phase has been extended by our need for additional capital.  We are now proceeding with organ preservation research concurrently with platelet studies.

Governmental approval for human testing will be required for each of these phases of development.  Our plan is to obtain the necessary approvals for each phase.

Platelet Preservation - Refrigeration

Our platelet preservation plan starts with a platelet preservation product using our solution by itself.  We have been able to successfully store platelets for ten days at refrigerated temperatures, which is considered to be a major milestone in the cold storage of platelets.  Our technology has been validated by an independent test facility in the U.S., and we began the process leading to testing of human infusion in September 2002.  Currently the industry stores platelets at ambient temperature for a maximum of five days, an FDA-imposed limit due to historic bacterial infection of the platelets.   In July 2002, we entered into a development and supply contract with MMR Technologies of Mountain View, California, to build a computerized blood platelet cooling instrument.  In October 2002, we began preliminary tests of a prototype of this device, which is designed to cool the platelets prior to storage to help extend the shelf life of platelets for blood banks and hospitals.  The prototype unit was delivered to us in January 2003.  Preliminary tests were conducted, and required modifications to the systems have been noted.   We have subsequently determined that this unit may not be critical for platelet survival, and therefore have not conducted further testing or development.  We made the decision to use a standard cooling unit with customized fixtures that are appropriate for platelet bags.

Platelet Preservation - Sub-Zero Storage

This development is intended to result in longer storage times for platelets, combining the use of proprietary solutions, sub-zero temperatures and high pressure.  It is our goal to develop a storage method that will preserve the viability of platelets with little or no bacterial growth for a period greater than 13 days.  This will provide the medical community with a new and economical method for long-term platelet storage, thereby reducing the current loss of product.  The successful implementation of refrigerated platelets at nine days or beyond may eliminate the need for sub-zero stored platelets for most commercial blood banking applications.

Organ Preservation

This effort will incorporate storage of organs involving experiments with animal organs to demonstrate our ability to harvest, store and transplant organs that have been preserved at various temperatures ranging from plus 4 degrees Centigrade to sub-zero temperatures. The goal is to achieve a level of physical condition and viability of these organs that is equal to or superior to present storage methods and storage times.  In addition, we plan to develop a process that will reduce the need for anti-rejection drugs after transplantation.  The development process will include the development of proprietary solutions, cooling methods to protect organs from freezing at sub-zero storage temperatures.

Test Results

Non-clinical experiments and tests of platelet preservation and other research and development activities were conducted in Russia and Vicksburg, Michigan until the third quarter of 2003, when we developed a funding shortage.   We resumed testing in February 2005, and will continue to conduct experiments to find the optimal conditions of storage at refrigerated temperatures.  We have been able to achieve up to 24 hours of refrigerated storage of platelets with up to 68% retaining their original disc shape.  Up to 13% of the platelets remain discs after five days of storage.  Subsequent tests indicated very little disc loss after the first 24 hours of storage, where disc percentage remained essentially constant for 72 hours, which was the limit of these particular tests.  We subsequently demonstrated that platelets stored using our technology under refrigeration for ten days still remain functional, with a platelet survival rate of up to 78% and 20% maintaining full functionality.

Our most recent test efforts were directed toward the refinement of our platelet preservation technology before we commenced human studies and an application for approval from the FDA.  In October 2002, we began the preliminary studies leading to human infusion.  The preliminary studies were required to assure all steps in the process are compatible with human infusion, including sterility and safety.

We originally contemplated submission of our findings to the FDA in the first half of 2003; however, additional pre-human infusion tests were necessary to address certain aspects of our findings.  First, changes to our solution were required before commencing human infusion tests.  These changes included the need to sterilize our preservation solution using approved methods acceptable for human infusion, and the removal of suspended particulants from our preservation solution.  The sterilization issue has been resolved.  We were also successful in the removal of particulants from our preservation solution after procedures were implemented at another blood center in California used by us for such experiments.  We developed a new solution that appears to have improved results over past formulations without the need to clarify the solution for particulants.  We have also determined that the special cooling unit originally designed to facilitate the storage process at refrigerated temperatures may not be critical for platelet survival.  In addition, tests conducted in the United States during 2002 were not able to verify results obtained at our Russian research facilities.  In the first half of 2003, however, we were able to correlate the test results from our Russian research facilities with tests conducted by United States research facilities.

We believe that we have now satisfactorily resolved all issues raised by these findings, and resumed our human infusion tests in February 2005. In vitro-test results obtained in September 2005, as part of the human infusion studies, supported our earlier test results which we view as positive. In 2006, we completed the pre-human infusion tests at the second independent laboratory with consistent and encouraging results.  The next step requires the infusion of platelets into human test subjects, which may require an FDA license in addition to internal approvals. We are now in the process of obtaining such approvals and have submitted our test data to the FDA.    The FDA may require animal studies as a prerequisite to human testing, although we believe that previous studies by others show that there is no correlation between animals and humans in the case of platelet preservation.  We currently anticipate that the human infusion tests will be completed within four to six months after receiving a license from the FDA allowing us to proceed.

We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities. We successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees centigrade for three months in our patent-pending HBS sub-zero solution.  In October 2005, we successfully completed the initial phase of our survival study of animals with transplanted kidneys using our HBS organ preservation solution, and we were able to preserve a rat's kidney at negative 196 degrees Centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures. We believe that the extended shelf life should enable better matching of donor kidneys to recipients. In 2003, we suspended this animal testing pending receipt of funding; however, we recently resumed our organ preservation research and accelerated the number of animal organ preservation experiments as compared to the prior schedule. We also purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade. Recent survival studies on animals with kidneys stored in the HBS-AZ solution showed an 80% survival rate versus 10% for the HTK (European solution). Further recent studies using biochemical test markers have corroborated these studies.  We moved into our new research facility in March 2007 and have acquired more space and specialized equipment to conduct freezing tests on organs and islet cells.

Alternative Energy Business

We are currently researching production methodologies for our biowaste to energy production facility.  We currently anticipate, however, that we will use anaerobic digestion, thermal gasification and microbial/aeration liquid waste mitigation methods that will consume all of the manure daily and convert it into electricity, steam, hot water, organic fertilizer and ash.  This conversion process will produce approximately 20 MW of electricity, and through existing heat recovery technologies supply all of the steam and hot water requirements for all the manufacturing processes.

Product Development

Platelet and Organ Preservation Business

We have engaged Quintiles, Inc., an international regulatory consulting firm, to assist with planning and managing the regulatory approval process.  This firm specializes in the design and implementation of regulatory strategies, including experiment design and monitoring.  We have used their services from time to time, but thus far we have used Quintiles only on a limited basis, as we have not yet started clinical trials.  We anticipate that Quintiles' participation will increase as we meet with the FDA to proceed with clinical trials.

As an overall strategy, we intend to apply for approval for our products while limiting the system claims for our Platelet Preservation System and to progressively expand them as FDA and/or EU approval is granted for each succeeding claim.  Our intention is to apply for approval in the U.S., Western European countries and Japan as the primary markets for our platelet preservation product.  However, we believe that our first product sales efforts will be directed towards countries in South America, Mexico and other countries that have fewer regulatory restrictions than the U.S, so as to provide a shorter time to market.

Alternative Energy Business

HBS Bio is currently seeking financing to stage our first energy production facility.  Such staging includes securing the appropriate site through an option or conditional sales contract, permits necessary to construct an energy facility, engineering drawings and the necessary conditions required by long term debt and equity funding sources to proceed with construction.  The development budget does not include construction of the energy production facility.  We currently estimate that this will cost approximately $3 million per facility.  Once a project is properly staged, we believe that we will be able to obtain construction financing on a plant by plant basis.  We currently estimate that each plant will require approximately $65 million.

Distribution, Sales and Customers

Platelet and Organ Preservation Business

It is our intent to market our platelet preservation products to blood centers and hospitals through established medical specialty dealers and distributors or strategic partners who manufacture and market products to blood centers and hospitals. Similar strategies will be employed for other future preservation products.  As we are in the development stage of operations, we currently have no customers and dependency on particular customers cannot be anticipated at this time.

Alternative Energy Business

We intend to market the energy we produce to utility companies in major metropolitan and rural areas in the United States.   As we move closer to the production phase for our energy facilities, we will develop more detailed distribution and sales plans.

Sources and Availability of Raw Materials

Platelet and Organ Preservation Business

Since we are in the development stage, we have not yet begun to manufacture our products.  Our products, as manufactured, should not use any exotic or hard to find raw materials and we believe that suppliers can be identified.  We are constantly reviewing the materials used in the development process, with particular attention to availability and future cost.  We cannot currently anticipate what the availability of materials and suppliers will be at the time our products enter production.

Alternative Energy Business

As set forth above, our energy production facility will rely on cow manure and other animal waste to produce electricity.  We currently do not anticipate any significant difficulty in obtaining the raw material that we need.

Competition

Platelet and Organ Preservation Business

As a development stage company, we are entering a biological material preservation market that is presently addressed by large companies with extensive financial resources.  Those companies include DuPont and Baxter, among others.  Additionally, smaller companies with which we may compete include LifeCell Corporation for platelet preservation, Cerus Corporation for viral inactivation for platelets and other blood products and Cryo Life for preserving heart valves by cryo-preservation. We believe that these companies are active in research and development of biological material preservation; however, we do not know the current status of their development efforts. Most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

LifeCell Corporation has developed technology for preserving a variety of cell types including platelets and red blood cells, and is attempting to obtain FDA approval for extending the storage time of blood platelets using cryo- preservatives.  Cerus Corporation has developed a viral inactivation product for platelets that is intended to eliminate or reduce viral testing requirements.  To our knowledge, this product is no longer being pursued as a platelet product in the U.S.   These products if approved could have a material adverse impact on the market for extending platelet storage times using our technology.  We believe that most, if not all, of our competitors use toxic chemicals such as Dimethyl Sulfoxide (DMSO) to preserve platelets, and store organs and other biologic material.  It is our intent to achieve longer preservation of such material and provide higher quality material by using non-toxic solutions and by storing the biologic material at refrigerated temperatures for moderate storage times and below the freezing point of water, without destroying the cellular integrity of the material, for longer storage times.  We also believe that our approach will be inexpensive in comparison to alternative preservation methods because the toxic solutions used by our competition must be removed from the material before use in most cases.  The solution we use for platelet preservation is intended to be directly usable.

Solutions used for storing organs such as the HTK and UW have long been established in Europe and the U.S. Although we believe that our directly competitive solution, the HBS-AZ has shown better results using animals as test subjects, we cannot be assured of the same results in humans. However we have good initial success with our freezing technology, which has not been duplicated to our knowledge.

Alternative Energy Business

We will compete with other producers of electricity as well as a variety of other energy producers.  Most of these competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

Intellectual Property

Platelet and Organ Preservation Business

We consider our intellectual property to be a key cornerstone and asset of our business.  As such, the intellectual property, which consists of patents, patent applications, trade secrets, copyrights and know-how, will be both developed and protected.  We plan to gain wide protection for our intellectual property worldwide by patent and trademark filings in major foreign markets as well as the careful protection of trade secrets through contracts and procedures.

Prior to the formation of our company, Vladimir Serebrennikov, our Technical Director of Research and Development, conducted independent research over a ten-year period, involving research concerning the preservation of biologic material using high pressure.  After we were formed on February 26, 1998, the knowledge he gained was applied to the preservation of blood platelets, our primary market focus. New methods were developed in the container hardware design, processes and solutions for platelets, which continue to evolve as we continue our research and development efforts.

On June 1, 1998, we were assigned the entire worldwide right, title and interest in a preservation technology applicable to, but not limited to platelets (a blood component), red blood cells, heart valves, tissue and organs. This technology concerned all of the discoveries, concepts and ideas whether patentable or not, invented and developed by Messrs. Leonid Babak and Vladimir Serebrennikov.  The assignment was in exchange for our issuance of 877,500 shares of common stock to each of Messrs. Babak and Serebrennikov, valued at the time of issuance at $0.0025 per share.

Since this assignment, we have been performing further research and development on the technology assigned, and have filed two patent applications, as described elsewhere herein.  We anticipate filing additional patents on other aspects of the technology assigned by Messrs. Babak and Serebrennikov as additional inventions are reduced to practice.

A patent covering the hardware design of the container, preservation methodologies and processes was filed by us on October 31, 1998 followed by a continuation-in-part (CIP), which was filed in February of 1999 covering our solutions and other preservation methodologies.   We filed an international application with the Patent Cooperation Treaty based on our U.S. patent application, designating all countries and regions, on October 12, 1999. In addition, in June 2001, we filed a provisional patent entitled "Preservation of Blood Platelets at Cold Temperatures" to cover our improved platelet preservation methods.  In August 2003, we filed another patent application covering improved platelet preservation methods.  We believe that the patent and its extensions will protect the current core technology and provide us with a long-term competitive advantage in the market.

In July 2002, we received our first patent on the technology and methodology for preserving blood platelets.  This patent, U.S. 6,413,713, B1, is titled "Method for Preserving Blood Platelets".  We expect that additional patents will follow for organ preservation and other biologic material as such systems are developed.

We filed an international application with the Patent Cooperation Treaty based on our U.S. patent application, designating all countries and regions, on October 12, 1999. In addition, in June 2001, we filed a provisional patent entitled "Preservation of Blood Platelets at Cold Temperatures" to cover our improved platelet preservation methods.  In August 2003, we filed another patent application covering improved platelet preservation methods.  We believe that the patent and its extensions will protect the current core technology and provide us with a long-term competitive advantage in the market.

Although we believe that our methods for preserving platelets are patentable, there can be no assurance that we will be granted a patent beyond the one granted in July 2002. If additional patents are not granted, this could have a material adverse effect on our ability to compete with other companies that have much greater financial and technical resources than we currently possess.

As of December 2007, the U.S. Patent Office has granted us five patents for our organ, cell and platelet preservation technologies.

We purchased the patents for a vaginal disease test product titled Phemtest from Paul Okimoto, an officer and director, on September 1, 1998.  The patents "VAGINAL TESTING APPLICATOR AND METHOD", Patent Number 4,784,158, was issued November 15, 1988, and "BODY CAVITY SPECIMEN COLLECTING AND TESTING APPARATUS", Patent Number 4,945,921, was issued August 7, 1990.  Pursuant to the purchase agreement for the patents, we paid $1,375 to the law firm of Flehr, Hohbach, Test and Herbert as a patent maintenance fee to assure that the patents would remain in force.  We also agreed to pay Mr. Okimoto a royalty payment of 5% of gross sales of Phemtest for five years.  The first $16,000 in royalty payments, if any, are to be paid to a law firm to be designated by Mr. Okimoto, the next $75,000 in royalties are to be paid to Mr. Okimoto in shares of our common stock, valued at $2.00 per share, and the remaining royalties to be paid to Mr. Okimoto, are to be paid in cash.  To date, no royalties have been earned or paid for Phemtest.

Our product development efforts remain focused on our Platelet Preservation System. Therefore we intend to find a suitable licensee who is capable of completing the steps necessary to manufacture and market the Phemtest product.  To date, we have not located such a licensee, and there can be no assurance that a licensee will be obtained, or that we can negotiate a license on favorable terms.  FDA approval of the Phemtest product will also be required; we have not commenced the testing process required for such approval.  As of December 31, 2006, we have not signed any agreement with any potential licensee, as our focus remains on our core businesses of preserving blood platelets and organs and ethanol and biodiesel fuel development and production.

Government Regulation

Platelet and Organ Preservation Business

The FDA and the European Union ("EU") have regulations governing the marketability of medical solutions and equipment. We have not developed our products to the level where these approval processes can be started.

We believe that all of the products currently in development will require FDA approval prior to marketing.  Our initial products are at the prototype development stage and preclinical testing.  We intend to submit our initial Investigational New Drug Exemption ("IND") and Investigational Device Exemption ("IDE") as soon as sufficient preclinical data is obtained.  Both of the IND and IDE must be filed with the FDA prior to conducting clinical trials on human subjects. The successful completion of clinical trials is the final step toward receiving FDA approval of our product for marketing.

Our anticipated first product is a set of solutions and process to be used by blood centers to store platelets at refrigerated temperatures.  As such, we must obtain regulatory approval from the FDA to market the solutions and process.  In addition, if a device is required in the processing or storage of platelets, we must obtain regulatory approval from the FDA to market the device and the platelet product to be stored in our device.

We intend to pursue 510(k) approval from the FDA for our storage device, although there is a possibility that the FDA could determine that an application for a new device may be required.  A 510(k) submission will require a showing of "substantial equivalence" to one or more legally marketed devices.  Regulatory review of a 510(k) application should take a few months less than that for a new device application.  We believe that in either case the data required would be approximately the same preclinical and clinical data demonstrating safety and efficacy.

In order for us to receive FDA 510(k) approval, we believe that we will need to show that platelets stored utilizing our device are equivalent to platelets stored using currently approved methods.  We would do this by utilizing laboratory tests of platelet function and results of a clinical trial.  If we determine that we will pursue new claims for platelets stored using our device, more extensive clinical trials would be necessary.  We do not expect to pursue new claims initially, even if we believe that some may be supported by our research.

We currently do not have an estimate of when we will file our initial IND/IDE. The filing date will depend on when we obtain the required approval to conduct our pre-clinical human studies, and whether such studies are successful. Depending on the outcome of clinical trials and the claims submitted for approval, we believe that it could take as long as two to four years to obtain needed data, submit requests for marketing approval, and obtain regulatory approval or denial.

Russian regulations governing patents and procedures for ownership of patents are similar to those in the U.S., as they state that any patentable products or ideas developed through the branch personnel will be our property as long as an agreement with employees and outside sub-contract personnel stipulates that such inventions shall be assigned to us. This is similar to U.S. law. It is our practice to require that all personnel and outside contractors sign such an agreement.

The assignment of products developed or patents granted prior to any payment by us for the development of a product would require approval by the Russian government. Even though Mr. Serebrennikov holds some patents individually which could relate to our technology, we have elected not to purchase these existing patents because they have become public domain outside of Russia, and because we do not feel that they are important to our business.

As an approved medical device, our storage product must be manufactured according to Quality Systems Regulations ("QSR") and Good Manufacturing Practices ("GMP").  We intend to be in compliance with these regulations during product development.  It is our plan to manufacture devices through contract manufacturers experienced in the FDA regulations and familiar with QSR requirements and whose facilities are in compliance with QSR.   We intend to audit all contract manufacturers to help assure proper compliance.  Components of our device are comprised of usual metals, plastics, and electronic parts and should generate no unusual disposal streams.

Alternative Energy Business

Our alternative energy business will be subject to extensive and frequently changing federal, state and local laws and regulations relating to the protection of the environment.  These laws, their underlying regulatory requirements and their enforcement, some of which are described below, will impact our proposed business operations by imposing restrictions on such proposed operations, requiring us to obtain and comply with permits and authorizations, causing us to incur liability for exceeding applicable permit limits or legal requirements and imposing specifications for the energy we plan to produce.

Other Product Development Efforts

In addition to our attempts to raise outside capital, we have pursued opportunities to acquire existing products and businesses that currently produce, or have the potential to produce, revenue.  In September 2003 we signed a binding letter of intent to acquire all rights in a cream product with potential skin healing and antibacterial properties.  The purpose of the acquisition is to develop a product to generate revenues while our blood platelet preservation technology is undergoing human infusion tests.  During 2004, using minimal funding, we were able to reformulate the cream for better appearance and use.  We then tested the reformulated cream for safety at an independent laboratory, and received positive results.  We are now seeking a business partner to produce and market the cream.  There is no guarantee that we will be able to develop a marketable product based on the cream.  If we are able to develop a marketable product, it will require additional research and development as well as additional capital.  At this time, we do not have an estimate of the time or funding that will be required to produce and market such a product.

Employees

As of September 30, 2007, we had an aggregate of 12 employees and key consultants, of which four were engaged in research and development, eight in management, administration and finance and four in our Russian Branch.  Our employees are currently not represented by a collective bargaining agreement, and we believe that our relations with our employees are good.

Properties

We currently own no real property. Our principal address as reported herein is the residence of one of our employees.  We do not pay any rent for the use of our principal executive offices.  Although the real estate leasehold market in California is highly competitive, we believe that as we require facilities in California we will be able to find available facilities at a reasonable cost.

Our primary research and development effort, which has been conducted at our facility in Kransnoyark, Russia, has been transferred to the United States.  We currently continue to employ six people at that facility in Russia, including administration and support personnel.  We also have one employee and one consultant at our Michigan research facility, conducting organ preservation studies.   We signed a five year lease on a new facility in Michigan in the last quarter of 2006, and moved into the new space in March 2007, to accommodate needed equipment to conduct islet cell and organ freezing studies.  The monthly rent on this facility is $1,100.

Legal Proceedings

On December 10, 2001, we filed a complaint entitled HyperBaric v. John A. Mattera, in the United States District Court, Northern Division, Case No. C01-21142.   This is an action against John A. Mattera ("Mattera") for breach of contract; breach of the implied covenant of good faith and fair dealing; fraud; securities fraud; and constructive trust in connection with a stock purchase agreement that we entered into with Mattera in Apri2001.  Pursuant to the agreement, Mattera was to wire transfer the sum of $104,000 within 72 hours of receipt of 400,000 free trading shares of our stock to be deposited with a clearing agent designated by Mattera.   Mattera failed to pay and refused to pay for the shares of stock; however, the shares were cleared and released to Mattera by the clearing agent without confirmation that payment had been received by us.  Thereafter, the transfer agent refused to cancel the transfer or return the shares without a court order.  We are seeking damages; interest allowable by law; rescission of the agreement and return of the shares; attorneys' fees and costs incurred for the suit; punitive damages; and a preliminary injunction preventing the transferring of the shares and/or disposal of the proceeds until termination of the litigation.   The complaint was served on Mattera in Florida on December 28, 2001, but to date no response has been filed.  A judgment was entered against Mattera in the amount of $117,447.28 on November 15, 2002, and we are attempting to execute on this judgment; however, there can be no assurance that we will be able to recover any of this amount.

On August 7, 2002, the United States Attorney for the Eastern District of New York and the Securities and Exchange Commission announced that they were bringing securities fraud charges against Harry Masuda, our Chief Executive Officer, for allegedly paying an unregistered broker an undisclosed commission in a September 1999 and February 2000 private placement.  The allegations generally charge Mr. Masuda with the failure to adequately disclose to investors in this private placement a commission agreement with Larry Bryant, an unlicensed broker-dealer. Remedies sought in these proceedings include criminal penalties and a bar from service as an officer or director of a publicly-traded company.  The SEC also brought fraud charges against us for the same transactions, and these charges are still pending.  In June 2000, we undertook a rescission offer to those shareholders who had purchased an aggregate of 427,300 shares of common stock and warrants in the private placements for aggregate proceeds of $640,950. Holders of 222,900 shares of common stock accepted the rescission offer. The other shareholders elected not to rescind their stock purchases. We paid an aggregate of approximately $300,000 in cash to rescinding shareholders, but could not afford to pay the balance of the rescission offer in cash. Instead, we issued promissory notes, with interest at the rate of 10% per annum, payable upon the earlier of (i) one year from the date of the note or (ii) our receipt of funding sufficient to permit repayment of the principal and interest on the notes.  In 2000 and 2001, holders of $67,500 in principal and interest in the above-referenced promissory notes elected to convert their notes to an aggregate of 206,700 shares of our common stock. The remainder of the rescinding holders was paid in full in cash prior to December 31, 2002.

As all of the shareholders electing to rescind have now been paid in full (whether in cash or in shares of common stock), we believe that the issues raised by the alleged failure to disclose have been fully resolved. Although we believe that the charges are unwarranted there can be no assurance that Mr. Masuda will be able to continue to serve as our Chief Executive Officer in the event that the Securities and Exchange Commission receives the remedies that it seeks. In January, 2005, the United States Government and Mr. Masuda entered into a deferred prosecution agreement which led to a dismissal of all charges against Mr. Masuda at the end of the 18-month deferred prosecution term, which ended in July 2006. The civil case against us has been stayed at the request of the U.S. Attorney pending completion of the deferred prosecution term.

We are not engaged in any other litigation, and we are unaware of any claims or complaints that could result in future litigation.  We will seek to minimize disputes with our customers and vendors, but realize the inevitability of legal action in today’s business environment as an unfortunate cost of conducting business.

MANAGEMENT

The following table sets forth the names and positions of our directors and executive officers and other key personnel as of November 30, 2007:

   Name

Age        Position

----------

----      --------------

 Harry Masuda

 63      Chief Executive Officer and a Director

 Dr. David Winter

 73       President

 Paul Okimoto

 72      Chairman of the Board, Secretary and Executive Vice President

 Dr. Luis Toledo

 63      Chief Medical Officer

 Dr. Larry McCleary

 57      Director

_______________________________

There is no family relationship between any of our directors and executive officers.

Each Director holds office until the next annual meeting of the shareholders or until his successor is elected and duly qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors.  The following sets forth biographical information concerning our directors, executive officers and key personnel for at least the past five years:

Harry Masuda has served since February 1998 as our Chief Executive Officer and a Director.  He also served as our President from February 1998 through August 2005.  Mr. Masuda is the former president of several high tech companies including Piiceon, Inc., a manufacturer of computer peripheral products for microcomputers. Mr. Masuda also founded HK Microwave; a manufacturer of high frequency phase locked oscillators used in cellular telephone base stations, later acquired by Dynatech Corporation. Mr. Masuda received his BSEE and MSEE from San Jose State University.  From October 1997 to February 1998, Mr. Masuda was a business consultant, and he served as President of International Web Exchange from July 1995 to October 1997.

David Winter, M.D. joined us in September 2005 as President. Dr. Winter has over 20 years' experience in the pharmaceutical industry. Since January 2004, he has served as CEO of TriMed Research, Inc., a joint venture of the University of Nebraska Medical Center, UNeMED Corporation and Tridelta Development, Ltd. formed to research and commercially develop therapeutic products related to TriMed's proprietary mammary gland protein. Since January 2002, he has also served as Medical Director of CTI, a contract research organization. From February 2001 to December 2003, he was President of Winter Consulting.  He served as President and Chief Operating Officer of SangStat Medical Corporation, a pharmaceutical company making drugs used in transplantation, from March 1995 to June 1998, and as President and Chief Executive Officer of Human Organ Sciences, Inc., a subsidiary of SangStat, from July 1998 to 2001.

Paul Okimoto joined us in February 1998 as Executive Vice President and a Director.  He became our Secretary in August of 2002.  Mr. Okimoto served as President of Sanhill Systems, a research and development company involved in the signal processing medical field, from 1991 to January 1998.

Luis Toledo, M.D., PhD. became our Chief Medical Officer in March 2000. Dr. Toledo is an internationally recognized authority on organ transplantation and preservation. He has authored 10 books on transplantation and related subjects, authored or co-authored 500 scientific publications, and contributed to chapters of 77 books. Dr. Toledo has held many medical staff positions including: Co- Chief, Transplantation and Director, Surgical Research at the Henry Ford Hospital and Chief, Transplantation and Director, Research at Mount Carmel Mercy Hospital. He is also currently the Director of Research at the Borgess Medical Center and is Director of the Michigan Transplant Institute. He also serves as Professor of Surgery and Director, Experimental Research Program at Michigan State University.

Larry McCleary, M.D. joined us in September 2005 as a Director.  Dr. McCleary filled the vacancy created by the resignation of George Tsukuda.  Dr. McCleary has spent the last seven years serving as Director of Human Research for Advanced Metabolic Research Group, LLC, headquartered in Henderson, Nevada.  Dr. McCleary served on our Advisory Board from 2002 until his appointment to our Board of Directors.

Committees of the Board of Directors

We do not currently have an Audit Committee, Compensation Committee or any other committee of the Board of Directors.  The responsibilities of these Committees are fulfilled by our Board of Directors.  In addition, we do not currently have an "audit committee financial expert" as such term is defined in the Securities Act, as our financial constraints have made it extremely difficult to attract and retain qualified outside Board members.  We hope to add qualified independent members of our Board of Directors later in 2007, depending upon our ability to reach and maintain financial stability.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and Directors, and persons who own more than ten percent of a class of our capital stock, to file reports of ownership and changes in their ownership with the Securities and Exchange Commission.  These persons are required to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms received by us, we believe that during the year ended December 31, 2006, Mr. Larry McCleary did not timely file certain Forms 4 (such Forms were subsequently filed).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Overall Objectives

We believe that the compensation program for our Chief Executive Officer, Chief Medical Officer and Chairman of the Board (collectively, the “Named Executive Officers”), should be designed to reward the achievement of specific annual, long-term and strategic goals, and should align executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  The compensation program should also be sufficient to attract and retain highly qualified leaders who can create value for us, as well as provide meaningful incentives for superior performance.

Setting Executive Compensation

Due to the unique nature of each Named Executive Officer’s duties, our criteria for assessing executive performance and determining the compensation in any given year are inherently subjective and are not based upon specific formulas or weighting of factors.  We also use companies in similar industries as benchmarks when initially establishing Named Executive Officers’ compensation.  However, we are a development stage company, and has limited operating history and no revenue to date.  As a result, our compensation plan necessarily reflects our limitations in this respect.

Discussion of Specific Compensation Elements

Base Salary:  We determine the base salaries for all Named Executive Officers by reviewing company and individual performance, the value each Named Executive Officer brings to us, and general labor market conditions.  The base salary for each Named Executive Officer is determined on a subjective basis after consideration of these factors and is not based on target percentiles or other formal criteria.  The base salaries of Named Executive Officers are reviewed on an annual basis, and any annual increase is the result of an evaluation of our performance and of the individual Named Executive Officer’s performance for the period.  An increase or decrease in base pay may also result from a promotion or other significant change in a Named Executive Officer’s responsibilities during the year.

Performance-Based Incentive Compensation:   We do not have a performance-based incentive compensation program at this time.

Long-Term Incentive Compensation:  We provide long-term incentive compensation through awards of stock options, restricted stock, and/or stock awards.  Our equity compensation program is intended to align the interests of the Named Executive Officers with those of our shareholders by creating an incentive for our officers to maximize shareholder value.  The equity compensation program also is designed to encourage officers to remain employed with us despite a competitive labor market, and the fact that we are a development stage company and have a limited operating history and no revenue to date, and may not necessarily be able to sustain a market rate base salary.  Stock options, stock grants, warrants and other incentives are based on combination of factors including the need and urgency for such an executive, the experience level of the executive and the balance of such incentives with a lower than market base salary or fees that is paid in cash. Employees and consultants are granted such incentives from time to time to maintain their continuing services, sometimes without increases in salaries or fees.  Stock options are granted through the Amended and Restated Human BioSystems 2001 Stock Option Plan.

Deferred Compensation Benefits:  We do not have a deferred compensation program at this time.

Retirement Benefits:  We do not have a 401(k) plan or other retirement program at this time.

Executive Perquisites and Generally Available Benefits:  We have no executive perquisite program at this time.

Tax and Accounting Implications

We review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals.  We believe that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes.

Role of Executive Officers in Compensation Decisions

Decisions as to the compensation of our executive officers are made by the Board of Directors.  The executive officers who are also Board members participate in the discussion and determination of their compensation.

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned, in all capacities, during the fiscal years ended December 31, 2007 and 2006 by our (i) Chief Executive Officer and (ii) executive officers, other than the Chief Executive Officer, whose salaries for the 2007 fiscal year as determined by Regulation S-B, Item 402, exceeded $100,000 (the individuals falling within categories (i) and (ii) are collectively referred to as the “Named Executive Officers”).

Summary Compensation Table
Annual Compensation
	Year	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	Other	Total
H. Masuda, Chief Executive Officer	2007	$105,000		-	-	-	-	-	$2,400(1)	$107,400
	2006	$241,587	(2)	-	-	-	-	-	$3,100(3)	$244,687

(1)  Represents corporate office allowance of $200 per month for use of home and facilities for Company business.

(2)  Includes accrued but unpaid salary of $52,500 for fiscal year 2005 and paid vacation of $9,087.

(3)  Represents corporate office allowance of $200 per month as set forth in Note 1 above. Includes $900 accrued but unpaid for fiscal year 2005.

Employment Agreements; Termination of Employment and Change of Control Arrangements

In March 2000, we entered into an employment agreement with Dr. Luis Toledo, employing him as our Chief Medical Officer for a minimum term of one year.  The agreement provides for a base salary of $6,000 per month, which may be adjusted based on our ability to raise defined amounts of capital. In addition, we granted to Dr. Toledo an option to purchase 75,000 shares of our common stock at an exercise price of $1.50 per share, and continued in effect options granted pursuant to a consulting agreement that we entered into in May 1998 with Dr. Toledo.  In June 2001, we granted Dr. Toledo options to purchase 75,000 shares of common stock at an exercise price of $0.28 per share.  In January 2002, we granted Dr. Toledo options to purchase 75,000 shares of common stock at an exercise price of $0.54 per share, and in February 2004, we granted Dr. Toledo options to purchase 150,000 shares of common stock at an exercise price of $0.11 per share.  This option vested with respect to 30% of the shares on the date of grant; an additional 30% one year after the date of grant, and the remainder will vest two years from the date of grant.  We entered into a new employment agreement with Dr. Toledo effective April 1, 2005, providing for a base salary of $10,000 per month (subject to adjustment based on our financial situation and performance).  On March 15, 2005, we granted Dr. Toledo options to purchase an additional 150,000 shares of common stock at an exercise price of $0.11 per share.  This option vested with respect to 30% of the shares on the date of grant; an additional 30% will vest one year after the date of grant, and the remainder will vest on two years from the date of grant.

In September 2006, we and our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio), entered into an Asset Purchase Agreement with EXL III Group Corporation (“EXL”), a corporation controlled by Claude Luster III, the President of HBS Bio.  EXL agreed to sell certain assets, including options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.  In consideration for the options, HBS Bio issued fifty thousand (50,000) shares of the Company’s common stock to EXL, which were placed in escrow in October 2006, and reimbursed EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects.

We, with HBS Bio, also entered into a Consulting Services Agreement with EXL.  That agreement provides that EXL will supervise, manage, and coordinate the development, construction, and operation of up to three ethanol facilities.  It further provided that Mr. Luster would act as President of HBS Bio.  The term of the agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.

In consideration for its consulting services, EXL will receive an annual consulting fee of $199,000.  Upon the funding of the first ethanol facility, the annual consulting fee will increase to $224,000.  The consulting fee will increase again to $324,000 upon the funding of the second ethanol facility, and to $424,000 in the event a third ethanol facility is funded.

EXL will also be entitled to 3,450,000 shares of our common stock, which was placed in escrow in October 2006.  The Escrow Agreement provides that 1,000,000 shares of our common stock will be released to EXL upon the execution of certain agreements necessary for the development of the first ethanol facility, the submission of preliminary environmental and land use permits for the first ethanol facility, and the assignment and conveyance of the option to purchase the second facility.  An additional 1,000,000 shares will be released to EXL upon the acquisition of certain permits for the first facility and the execution of certain agreements necessary for development of the first facility, as well as the submission of preliminary environmental and land use permits for the second facility.  The 1,450,000 remaining shares will be released to EXL when a funding commitment for the first facility is obtained.  In the event funding for the first facility is not obtained within four months from the date on which the funding commitment is received, any shares still in escrow will be dispersed to HBS Bio and any shares previously released to EXL will be returned to HBS Bio.

On August 29, 2005, we entered into an Executive Consulting Agreement with Dr. David Winter.  Pursuant to the agreement, Dr. Winter will serve as our President.  In that capacity, he will oversee our platelet and organ development programs and supervise negotiations with potential alliance partners.  In consideration of these services, Dr. Winter will receive a monthly retainer of $3,000.  He will also receive options to purchase 96,000 shares of our common stock, at an exercise price of $0.73 per share. The options will vest over a 12- month period, at the rate of 8,000 shares per month.  During the term of the Agreement, Dr. Winter will also be eligible to receive a performance bonus in the maximum amount of 100,000 shares of our common stock, upon reaching certain performance targets established by our Board of Directors.  Either party may terminate the agreement prior to the end of the term with 30 days prior written notice.

In December 1, 2006, Dr. Winter joined the Company as an employee with a monthly compensation of $10,000 and a stock option to purchase 150,000 shares at $0.10 per share. The option vests as to 30% immediately, another 30% after one year and the balance of 40% after the second year from the date of the option.

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information on outstanding equity awards during the year ended December 31, 2007 to the Named Executive Officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
H. Masuda, Chief Executive Officer	-	-	-	-	-

Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Masuda, Chief Executive Officer	-	-	-	-

Director Compensation

The following table sets forth information regarding compensation of the Company’s directors for the year ended December 31, 2007:

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Masuda	-	-	-	-	-	-	-
P. Okimoto	-	-	-	-	-	-	-
L. Toledo	-	-	-	-	-	-	-
L. McCleary	-	$10,000	-	-	-	-	-

Directors who are also our employees receive no additional cash compensation for serving on the Board.  We have issued stock options to our Board members in the past, and will continue to do so for the foreseeable future.  We reimburse non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors.

Limitation of Liability and Indemnification

Our Articles of Incorporation and By-laws provide for indemnification of our officers and directors to the fullest extent permissible under California law. Additionally, we have entered into indemnification agreements with each of our officers and Directors, and therefore purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.  These agreements provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

We have directors' and officers' liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers.

To the extent provisions of our Articles of Incorporation provide for indemnification of directors for liabilities arising under the Securities Act of 1933 or the Securities Exchange Act of 1934, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy and therefore are unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following describes transactions, in addition to the employment and consulting agreements described above, to which we were or are a party and in which any of our directors, officers, or significant shareholders, or members of the immediate family of any of the foregoing persons, had or has a direct or indirect material interest.

We purchased the patents for a disposable vaginal disease test product titled Phemtest from Paul Okimoto, an officer and director, on September 1, 1998.  The patent "VAGINAL TESTING APPLICATOR AND METHOD", Patent Number 4,784,158, was issued November 15, 1988, and the patent "BODY CAVITY SPECIMEN COLLECTING AND TESTING APPARATUS", Patent Number 4,945,921, was issued August 7, 1990.  Pursuant to the purchase agreement for the patents, we paid $1,375 to the law firm of Flehr, Hohbach, Test and Herbert as a patent maintenance fee to assure that the patents would remain in force.  We also agreed to pay Mr. Okimoto a royalty payment of 5% of gross sales of Phemtest for the next five years.  The first $16,000 in royalty payments are to be paid to a law firm to be designated by Mr. Okimoto, the next $75,000 in royalties are to be paid to Mr. Okimoto in shares of our common stock, valued at $2.00 per share, and the remaining royalties to be paid to Mr. Okimoto, if any, are to be paid in cash.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of November 30, 2007, by each person or group of affiliated persons who we know beneficially owned 5% or more of our common stock, each of our directors, and all of our directors and executive officers as a group.  All of the share numbers are calculated to include the effect of a one to four stock split, effective July 21, 1998.  Unless set forth to the contrary below, the address for all persons is c/o Human BioSystems, 1127 Harker Avenue, Palo Alto, CA 94301.

Unless otherwise indicated in the footnotes to the table, the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own.  The amount of shares owned by each shareholder in the following table was calculated pursuant to Rule 13d-3(d) of the Exchange Act.  Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed.  The total number of outstanding shares of common stock at November 30, 2007, was 124,096,629.

Name and Address of

             Number of Shares Owned             Percent of Shares

Principal Shareholders

                         Outstanding

-----------------------

                --------------------------           --------------------

Harry Masuda

 2,993,089 (1)

2.41%

Paul Okimoto

6115 Ralston Avenue

Richmond, CA  94805

 1,809,699 (2)

1.46%

Dr. David Winter

2510 Bridle Path Drive

Gilroy, CA  95020

 1,090,286 (3)

    *

Larry McCleary

418 Alpine Drive

Incline Village, NV 89451

 8,679,799 (4)

6.93%

Claude Luster, III

221 West Riverridge Ave.

Fresno, CA  93711

      50,000 (5)

   *

Meiswinkel Investment Group, L.P.

2060 Newcomb Avenue

San Francisco, CA 94124

 6,843,452

 5.51%

All Officers and Directors as

a Group (six persons)

                 14,622,873   (1) - (5)

11.64%

____________________________________

(1) Includes options to purchase 200,000 shares of common stock exercisable within 60 days of November 30, 2007.

(2) Includes options to purchase 110,000 shares of common stock exercisable within 60 days of November 30, 2007.  Includes an aggregate of 877,500 shares of common stock for which Mr. Okimoto acted as Trustee in receiving and forwarding such shares to YN Faarkaghyn Shiaght Lorne House Trust Limited, for the benefit of Mark Tameichi Okimoto, Michael Akira Okimoto, Eric Yoshiro Okimoto and Daryl Takashi Okimoto. The permanent Trustee is Ronald Buchanan of Lorne House Management Ltd.  Mr. Okimoto expressly disclaims beneficial ownership of said shares.

(3) Includes options to purchase 201,000 shares of common stock exercisable within 60 days of November 30, 2007.

(4) Includes options and warrants to purchase 980,000 shares of common stock exercisable within 60 days of November 30, 2007.

(5) Claude Luster, III, the President of HBS BioEnergy, the Company’s wholly-owned subsidiary, is the manager of EXL Group III Corporation (“EXL”).  The shares designated as beneficially owned by Mr. Luster represents 50,000 shares of common stock issued to EXL pursuant to the terms of that certain Asset Purchase Agreement by and among the Company, EXL and HBS BioEnergy, but excludes up to 3,450,000 shares of the Company’s common stock issuable to Mr. Luster upon the achievement of certain milestones set forth in that certain Consulting Services Agreement between the Company and EXL.

As indicated in the table above, our executive officers and directors beneficially own, in the aggregate, 14.23% of our outstanding common stock. As a result these shareholders may, as a practical matter, be able to influence all matters requiring shareholder approval including the election of directors, merger or consolidation and the sale of all or substantially all of our assets. This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

SELLING SHAREHOLDER

Based upon information available to us as of November 30, 2007, the following table sets forth the name of the selling shareholder, the number of shares of common stock owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding shares that the selling shareholder will own after the sale of the registered shares, assuming all of the shares are sold.  The information provided in the table and discussions below has been obtained from the selling shareholder.  The selling shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.  As used in this prospectus, “selling shareholder” includes donees, pledges, transferees or other successors in interest selling shares of our common stock received from the named selling shareholder as a gift, pledge, distribution or other non sale-related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

We previously entered into an Investment Agreement, effective June 28, 2004, with an affiliate of the selling shareholder to raise up to $5,000,000 through an equity line of credit.  We registered an aggregate of 38,000,000 shares of common stock under a registration statement on Form SB-2 for issuance and sale under that equity line of credit.  Pursuant to the Investment Agreement, the affiliate acquired 137,500 shares of our common stock in exchange for approximately $47,300 during January 2006, 607,500 shares for approximately $175,000 during March 2006, 110,100 shares for approximately $32,900 during April 2006, 31,000 shares for $4,900 during June 2006, 284,400 shares for $50,000 during July 2006, 878,500 shares for $145,300 during August 2006, 188,000 shares for $25,000 during September 2006, 246,400 shares for $31,000 during October 2006, 388,800 shares for $42,000 during November 2006, and 1,007,800 shares for approximately $90,300 during December 2006.

In November 2006, we entered into a loan transaction with the above-referenced affiliate, and issued to such affiliate a Promissory Note (the “First Note”) with a face value of $1,200,000, with net proceeds to us from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278%.  The First Note matures on August 31, 2007.  Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from puts issued by us as collateral.  Thirty such puts were issued and are to be used only in the case of a default under the terms of the loan agreement.  If the First Note’s face value is not paid off by maturity, we will be required to pay an additional 10% on the face value of the First Note, plus 2.5% per month, compounded daily, until the First Note is paid off.  We may be required to pay penalties if certain obligations under the First Note are not met.  If we raise financing of more than $2,000,000, the affiliate may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the First Note.  We issued 500,000 Holder Shares, which will carry piggyback registration rights in the next registration statement that we file.  We will be required to issue an additional 500,000 shares each time an eligible registration statement is filed and the Holder Shares are not included.

In May 2007, we entered into a loan transaction with the selling shareholder and issued a Promissory Note (the “Second Note”) with a face value of $462,000.  The net proceeds from the transaction, approximately $385,000, will be used for general working capital.  The Second Note matures on April 15, 2008.  Repayment of the Second Note will be made monthly in the amount of (i) 100% of any proceeds raised over $120,000 per month from puts made pursuant to the Investment Agreement or (ii) $51,333.00, whichever is greater.  The payment shall be made on the 15th of each month or upon immediately available funds exceeding the threshold amount of proceeds raised from puts.  If we raise financing of more than $2,000,000, the selling shareholder may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the Second Note.   If the Second Note is not paid in full by the maturity date, the face value of the Second Note will be increased by 10% as an initial penalty, and we will pay an additional 2.5% per month on the face value, compounded daily, until paid in full.   Upon each and every event of default (as defined in the Second Note), the selling shareholder may elect to execute the puts in an amount that will repay it and fully enforce its rights under the Investment Agreement.  The selling shareholder may also increase the face value of the Second Note by 10% and an additional 2.5% per month, compounded daily until the default is cured or the Second Note is paid in full.  The selling shareholder may also elect to stop any further funding of us (excluding the Equity Line of Credit), or may switch any residual amount of the face value of the Second Note not paid at maturity into a three-year convertible debenture.  If the selling shareholder so chooses, we have 10 days to file a registration statement for the shares issuable upon conversion of the convertible debenture equal to 300% of the residual amount, plus interest and liquidated damages.  If we do not file the registration statement within 10 days, or the registration statement is not declared effective within 60 days, the residual amount will be increased by $5,000 per day.  Moreover, if we have an opportunity to accelerate the effectiveness of the registration statement but fails to do so, the residual amount will increase by $5,000 per day commencing the date the statement would have been declared effective.  The conversion rate will be the lesser of 50% of the lowest closing bid price for the previous 15 days or 100% of the lowest bid price for the preceding 20 days.  If the selling shareholder does not elect to convert the debenture into common stock prior to maturity, it will automatically be converted into shares upon maturity.  Finally, the selling shareholder may increase the monthly payment amount to fulfill the repayment of the residual amount.  If we do not cooperate, the selling shareholder may elect to increase the face value of the Note by 2.5% per day, compounded daily.

The Second Note also provides that we will not enter into any additional financing agreements without the selling shareholder’s express written consent.  We also may not file any registration statement which includes any of our common stock exceeding one million shares, including those on Form S-8 exceeding 800,000 shares, until the Second Note is paid in full or the selling shareholder gives written consent (the selling shareholder has agreed to allow one registration statement on Form SB-2 not to exceed 25,000,000 shares as a shelf registration).  If we issue any shares to a third party while the Second Note is outstanding under terms the selling shareholder deems more favorable to the third party, the selling shareholder may elect to modify the terms to conform to the more favorable term or terms of the third party financing.   We have issued to the selling shareholder 250,000 shares of unregistered restricted common stock as an incentive for entering into the Second Note, and have paid closing costs and related expenses of $35,000 associated with the transaction.

Except as described above, to our knowledge, the selling shareholder has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

Beneficial Ownership of Common Shares Prior to this Offering			Number of Shares to be Sold Under this Prospectus	Beneficial Ownership of Common Shares after this Offering
Selling Shareholder	Number of Shares	Percent of Class		Number of Shares (1)	Percent of Class
Dutchess Private Equities Fund, Ltd. (2)	-	-	16,917,464 (3)	-	-

(1) These numbers assume the selling shareholder sells all of its shares prior to the completion of the offering.

(2) Dutchess is a Cayman Island exempted corporation.  Michael Novielli and Douglas H. Leighton are directors of Dutchess with voting and investment power over the shares.

(3) The number of shares set forth in the table represents an estimate of the number of common shares to be offered by the selling shareholder.  We have assumed the sale of all of the common shares offered under this prospectus will be sold. However, as the selling shareholder can offer all, some or none of its common stock, no definitive estimate can be given as to the number of shares that the selling shareholder will offer or sell under this prospectus.

DESCRIPTION OF CAPITAL STOCK

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are descriptions of the material terms of our securities.  Our articles of incorporation and bylaws have been filed with the Securities and Exchange Commission as exhibits to this registration statement of which this prospectus forms a part.

Common Stock. Our authorized capital stock includes 300,000,000 shares of common stock, no par value per share. The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution or winding up of the affairs of the Company; (iii) do not have preemptive subscription or conversion rights and there are no redemption rights applicable thereto; and (iv) are entitled to cumulative voting on all matters which shareholders may vote on at all meetings of shareholders.  The holders of shares of our common stock have cumulative voting rights pursuant to the California General Corporation Law. Upon the effective election of cumulative voting by any shareholder, each shareholder entitled to vote at any election of directors may cumulate such shareholder votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder sees fit.

To date, we have not paid or declared any dividends and we have no intention of declaring or paying any dividends in the foreseeable future. If we decide to pay dividends, that decision will be made by our Board of Directors, which will likely consider, among other things, our earnings, our capital requirements and our financial condition, as well as other relevant factors.

Preferred Stock.  Our authorized capital stock also includes 10,000,000 shares of preferred stock.  Our board of directors has the authority to determine the rights, preferences and privileges of any series or class of preferred stock. At this time, we have no shares of preferred stock issued and outstanding, and we have no plans to issue any preferred stock at this time.

Transfer Agent and Registrar

We have engaged the services of First American Stock Transfer as our transfer agent and registrar.

SHARES ELIGIBLE FOR FUTURE SALE

On November 30, 2007, 124,096,629 shares of our common stock were outstanding, and 4,857,694 shares of common stock were subject to outstanding warrants and options granted under our Stock Option Plans and otherwise.  Of the outstanding shares, 105,713,997 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act.  All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k) or 701 promulgated under the Securities Act or another exemption from registration.

In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed one percent of the then outstanding shares of our common stock, subject to various restrictions.  In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above.  To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling shareholder to offer and sell up to an aggregate of 16,917,464 shares at such times and at such places as they choose.  The decision to sell any shares is within the sole discretion of the holder thereof.

The distribution of the common stock by a selling shareholder may be effected from time to time in one or more transactions.  Any of the common stock my be offered for sale, from time to time, by a selling shareholder, or by permitted transferees or successors of the selling shareholder, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise.  The common stock may be sold by one or more of the following:

•

On the OTCBB or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

•

Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

-Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

-Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

-Ordinary brokerage transactions.

-Transactions in which the broker solicits purchasers

•

Directly to one or more purchasers.

•

A combination of these methods.

Dutchess and any broker-dealers who act in connection with the sale of its shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

In connection with the distribution of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. A selling shareholder may also sell shares short and redeliver the shares to close out such short positions. A selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction. A selling shareholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling shareholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling shareholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the Commission from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, a selling shareholder  will not engage in any stabilization activity in connection with the Company's common stock, will furnish each broker or dealer engaged by a selling shareholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of the Company or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling shareholder. We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $11,000. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Hopkins & Carley, a Law Corporation, San Jose, California.

EXPERTS

The financial statements at December 31, 2006, and for the two years then ended, included in this prospectus have been audited by L.L. Bradford & Company, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2.  This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois  60661.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information on file at the public reference rooms.  You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.  We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal.  Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

INDEX TO FINANCIAL STATEMENTS

PART I - FINANCIAL INFORMATION                                                                                                  PAGE

Item 1.  Financial Statements

Condensed Consolidated Balance Sheet (Unaudited) -- as of September 30, 2007.........................................F-1

Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months and Nine Months Ended September 30, 2007 and 2006,

and the Period from February 26, 1998 (Inception) through September 30, 2007............................................F-2

Condensed Consolidated Statement of Stockholders' Deficit (Unaudited)

For the Nine Months Ended September 30, 2007...........................................................................................F-3

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2007 and 2006,

and the Period from February 26, 1998 (Inception) through September 30, 2007............................................F-4

Notes To Condensed Consolidated Financial Statements (Unaudited)..............................................................F-5-14

Report of Independent Registered Public Accounting Firm...............................................................................F-15

Consolidated Balance Sheet as of December 31, 2006....................................................................................F-16

Consolidated Statements of Operations for the years ended December 31, 2006 and 2005 and the period from February 26, 1998 (Inception) through December 31, 2006..............................................F-17

Consolidated Statement of Stockholders' Deficit for the years ended December 31, 2006 and 2005 and the period from February 26, 1998 (Inception) through December 31, 2006..............................................F-18

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005 and the period from February 26, 1998 (Inception) through December 31, 2006..............................................F-19

Notes to Consolidated Financial Statements.....................................................................................................F-20 - 43

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2007
(UNAUDITED)

ASSETS
Current assets
Cash	$ 3,900
Prepaid expenses	31,700
Total current assets	35,600

Fixed assets, net	110,900

Other assets
Loan fees	22,500
Deposit on land purchase	239,700

Total assets	$ 408,700

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$ 671,100
Accrued liabilities	191,200
Public relations payable	58,400
Due to stockholders	200,000
Note payable, net of discount	471,200
Total current liabilities	1,591,900

Long term liabilities
Due to stockholders	500,000
Note payable, net of discount	38,500

Total liabilities	2,130,400

Commitments and contingencies

Stockholders' deficit
Preferred stock; no par or stated value; 10,000,000 shares
authorized, no shares issued or outstanding	-
Common stock; no par or stated value; 300,000,000 shares authorized,
117,390,100 shares issued and 109,804,500 shares outstanding	24,374,900
Loan fees paid in common stock	(37,300)
Accumulated deficit during development stage	(26,059,300)
Total stockholders' deficit	(1,721,700)

Total liabilities and stockholders' deficit	$ 408,700
The accompanying notes are an integral part of these condensed financial statements

HUMAN BIOSYSTEMS (A DEVELOPMENT STAGE COMPANY) CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006	February 26, 1998 (Inception) Through September 30, 2007
Revenue	$ -	$ -	$ -	$ -	$ -

Operating expenses
General and administrative
Stock based compensation	6,800	52,900	27,900	105,500	4,375,600
Public relations	3,100	308,500	408,600	905,600	5,548,700
Other general and administrative expenses	271,000	382,200	908,000	1,008,100	8,647,600
Total general and administrative	280,900	743,600	1,344,500	2,019,200	18,571,900
Research and development	70,700	40,600	211,900	115,100	2,489,300
Ethanol development	131,200	-	902,900	-	1,112,900
Sales and marketing	-	-	-	-	820,800

Total operating expenses	482,800	784,200	2,459,300	2,134,300	22,994,900

Loss from operations	(482,800)	(784,200)	(2,459,300)	(2,134,300)	(22,994,900)

Other income (expense)
Loan fees	-	-	-	-	(750,000)
Bad debt related to other receivable	-	-	-	-	(502,300)
Loss on investment in marketable securities	-	-	(7,600)	-	(770,200)
Forgiveness of debt	-	3,200	100	9,800	105,600
Interest income	-	-	5,100	-	8,700
Interest expense	(126,100)	(7,900)	(379,000)	(19,900)	(1,147,400)

Loss before provision for income taxes	(608,900)	(788,900)	(2,840,700)	(2,144,400)	(26,050,500)

Provision for income taxes	800	1,600	800	1,600	8,800

Net loss	(609,700)	(790,500)	(2,841,500)	(2,146,000)	(26,059,300)

Other comprehensive income (loss), net of tax

Unrealized gain (loss) on investment in marketable securities	-	(10,500)	-	(13,700)	-
Total comprehensive loss	$ (609,700)	$ (801,000)	$ (2,841,500)	$ (2,159,700)	$ (26,059,300)
Basic and diluted loss per common share	$ (0.01)	$ (0.01)	$ (0.03)	$ (0.03)	$ (0.81)
Basic and diluted weighted average common shares outstanding	105,819,310	75,305,439	99,849,219	71,167,573	31,961,734

The accompanying notes are an integral part of these condensed financial statements

HUMAN BIOSYSTEMS (A DEVELOPMENT STAGE COMPANY) CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT (UNAUDITED)
	Common Stock Shares Amount		Loan Fees Paid in Common Stock	Investment in Marketable Securities	Accumulated Other Comprehensive Loss	Accumulated Deficit During Development Stage	Total Stockholders’ Deficit
Balance December 31, 2006	82,510,200	$22,807,200	$(52,000)	$ --	$ --	$ (23,217,800)	$(462,600)
Issuance of common stock for cash (net of offering costs of $631,600), weighted average price of $0.05	11,743,500	556,000	--	--	--	--	556,000
Issuance of common stock to Officers & Directors for cash at $0.05 per share	200,000	10,000	--	--	--	--	10,000
Issuance of common stock for cash related to Investment Agreement, weighted average price of $0.06	12,523,800	690,900	--	--	--	--	690,900
Issuance of common stock and warrants for services, weighted average price of $0.09	2,353,800	210,400	--	--	--	--	210,400
Issuance of common stock in satisfaction of accounts payable, weighted average price of $0.07	123,200	8,400	--	--	--	--	8,400
Issuance of warrants in satisfaction of accounts payable	--	9,100	--	--	--	--	9,100
Issuance of common stock for loan fees, weighted average price of $0.09	350,000	33,000	(33,000)	--	--	--	--
Issuance of warrants for loan fees	--	22,000	(22,000)	--	--	--	--
Stock based compensation related to granting of options	--	27,900	--	--	--	--	27,900
Current period amortization of loan fees paid in common stock	--	--	69,700	--	--	--	69,700
Comprehensive loss, net of tax	--	--	--	--	--	(2,841,500)	(2,841,500)
Balance September 30, 2007	109,804,500	$ 24,374,900	$ (37,300)	$ --	$ --	$ (26,059,300)	$ (1,721,700)
The accompanying notes are an integral part of these condensed financial statements

HUMAN BIOSYSTEMS (A DEVELOPMENT STAGE COMPANY) CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine months ended September 30, 2007	Nine months ended September 30, 2006	February 26, 1998 (Inception) Through September 30, 2007
Cash flows from operating activities:
Net loss	$(2,841,500)	$(2,146,000)	$(26,059,300)
Adjustments to reconcile net loss to net
Cash used by operating activities:
Stock based compensation	27,900	105,500	4,369,000
Public relations - paid or to be paid	268,800	847,600	5,350,900
Depreciation	12,900	2,200	29,800
Deemed interest expense	-	-	92,800
Interest expense paid in common stock	-	-	487,800
Amortization and accretion of loan fees and discounts	347,200	13,500	1,208,800
Loss on investment in marketable securities	7,600	-	776,800
Bad debt related to other receivables	-	-	502,300
Changes in operating assets and liabilities:
Change in prepaid expenses	38,000	59,900	87,400
Change in other assets	(35,000)	(3,100)	(103,800)
Change in accounts payable	447,000	46,600	817,900
Change in accrued liabilities	123,700	600	112,700
Change in other liabilities	-	-	226,100
Net cash used by operating activities	(1,603,400)	(1,073,200)	(12,100,800)

Cash flows from investing activities:
Proceeds from sale of investments	133,100	-	133,100
Purchase of fixed assets	(82,800)	-	(140,700)
Deposit on land purchase	(239,700)	-	(239,700)
Net cash used by investing activities	(189,400)	-	(247,300)

Cash flows from financing activities:
Change in due to stockholders	602,300	(64,400)	1,561,900
Proceeds from issuance of common stock	1,256,900	1,152,100	10,460,300
Proceeds from borrowing on notes payable	385,000	75,000	1,783,100
Principal payments on notes payable	(1,025,300)	-	(1,242,700)
Principal payments on note payable for D&O	(35,800)	(52,700)	(119,100)
Principal payments on stock subject to rescission	-	-	(41,500)
Change in other receivables	-	-	(50,000)
Net cash provided by financing activities	1,183,100	1,110,000	12,352,000

Net increase (decrease) in cash	(609,700)	36,800	3,900

Cash, beginning of period	613,600	41,600	-

Cash, end of period	$ 3,900	$ 78,400	$ 3,900

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ 8,000
Cash paid for interest	$ 300	$ -	$ 13,000

Schedule of non-cash financing activities:
Issuance of common stock in satisfaction of
accounts payable	$ 17,500	$ 15,800	$ 105,800

Issuance of common stock and warrants for loan fees	$ 55,000	$ -	$ 120,800

The accompanying notes are an integral part of these condensed financial statements

HUMAN BIOSYSTEMS

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

1. Basis of Presentation

Human BioSystems (hereinafter referred to as the "Company") is a development stage company incorporated on February 26, 1998 under the laws of the State of California under the name "HyperBaric Systems."  In November of 2002, we changed our name to Human BioSystems. The business purpose of the Company is to develop the technology for preservation of certain biologic material, including platelets (a blood component), red blood cells, heart valves, tissue and organs. The Company is in the tenth year of its research and development activities. The Company's goal is to develop the technology to extend and maintain functionality of these materials for much longer periods of time than is currently possible.

In August 2006, the Company also entered the renewable energy market through the formation of our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio”).  At that time, HBS Bio intended to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.  However, the Company recently made the decision to refocus its efforts in the renewable energy market by concentrating on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Company's Form 10-KSB for the year ended December 31, 2006.

The interim consolidated financial statements present the condensed balance sheet, statements of operations, stockholders' deficit and cash flows of Human BioSystems and its wholly owned subsidiary HBS Bio. All significant intercompany transactions and balances have been eliminated in consolidation.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position of the Company as of September 30, 2007 and the results of operations and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Stock Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring the Company to recognize expense related to the fair value of its employee stock option awards. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award. Total stock compensation expense recognized by the Company during the nine months ended September 30, 2007 and 2006 was $27,900 and $105,500, respectively.

The Company has estimated the fair value of its option awards granted after January 1, 2006 using a modified Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Modified Black-Scholes-Based Option Valuation Assumptions	2007	2006
Fair value of options granted during the period	$ -	$31,700
Expected term (in years)	-	3.2
Expected volatility	-	226%
Weighted average volatility	-	216%
Expected dividend yield	-	0.0%
Risk-free rate	-	4.71%

The following table summarizes the stock option transactions for the nine months ended September 30, 2007:

Stock Options	Shares	Weighted Average Price	Aggregate Intrinsic Value
Outstanding at January 1, 2007	1,484,000	$0.33	$6,200
Granted	-	-	-
Exercised	-	-	-
Expired	368,000	$0.46	-

Outstanding at September 30, 2007	1,116,000	$0.29	$6,200

Exercisable at September 30, 2007	937,000	$0.31	$6,200

The aggregate intrinsic value of options exercised during the nine months ended September 30, 2007 and 2006 was zero and $4,800, respectively.

3. Investment in Marketable Securities

On July 29, 2004, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with Langley Park Investments, PLC ("Langley"), a London Investment Company, to issue 7,000,000 shares of the Company's common stock to Langley in return for 512,665 shares of Langley. The Company issued the 7,000,000 shares during August 2004. Fifty percent of Langley shares issued to the Company under this agreement will be held in escrow for two years as a downside price protection against 7,000,000 shares issued to Langley. In the event of a decline in the market price of the Company's common stock at the end of two years, the Company will be required to sell to Langley the amount of Langley shares held in escrow equal to (i) the original number of Langley shares issued as consideration under the Purchase Agreement multiplied by (ii) the percentage decrease in the market price of the Company's common stock. The Company's shares are to be held by Langley for a period of at least two years. The Purchase Agreement became effective during October 2004 when Langley was approved for trading by the UK Listing Authority and Langley shares began trading.  The holding period expired in October 2006 and Langley transferred the shares from escrow. A finder’s fee of 25,600 shares, valued at approximately $6,600 was paid for this transfer. As of December 31, 2006, the Company had a balance of 487,000 Langley shares, which were sold January 30, 2007 for $140,700, for a net loss on investment of $7,600.

4. Fixed Assets

A summary of fixed assets as of September 30, 2007 is as follows:

Equipment	$130,900
Less: accumulated depreciation	20,000
Fixed assets, net	$110,900

5. Due to Stockholders

Stockholder payables consist of the following as of September 30, 2007:

Wages payable to stockholder employees	$194,100

Accrued interest on notes payable	5,900
Total current liabilities due to stockholders	200,000

Promissory note payable to stockholder and director of the Company, unsecured, bearing interest at 9.25% per annum, due March 21, 2009	500,000
Total	$700,000

In March 2007, the Company entered into a loan agreement with a director. The director agreed to loan the Company $500,000 for a term of two years from March 21, 2007, with a closing cost of $1,718 to be added into the first month’s interest payment. The loan is interest only for the term at 9.25%, with a balloon payment at the end of the term for the principle amount. The Company issued 100,000 shares of restricted common stock and 900,000 warrants valued at $30,000, to the lender, for loan fees. The $30,000 loan discount is being accreted; $7,500 of this discount was accreted during the nine months ended September 30, 2007.

6. Notes Payable

In March 2006, the Company entered into a loan agreement with an independent lender.  The lender agreed to loan the Company an amount based on 50% of the value of a portfolio of 500,000 shares of the Company’s common stock (approximately $75,000).  These shares are held as collateral only. The lender will receive a loan fee equal to five percent of the gross loan proceeds (approximately $3,700). The conversion feature related to the note payable was recorded as a discount of $75,000; $19,800 of this discount was accreted during the year ended December 31, 2006 and $18,700 was accreted during the nine months ended September 30, 2007. The agreement calls for quarterly interest payments at an annual rate of 4.99% of the loan amount, for a period of three years. At maturity, the Company has the option to pay off the loan balance and receive the same number of shares pledged, sell the pledged shares under certain conditions or renew the loan under certain conditions, or forfeit the shares and not repay the loan. On January 23, 2007, an additional 166,666 shares of stock were issued for collateral.

In November 2006, the Company entered into a finance agreement for payment of its D&O insurance.  The total amount financed was $53,700 at an annual percentage rate of 9.29%. The agreement calls for monthly payments of approximately $6,200 per month through July 2007. The balance payable as of September 30, 2007 was $0.

In November 2006, the Company entered into a loan transaction with Dutchess Private Equities, LP (“Dutchess”), and issued to Dutchess a Promissory Note (“Note”) with a face value of $1,200,000, with net proceeds to the Company from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278%. The Note matures on August 31, 2007. Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from Puts, issued by the Company as collateral. Thirty such Puts were issued and are to be used only in the case of a default under the terms of the loan agreement. If the Note’s face value is not paid off by maturity, the Company will be required to pay an additional 10% on the face value of the Note, plus 2.5% per month, compounded daily, until the Note is paid off. The Company may be required to pay penalties if certain obligations under the Note are not met.  If the Company raises financing of more than $2,000,000, Dutchess may require that the Company use the balance of any amount over $2,000,000 to pay any amounts due on the Note. The Company issued 500,000 Holder Shares, which will carry piggyback registration rights in the next registration statement. An additional 500,000 shares will be required each time an eligible registration statement is filed and the shares are not included. The $200,000 loan discount is being accreted: $40,000 of this discount was accreted during the year ended December 31, 2006 and $180,000 was accreted during the nine months ended September 30, 2007.

In May 2007, the Company entered into an additional loan transaction with Dutchess, and issued to Dutchess a Promissory Note (“Note”) with a face value of $462,000, with net proceeds to the Company from the transaction of $350,000 and an imputed annual rate of interest of 63.108%.  The Note matures on April 15, 2008. Repayment of the face value will be made monthly in an amount of the greater of 1) 100% of the proceeds raised from Puts given to Dutchess (as the “Investor” - see note 8) by the Company, exceeding $120,000 per month (“Threshold Amount”) or 2) $51,333 per month. The lender received a loan fee of $25,000, payable in restricted stock. The $112,000 loan discount is being accreted; $31,500 of this discount was accreted during the nine months ended September 30, 2007.

7. Common Stock

In January 2007, the Company issued 25,800 shares of restricted common stock and 25,800 shares of free trading common stock valued at $5,700 for services related to public relations.

In January 2007, the Company issued 500,000 shares of free trading common stock valued at $35,000 for services related to investor awareness.

In February 2007, the Company entered into an addendum to a consulting agreement with a consultant for the sale of common stock in Europe pursuant to a trustee arrangement.  The Company agreed to pay the consultant a commission equal to three percent of the proceeds from the sale of such shares. The Company issued 280,000 shares of free trading stock during the first quarter, which were valued at $30,900 and included in offering costs totaling $494,400.

In February 2007, the Company entered into an extension of an agreement signed in 2003 with the above-referenced consultant for services including the coordination of investor relations in Europe.  In consideration for such extension, the Company issued to the consultant an aggregate of 250,000 free trading shares of common stock valued at $30,000.

In February 2007, the Company issued 43,200 shares of restricted common stock and 43,100 shares of free trading common stock valued at $11,500 for services related to public relations.

In February 2007, the Company issued 9,600 shares of restricted common stock in satisfaction of accounts payable, valued at $1,200.

In March 2007, the Company issued 27,300 shares of restricted common stock and 27,400 shares of free trading common stock valued at $5,400 for services related to public relations.

In March 2007, the Company issued 50,000 shares of restricted common stock for $5,400 cash.

In the first quarter of 2007, the Company issued 5,396,300 shares of free trading common stock in Europe for $119,800 cash (net of offering costs totaling $494,400).

In April 2007, the Company issued 100,000 shares of restricted common stock and 900,000 warrants valued at $30,000 for loan fees (see note 5).

 In April 2007, the Company issued 1,025,000 shares of free trading common stock valued at $85,500 for services related to investor awareness.

In April 2007, the Company issued 11,000 shares of restricted common stock in satisfaction of accounts payable, valued at $1,100.

In April 2007, the Company issued 50,000 shares of restricted common stock valued at $4,000 and 50,000 warrants valued at $4,000 for services related to a HBS Bio project.

In April 2007, the Company issued 23,200 shares of restricted common stock and 23,300 shares of free trading common stock valued at $4,000 for services related to public relations.

In May 2007, the Company issued 7,500 shares of restricted common stock in satisfaction of accounts payable, valued at $700.

In May 2007, the Company issued 250,000 shares of restricted common stock valued at $25,000 for loan fees.

In May 2007, the Company issued 40,900 shares of restricted common stock and 40,800 shares of free trading common stock valued at $8,400 for services related to public relations.

In May 2007, the Company issued 72,000 shares of free trading common stock valued at $7,900 for consultant services including the coordination of investor relations in Europe.

In June 2007, the Company issued 12,700 shares of restricted common stock in satisfaction of accounts payable, valued at $1,300.

In June 2007, the Company issued 200,000 shares of restricted common stock to a director for services, valued at $10,000.

In June 2007, the Company issued 50,000 shares of restricted common stock for $2,300 cash.

In June 2007, the Company issued 23,200 shares of restricted common stock and 23,200 shares of free trading common stock valued at $3,500 for services related to public relations.

In June 2007, the Company issued 91,700 warrants in satisfaction of accounts payable, valued at $9,100.

In the second quarter of 2007, the Company issued 5,057,000 shares of free trading common stock in Europe for $390,600 cash (net of offering costs totaling $128,100).

In July 2007, the Company issued 22,000 shares of restricted common stock and 22,100 shares of free trading common stock valued at $3,100 for services related to public relations.

In July 2007, the Company issued 4,300 shares of restricted common stock in satisfaction of accounts payable, valued at $300.

In August 2007, the Company issued 444,400 shares of restricted common stock for $20,000 cash.

In August 2007, the Company issued 15,500 shares of restricted common stock and 15,500 shares of free trading common stock valued at $1,800 for services related to public relations.

In August 2007, the Company issued 68,900 shares of restricted common stock in satisfaction of accounts payable, valued at $3,400.

In September 2007, the Company issued 7,300 shares of restricted common stock and 7,200 shares of free trading common stock valued at $600 for services related to public relations.

In September 2007, the Company issued 9,300 shares of restricted common stock in satisfaction of accounts payable, valued at $500.

In the third quarter of 2007, the Company issued 465,700 shares of free trading common stock in Europe for $19,300 cash (net of offering costs totaling $9,100).

8. Investment Agreement

In June 2004, the Company entered into an Investment Agreement (the "Investment Agreement") with Dutchess Private Equities Fund II, LP ("Dutchess Fund") effective June 28, 2004. Pursuant to the terms of the Investment Agreement, the Company may offer, through a series of puts, and Dutchess Fund must purchase, up to 38,000,000 shares of the Company's common stock with an aggregate purchase price up to $5,000,000. The purchase price of the shares is equal to 95% of the lowest closing "best bid" price (the highest posted bid price) during the five trading days immediately following the date of put. The value that the Company will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of put multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000.  Pursuant to the Investment Agreement, Dutchess Fund acquired a total of 434,615 shares of the Company's common stock for approximately $297,500 during the year ended December 31, 2005, 3,880,000 shares for approximately $643,700 during the year ended December 31, 2006 and 1,041,100 shares of the Company's common stock in exchange for approximately $71,400 during January 2007, 292,000 shares for approximately $29,500 during February 2007, 190,700 shares for approximately $16,500 during March 2007, 2,408,300 shares for approximately $179,600 during April 2007, 1,178,300 shares for approximately $123,400 during May 2007 and 1,436,200 shares for approximately $80,400 during June 2007, 1,561,200 shares for approximately $74,700 during July 2007, 686,500 shares for approximately $26,800 during August 2007 and 1,654,700 shares for approximately $45,300 during September 2007.

Because the registration of the 38,000,000 shares reserved for the Investment Agreement expired in September 2007, the Company registered 20,000,000 shares of the Company’s common stock in July to allow continuation of the Investment Agreement with Dutchess. Dutchess acquired a total of 2,074,800 shares of the Company's common stock for approximately $43,200 during September 2007.

In June 2007, the Company entered into a representation and finder’s agreement to raise investment capital from potential Korean investment sources, including institutions and individual investors. The finder’s fee is set at 5% of capital raised and up to $10 million of capital raised. In addition, a warrant to purchase 1,000,000 shares of common stock of the Company is granted such that for each $100,000 raised, 10,000 shares shall vest up to the maximum amount of 1,000,000 shares if the full $10 million of capital is raised.

In June 2007, the Company entered into a consulting and finder’s agreement to coordinate and support potential Korean investment opportunities. The Company will pay a cash fee of 5% of the capital raised up to $10 million.

9. Ethanol Agreements

In September 2006, the Company and its wholly owned subsidiary, HBS BioEnergy (“HBS Bio), entered into an Asset Purchase Agreement with EXL III Group Corporation (“EXL”).  EXL agreed to sell certain assets, including options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.

In consideration for the options, HBS Bio issued fifty thousand (50,000) shares of the Company’s common stock to EXL, which were placed in escrow in October 2006, and reimbursed EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects.

The Company and HBS Bio also entered into a Consulting Services Agreement with EXL.  That agreement provides that EXL will supervise, manage, and coordinate the development, construction, and operation of up to three ethanol facilities.  The term of the agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.

In consideration for its consulting services, EXL will receive an annual consulting fee of $199,000.  Upon the funding of the first ethanol facility, the annual consulting fee will increase to $224,000.  The consulting fee will increase again to $324,000 upon the funding of the second ethanol facility, and to $424,000 in the event a third ethanol facility is funded.

EXL will also be entitled to 3,450,000 shares of the Company’s common stock, which was placed in escrow in October 2006.  The Escrow Agreement provides that 1,000,000 shares of HBS common stock will be released to EXL upon the execution of certain agreements necessary for the development of the first ethanol facility, the submission of preliminary environmental and land use permits for the first ethanol facility, and the assignment and conveyance of the option to purchase the second facility.  An additional 1,000,000 shares will be released to EXL upon the acquisition of certain permits for the first facility and the execution of certain agreements necessary for development of the first facility, as well as the submission of preliminary environmental and land use permits for the second facility.  The 1,450,000 remaining shares will be released to EXL when a funding commitment for the first facility is obtained.  In the event funding for the first facility is not obtained within four months from the date on which the funding commitment is received, any shares still in escrow will be dispersed to HBS Bio and any shares previously released to EXL will be returned to HBS Bio.

Under the Consulting Services Agreement, the facilities will be funded by the Company according to a schedule, with $300,000 due upon closing of the Asset Purchase Agreement and additional amounts upon completion of certain milestones thereafter.  The Company will contribute $150,000 upon completing the following milestones: (1) raw product supply agreement for the first plant; (2) environmental services agreement for the first plant; (3) risk management agreement for the first plant; and (4) distilled grain marketing agreement for the first plant.  The Company will contribute an additional $150,000 upon completing the following milestones: (1) ethanol off take agreement for the first plant; (2) preliminary engineering study for the first plant; (3) land use permit submittal for the first plant; (4) environmental permits submittal for the first plant; (5) financial advisory services agreement or letter of interest from financial entity; (6) land option agreement for the second plant; and (7) fuel supply agreement for the first plant.  The Company will contribute an additional $400,000 upon reaching the following milestones: (1) utility services agreement for the first plant; (2) Phase I engineering and environmental for the first plant; (3) raw product supply agreement for the second plant; (4) environmental services agreement for the second plant; (5) risk management agreement for the second plant; and (6) distilled grain marketing agreement for the second plant.  The Company will contribute an additional $450,000 upon reaching the following milestones: (1) EPC Agreement and Phase II engineering for the first plant; (2) fuel supply agreement for the second plant; (3) utility services agreement for the second plant; (4) ethanol off take agreement for the second plant; (5) environmental permits submittal for the second plant; (6) preliminary engineering study for the second plant; (7) land use permit submittal for the second plant; (8) Phase I engineering and environmental studies for the second plant; (9) long term equity commitment for first plant ; (10) long term debt commitment for the first plant; (11) issuance of authority to construct permits for the first plant; and (12) final funding documentation for the first plant.  Finally, the Company will contribute $400,000 upon completing the following milestones: (1) EPC Agreement and Phase II engineering for the second plant; (2) long term equity commitment for the second plant; (3) long term debt commitment for the second plant; (4) final environmental permits for the second plant; (5) authority to construct permits for the second plant; and (6) final funding documentation for the second plant.

In February 2007, HBS Bio formed a joint venture with Visalia-based Dairy Development Group and Agrimass Enviro-Energy to build an energy park in the San Joaquin Valley of California.   Pursuant to this joint venture, the parties have formed HBS BioEnergy DDG Corcoran, LLC (HBS Corcoran), a California limited liability company. HBS Bio will provide all development capital for the energy park pursuant to an agreed-upon budget, while the other parties will provide all management and other services as well as technology required for the energy park.

During April 2007, HBS Bio entered into a lease for approximately 90 acres of property in Morrow County, Oregon for a period of 20 years, with the option to renew the lease for 10 consecutive terms of five years each. HBS Bio paid $15,000 upon execution of the lease for a three month review period. HBS Bio extended the review period for an additional three months in July by the payment of an additional $15,000. The lease may be terminated at any time during the review periods. During the original 20 year term of the lease after the review periods the base rent will be $27,000 per month.

During April 2007, HBS Corcoran entered into an agreement for the purchase of approximately 922 acres of property in Tulare County, California for an aggregate purchase price of approximately $12 million. HBS Corcoran is required to make deposits of up to $690,000 in escrow within 18 months from April 17, 2007. The deposits are nonrefundable except under certain conditions, are to be applied to the purchase price, and will constitute liquidated damages in the event of HBS Corcoran’s default under the purchase agreement. HBS Corcoran will have 18 months to review the suitability of the property for its planned uses. The balance of the purchase price must be deposited in escrow within 30 days after completion of the feasibility review or the end of the feasibility period, whichever occurs first. An aggregate of $239,700 was deposited into escrow during the nine month period ended September 30, 2007.

During April 2007, HBS Bio entered into an agreement for consulting services relating to raising capital for HBS Bio. Under the agreement HBS Bio will pay the consultant a consulting/finder’s fee of 4% of the units of the venture funded as a result of the consultant’s efforts and $500,000 with regard to the first $20 million or pro-rata amount thereof invested or loaned by a party introduced by the consultant and the lesser of 2.5% or $100,000 with regard to each subsequent $10 million invested or loaned by a party introduced by the consultant.

During May 2007, HBS Bio entered into ethanol merchandising, corn procurement and consulting services, and distiller’s grains marketing and consulting services agreements for the proposed California and Oregon ethanol facilities.

During May 2007, HBS Bio entered into a letter of intent to set out the remaining terms and move toward a formal process technology and equipment agreement to facilitate the production of a 100 million gallon facility for the proposed Oregon ethanol facility. A deposit payment of $250,000 was to be placed into escrow within seven days of the execution of the letter of intent. As of September 30, 2007, the deposit has not been paid pursuant to further discussions to finalize the agreement.

 In April 2007, the Company entered into an agreement to render consultant services, including the providing of financial and business contacts in Korea. The Company granted 50,000 shares of restricted common stock, valued at $4,000, as compensation under this agreement. The agreement was amended in June 2007 to include additional services for which a warrant to purchase 1,000,000 shares of common stock of the Company was granted.  The warrant vests as to 250,000 shares upon achieving a certain milestone and the balance of 750,000 vests upon the Company signing a definitive agreement with a certain Korean company. A consulting fee of $1,000 per day will be paid to the consultant for Company approved non-incidental projects.

In August 2007, HBS Bio stopped any further expenditures on behalf of the Company unless approved by its CEO.

10. Public Relations Agreement

During April 2007, the Company entered into an agreement for investor relations and awareness services under which the Company will make cash payments equal to 35% of the buy volume of the Company’s common stock attributable to the agreement during the six months commencing April 13, 2007. The public relations and promotion services company will promote the Company to the investment community and the general public through press releases and other communications, all of which must be approved in advance by the Company. The Company has paid $167,100 pursuant to this agreement.

During April 2007, the Company entered into agreements for investor relations services for $18,500 in cash.

11. Going Concern

Going concern - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has no operating revenue and incurred a net loss of approximately $2,841,500 for the nine months ended September 30, 2007. The Company is in the tenth year of research and development, with an accumulated loss during the development stage of approximately $26,059,300. As of September 30, 2007, management is uncertain as to the completion date of its preservation products or if the products will be completed at all.

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management's plan, in this regard, is to raise financing of approximately $4,000,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing research for the next twelve months. However, there is no assurance that the Company will be successful in raising such financing.  In 2005, in furtherance of its capital raising goals, the Company entered into an agreement with a financial advisor and placement agent for assistance with structuring, issuance and sale of the Company’s securities.

12. Segment Information

The Company operates in two reportable segments, the development of technology for preservation of certain biologic material and the development of a renewable energy market, as defined by Statement of Financial Accounting Standards (SFAS) No. 131. Prior to 2007, the Company operated in only one segment, and therefore did not report segment information for the period ended December 31, 2006.

Nine month period ended September 30, 2007 (unaudited)

	BioMedical	BioEnergy	Total
Revenue	$-	$-	$-

Operating expenses
Stock based compensation	27,900	-	27,900
Public relations	408,600	-	408,600
Other general and administrative expenses	980,000	-	896,000
Total general and administrative	1,344,500	-	1,344,500
Research and development	211,900	902,900	1,114,800
Sales and marketing	-	-	-
Total operating expenses	1,556,400	902,900	2,459,300

Loss from operations	$(1,556,400)	$(902,900)	$(2,459,300)

13. Subsequent Events

On October 3, 2007, the lease agreement for approximately 90 acres of the property in Morrow County, signed in April 2007 and extended to two successive three-month periods, expired as a result of the decision by HBS Bio to terminate that lease.

In October 2007, a deposit of $150,000 was made in escrow pursuant to the agreement signed during April 2007 by HBS Corcoran for the purchase of approximately 922 acres of property in Tulare County, California for an aggregate purchase price of approximately $12 million.

In October 2007, HBS Bio entered into a non-exclusive agreement with an investment banking firm to provide such services and to find funding for the Company. Compensation which consists of cash based upon funds received is due upon closing of funding accepted by the Company through the introduction of the banking firm.

During October 2007, the Company entered into an investor relations agreement for cash compensation. The program consists of an investor awareness campaign and is effective for a period of one month.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Human BioSystems

(A Development Stage Company)

Palo Alto, California

We have audited the accompanying consolidated balance sheet of Human BioSystems (A Development Stage Company) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2006 and 2005 and for the period from February 26, 1998 (Inception) through December 31, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Human BioSystems as of December 31, 2006, and the results of its activities and cash flows for the years ended December 31, 2006 and 2005 and for the period from February 26, 1998 (Inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and current liabilities exceed current assets, all of which raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC

March 27, 2007

Las Vegas, Nevada

HUMAN BIOSYSTEMS

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

December 31, 2006

ASSETS

Current assets		
Cash	$	613,600
Prepaid expenses		69,700
Investment in marketable securities		140,700
Total current assets		824,000
Fixed assets, net		41,000
Other assets		54,800
Total assets	$	919,800

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities		
Accounts payable	$	241,600
Accrued liabilities		67,500
Due to stockholders		97,700
Note payable, net of discount		920,000
Note payable for D & O		35,800
Total current liabilities		1,362,600
Long term liabilities		
Note payable, net of discount		19,800
Total liabilities		1,382,400
Commitments and contingencies		
Stockholders' deficit		
Preferred stock; no par or stated value; 5,000,000 shares authorized, no shares issued or outstanding		-
Common stock; no par or stated value; 145,000,000 shares authorized, 89,476,500 shares issued and 82,510,200 shares outstanding		22,807,200
Loan fees paid in common stock		(52,000)
Accumulated deficit during development stage		(23,217,800)
Total stockholders' deficit		(462,600)
Total liabilities and stockholders' deficit	$	919,800

See accompanying notes to financial statements

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2006	Year ended December 31, 2005	February 26, 1998 (Inception) Through December 31, 2006
Revenue	$ -	$ -	$ -
Operating expenses			
General and administrative			
Stock based compensation	127,500	546,400	4,347,700
Public relations	1,059,900	4,080,200	5,140,100
Other general and administrative expenses	1,103,300	1,066,700	7,739,600
Total general and administrative	2,290,700	5,693,300	17,227,400
Research and development	165,700	182,900	2,277,400
Ethanol development	210,000	-	210,000
Sales and marketing	-	25,400	820,800
Total operating expenses	2,666,400	5,901,600	20,535,600
Loss from operations	(2,666,400)	(5,901,600)	(20,535,600)
Other income (expense)			
Loan fees	-	-	(750,000)
Bad debt related to other receivable	-	-	(502,300)
Loss on investment in marketable securities	-	-	(762,600)
Forgiveness of debt	8,000	97,500	105,500
Interest income	900	-	3,600
Interest expense	(94,400)	(800)	(768,400)
Loss before provision for income taxes	(2,751,900)	(5,804,900)	(23,209,800)
Provision for income taxes	800	1,600	8,000
Net loss	(2,752,700)	(5,806,500)	(23,217,800)
Other comprehensive income (loss), net of tax			
Unrealized gain (loss) on investment in marketable securities	30,400	(20,600)	-
Total comprehensive loss	$ (2,722,300)	$ (5,827,100)	$ (23,217,800)
Basic and diluted loss per common share	$ (0.04)	$ (0.07)	$ (0.88)
Basic and diluted weighted average common shares outstanding	73,364,483	79,883,573	26,280,271

See accompanying notes to financial statements

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2006	Year ended December 31, 2005	February 26, 1998 (Inception) Through December 31, 2006
Cash flows from operating activities:			
Net loss	$ (2,752,700)	$ (5,806,500)	$ (23,217,800)
Adjustments to reconcile net loss to net			
Cash used by operating activities:			
Stock based compensation	120,900	546,400	4,341,100
Public relations - paid or to be paid in common stock	1,001,900	4,080,200	5,082,100
Depreciation	5,300	2,000	16,900
Deemed interest expense	-	-	92,800
Interest expense paid in common stock	-	-	487,800
Amortization of discount and loan fees on notes payable	86,800	-	861,600
Loss on investment in marketable securities	6,600	-	769,200
Bad debt related to other receivables	-	-	502,300
Changes in operating assets and liabilities:			
Change in prepaid expenses	72,100	(22,700)	49,400
Change in other assets	(68,800)	-	(68,800)
Change in accounts payable	93,900	(32,000)	370,900
Change in accrued liabilities	(185,600)	3,500	(11,000)
Change in other liabilities	-	226,100	226,100
Net cash used by operating activities	(1,619,600)	(1,003,000)	(10,497,400)
Cash flows from investing activities:			
Purchase of fixed assets	(37,100)	(11,000)	(57,900)
Net cash used by investing activities	(37,100)	(11,000)	(57,900)
Cash flows from financing activities:			
Change in due to stockholders	(68,400)	(208,900)	959,600
Proceeds from issuance of common stock	1,412,700	998,500	9,203,400
Proceeds from borrowing on notes payable	1,075,000	-	1,398,100
Principal payments on notes payable	(120,000)	-	(217,400)
Principal payments on note payable for D&O	(70,600)	(12,700)	(83,300)
Principal payments on stock subject to rescission	-	-	(41,500)
Change in other receivables	-	-	(50,000)
Net cash provided by financing activities	2,228,700	776,900	11,168,900
Net increase (decrease) in cash	572,000	(237,100)	613,600
Cash, beginning of period	41,600	278,700	-
Cash, end of period	$ 613,600	$ 41,600	$ 613,600
Supplemental disclosure of cash flow information:			
Cash paid for income taxes	$ -	$ 1,600	$ 7,200
Cash paid for interest	$ -	$ -	$ 12,900
Schedule of non-cash financing activities:			
Issuance of common stock in satisfaction of accounts payable	$ 42,600	$ 2,300	$ 104,600
Issuance of common stock in satisfaction of public relations payable	$ 144,200	$ -	$ 144,200
Issuance of common stock in satisfaction of other liabilities	$ -	$ -	$ -
Assumption of note payable for D&O insurance	$ 53,700	$ 65,400	$ 119,100

See accompanying notes to financial statements

HUMAN BIOSYSTEMS

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - Human BioSystems (hereinafter referred to as the "Company") is a development stage company incorporated on February 26, 1998 under the laws of the State of California. The business purpose of the Company is to develop the technology for preservation of certain biologic material, including platelets (a blood component), red blood cells, heart valves, tissue and organs. The Company is in the ninth year of its research and development activities. The Company's goal is to develop the technology to extend and maintain functionality of these materials for much longer periods of time than is currently possible. The Company's research facility is located in Krasnoyarsk, Russia.

During August 2006, the Company also entered the renewable energy market through the formation of its wholly owned subsidiary HBS BioEnergy. The purpose of this subsidiary will be to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing bio-fuels.

Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary HBS BioEnergy. All significant intercompany transactions and balances have been eliminated in consolidation.

Going concern - The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has no operating revenue and incurred a net loss of approximately $2,739,700 for the year ended December 31, 2006. The Company is in the ninth year of research and development, with an accumulated loss during the development stage of approximately $23,204,800. As of December 31, 2006, management is uncertain as to the completion date or if the product will be completed at all.

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management's plan, in this regard, is to raise financing of approximately $2,500,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing research and development of the Company’s preservation products for the next twelve months. A recently formed wholly owned subsidiary, HBS BioEnergy, will require approximately $7,000,000 in additional financing within the next twelve months to carry out its plans.  However, there is no assurance that the Company will be successful in raising such financing.

Stock split - On July 21, 1998, the Company completed a four for one stock split. All shares and per share data have been restated to reflect the stock split.

Amended Articles of Incorporation - In October 2002, a Certificate of Amendment to the Articles of Incorporation changed the name of the Company to Human BioSystems. The Certificate of Amendment to the Articles of Incorporation also changed the number of authorized shares of common stock from 50,000,000 to 45,000,000. Further, the Certificate of Amendment to the Articles of Incorporation authorized 5,000,000 shares of preferred stock, with preferences and rights to be set by the Board of Directors.

In October 2003, a Certificate of Amendment to the Articles of Incorporation changed the number of authorized shares of common stock from 45,000,000 to 145,000,000.

Ethanol development costs are business development expenditures incurred for professional fees for site location analysis, engineering analysis, financial studies, legal services, planning, zoning, permits, designs and other services that are expensed prior to the construction project reaching economic feasibility. Economic feasibility is determined by the progress of funding the project.  When the project is funded, these costs going forward are capitalized as the cost of the project. The Company incurred ethanol development costs of $210,000 for fiscal year ending December 31, 2006. – All development costs incurred by HBS BioEnergy that are paid by the Company will be handled as an intercompany loan and are eliminated in consolidation. The loan is to be repaid as funding is received by HBS BioEnergy through independent sources.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash – The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.  The Company places its cash with high quality institutions. Accounts at each institution are insured up to $100,000 by the Federal Deposit Insurance Corporation. As of December 31, 2006, the Company's uninsured cash balance totaled $521,000.

Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Marketable securities - The Company classifies marketable securities as "available for sale" which are carried on the financial statements at fair market value. Realized gains and losses are included in earnings while unrealized holding gains and losses are reported as a separate component of stockholders' deficit.

Research and development costs - Research and development expenditures are charged to expenses as incurred.

Advertising and marketing costs - The Company recognizes advertising and marketing costs in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communication advertising in the period in which the advertising space or airtime is used. Advertising costs of approximately $54,600 and $18,100 were incurred for the years ended December 31, 2006 and 2005, respectively.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of December 31, 2006, the Company has available net operating loss carryforwards that will expire in various periods through 2026. Such losses may not be fully deductible due to the significant amounts of non-cash service costs and the change in ownership rules under Section 382 of the Internal Revenue Code. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Foreign currency transactions - Gains or losses resulting from foreign currency transactions have been insignificant and are included in the statement of operations when incurred.

New accounting pronouncements - In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (SFAS 157). The standard provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS 157 must be adopted prospectively as of the beginning of the year it is initially applied. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact this standard will have on its financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” (SAB 108). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. The Company currently does not believe that SAB 108 will have a material impact on its financial statements.

2. STOCK COMPENSATION

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring the Company to recognize expense related to the fair value of its employee stock option awards. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award. Total stock compensation expense recognized by the Company during the year ended December 31, 2006 was $85,200.

Prior to January 1, 2006, the Company accounted for its stock option plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.”  Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Results for prior periods have not been restated.

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s income before income taxes and net income for the year ended December 31, 2006, was $26,900 lower than if the Company had continued to account for share-based compensation under Opinion 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have been $(0.04) if the Company had not adopted SFAS No. 123(R).

Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Beginning on January 1, 2006 the Company changed its cash flow presentation in accordance with SFAS No. 123(R) which requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.

The Company has estimated the fair value of its option awards granted after January 1, 2006 using a modified Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Modified Black-Scholes -Based Option Valuation Assumptions	2006
Fair value of options granted during the period	$44,700
Expected term (in years)	3.1
Expected volatility	191%
Weighted average volatility	191%
Expected dividend yield	0.0%
Risk-free rate	4.56%

The Company estimated the fair value of its option awards granted prior to January 1, 2006 using the Black-Scholes option-pricing formula. The Black-Scholes option pricing model was used with the following weighted-average assumptions for grants made in the following years:

Black-Scholes Option Valuation Assumptions	2005	2004	2003
Fair value of options granted during the period	$196,003	$125,942	$34,214

Expected term (in years)	1.8	3.0	1.0
Expected volatility	205%	244%	236%
Expected dividend yield	0.0%	0.0%	0.0%
Risk free rate	3.9%	2.2%	1.6%

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation,” to options, granted under the Company’s stock option plans during year ended December 31, 2005. For purposes of this pro forma disclosure, the value of the options is amortized to expense on a graded vesting basis over a three-year vesting period and forfeitures are recognized as they occur.

Year ended December 31, 2005
Net loss, as reported	$(5,806,500)
Total stock-based employee compensation expense determined under
fair value based method for all option awards, net of related tax effects	(36,600)

Pro forma net income	$(5,843,100)

Basic earnings per share as reported	$(.10)
Basic earnings per share pro forma	$(.10)
Diluted earnings per share as reported	$(.10)
Diluted earnings per share pro forma	$(.10)

The following table summarizes the stock option transactions for the year ended December 31, 2006:

Stock Options	Shares	Weighted Average Price	Aggregate Intrinsic Value
Outstanding at January 1, 2006	1,324,000	$0.36	$6,200
Granted	285,000	$0.16	-
Exercised	-	-	-
Forfeited	125,000	$0.28	-

Outstanding at December 31, 2006	1,484,000	$0.33	$6,200

Exercisable at December 31, 2006	1,109,500	$0.35	$6,200

3. FIXED ASSETS

A summary of fixed assets as of December 31, 2006 is as follows:

Equipment $57,900 Less: accumulated depreciation 16,900 --------- $41,000 =========

4. INVESTMENT IN MARKETABLE SECURITIES

On July 29, 2004, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with Langley Park Investments, PLC ("Langley"), a London Investment Company, to issue 7,000,000 shares of the Company's common stock to Langley in return for 512,665 shares of Langley. The Company issued the 7,000,000 shares during August 2004. Fifty percent of Langley shares issued to the Company under this agreement will be held in escrow for two years as a downside price protection against 7,000,000 shares issued to Langley. In the event of a decline in the market price of the Company's common stock at the end of two years, the Company will be required to sell to Langley the amount of Langley shares held in escrow equal to (i) the original number of Langley shares issued as consideration under the Purchase Agreement multiplied by (ii) the percentage decrease in the market price of the Company's common stock. The Company's shares are to be held by Langley for a period of at least two years. The Purchase Agreement became effective during October 2004 when Langley was approved for trading by the UK Listing Authority and Langley shares began trading.  The holding period expired in October 2006 and Langley transferred the shares from escrow. A finder’s fee of 25,600 shares, valued at approximately $6,600.was paid for this transfer. As of December 31, 2006 the Company had a balance of 487,000 Langley shares.

The Company recorded a loss on investment in marketable securities totaling $762,700 due to a permanent decline based on the market value of the Langley shares. Additionally, the Company recorded an unrealized gain of $30,500 and an unrealized loss of $20,600 for the years ended December 31, 2006 and 2005, respectively, to reflect the securities at fair value as of December 31, 2006, which has been reported as other comprehensive income.

Cost and fair value of marketable securities as of December 31, 2006 are as follows:

5. RELATED PARTY TRANSACTIONS

On February 26, 1998, the Company issued 877,500 shares of common stock valued at $0.0025 per share to an officer and director of the Company for services rendered. On July 18, 1998, this officer purchased 40,000 additional shares of common stock for $0.25 per share.

On February 26, 1998, the Company issued 877,500 shares of common stock valued at $0.0025 per share to an officer and director of the Company for services rendered.

On February 26, 1998, the Company issued 60,000 shares of common stock valued at $0.0025 per share to a director of the Company for services rendered in organizing meetings with potential business partners and providing general business consultation services. On April 6, 1998, this director purchased 60,000 additional shares of common stock for $0.25 per share and was issued a warrant to purchase 50,000 shares of restricted common stock at $0.375 through March 24, 2000. In July 1998, this director purchased 73,600 additional shares of common stock for $0.25 per share and was issued an option to purchase 20,000 shares of common stock at $0.025 per share pursuant to the Company's Non- Statutory Incentive Stock Option Plan. In May 1999, this director purchased 3,000 additional shares of common stock for $1.50 per share. In August 1999, this director exercised the vested portion of this stock option and purchased 6,000 shares of common stock.

On February 26, 1998, the Company issued 488,000 shares of common stock valued at $0.0025 per share to three consultants for technical, translation and business consultation services rendered.

On June 1, 1998, the Company entered into an Agreement of Assignment of Patent and Technology with Leonid Babak and Vladimir Serebrennikov whereby these individuals assigned to the Company the entire worldwide right, title and interest in and to their invention of technology for preserving and transporting biologic and non-biologic material and in and to all of the discoveries, concepts and ideas whether patentable or not. Pursuant to this Agreement of Assignment of Patent and Technology, each individual received 877,500 shares of the Company's common stock with an ascribed value of $2,200, determined at the time of issuance on February 26, 1998 at $0.0025 per share, which has been expensed as research and development.

In September 1998, the Company issued 600,000 shares of common stock to its legal counsel at their fair market value of $0.25 per share for services rendered in connection with a private placement and $600 cash for an aggregate value of $150,000. Since the services related to the offering, the $149,400 cost has been recorded as a cost of the offering. There was no effect on operations.

During fiscal year 2000, a stockholder relinquished 320,000 shares of the Company's common stock held by this stockholder to three consultants to satisfy outstanding amounts due to them. The stockholder subsequently received 330,000 shares of the Company's common stock from the Company to replace shares relinquished to these consultants. The value of the shares relinquished and 10,000 additional shares issued to the stockholder by the Company, have been allocated between stock based compensation approximating $56,400 and prepaid consulting services related to issuance of common stock approximating $48,300 as of December 31, 2000.

In July 2001, the Company granted warrants to purchase 608,900 shares of common stock at $0.01 per share in satisfaction of stockholder's accrued wages of $274,000.

During fiscal year 2002, the CEO and director exercised options to purchase 260,000 shares for $2,600. Further, the Company sold 109,000 shares to a director of the Company for $24,000 at approximately $2,000 below fair value.

During April 2003, the Company issued 74,200 shares of common stock to a stockholder and director of the Company in satisfaction of $10,000 in principal of a promissory note and $4,700 in interest.

During May 2003, the Company issued 38,400 shares of common stock to a stockholder and director of the Company in satisfaction of $5,000 in principal of a promissory note and $400 in interest.

During July 2003, the Company issued 51,100 share of common stock to a stockholder and director of the Company in satisfaction of $9,200 in principal of a promissory note and $100 in interest.

During February 2004, the Company granted options to purchase 1,000,000 shares of common stock at $0.11 per share to various employees and directors. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $20,000 per APB No. 25.

During March 2004, the Company issued 5,266,900 shares of the Company's common stock to various stockholder employees and directors of the Company in satisfaction of $579,400 (excluding interest of $316,000) in accrued wages and vacation. Additionally, during the nine months ended September 30, 2004, the Company issued 127,400 shares of common stock to a stockholder and director in satisfaction of $15,000 (excluding interest of $2,700) in principal of a promissory note payable.

During March 2005, the Company granted options to purchase 150,000 shares of common stock at $0.11 per share to an officer. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.00 under APB No. 25.  The Company also granted options to purchase 50,000 shares of common stock at $0.23 per share to a former director. The options vest 30% after one year, 30% after two years, and 40% after three years and were valued at $0.00 under APB No. 25.

During August 2005, the Company granted options to purchase 50,000 shares of common stock at $0.73 per share to an officer and a director. The options vest 30% upon grant, 30% after one year, and 40% after two years or monthly over one year and were valued at $36,400 per FAS 123. For the year ended December 31, 2005, the company expensed approximately $6,300 related to the vested portion of the options.

During August 2005, the Company granted options to purchase 96,000 shares of common stock at $0.73 per share to an officer and a director. The options vest 8,000 per month over 12 months and were valued at $63,200 per FAS 123. For the year ended December 31, 2005, the company expensed approximately $18,600 related to the vested portion of the options.

Due to stockholders consist of the following as of December 31, 2006:

Wages payable to stockholder employees $ 97,000 ===========

During March 2006, the Company granted options to purchase 100,000 shares of common stock at $0.23 per share to an officer. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.06 under FAS 123(R).

During August 2006, the Company issued 714,300 shares of the Company’s common stock for cash at  $0.14 per share to an officer, at approximately $28,600 below fair market value. The discounted value was expensed.

During August 2006, the Company issued 178,600 shares of the Company’s common stock for cash at $0.14 per share to a director, at approximately $7,100 below fair market value. The discounted value was expensed.

During August 2006, the Company granted options to purchase 35,000 shares of common stock at $0.18 per share to an officer. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.16 under FAS 123(R).

During December 2006, the Company granted options to purchase 150,000 shares of common stock at $0.10 per share to an officer and employee. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.09 under FAS 123(R).

6. COMMON STOCK

The Company undertook an offering, under Regulation D, Rule 504 pursuant to which it sold 1,000,000 shares of common stock at $0.25 per share to raise $250,000 via an Offering Memorandum dated August 15, 1998 (the "Offering"). The Offering commenced on August 15, 1998 and terminated on September 4, 1998. The transfer of 42,800 of the 1,000,000 shares is limited under the provisions of Rule 144(e) because these shares were issued to affiliates or control persons and are therefore control stock. The remaining 957,200 of the 1,000,000 shares were issued to non-affiliates and are therefore unrestricted.

All of the 1,000,000 shares were issued in reliance on the Federal exemption from registration under Rule 504 of Regulation D and a Form D relating to these shares was filed with the U.S. Securities and Exchange Commission (the SEC) on September 9, 1998.

On June 21, 1999, the stockholders approved an increase in the authorized number of shares of common stock from 10,000,000 to 50,000,000 shares.

During fiscal year 1999, the Company undertook a private placement, under Regulation D, Rule 505 pursuant to which it offered to sell 2,000,000 shares of common stock at $1.50 per share under an Offering Memorandum dated September 1, 1999 and was effectively terminated on June 15, 2000. Each two shares had a two-year warrant to purchase an additional share of common stock at $2.50 per share. During the year ended December 31, 2000 and 1999, 140,100 and 287,200 shares of common stock, respectively, were sold under the terms of this private placement. Except for the exercise of stock options, all other stock sales in 1999 were to various individuals at $1.50 per share.

In May and December 1999, the Company issued 5,200 shares valued at $1.50 per share to two unrelated parties for services rendered.

During fiscal year 2000, the Company undertook a private placement, under Regulation D, Rule 506 pursuant to which it offered to sell 2,000,000 shares of common stock at $1.50 per share under an Offering Memorandum dated February 2, 2000 and was effectively terminated on June 15, 2000. Each two shares had a two-year warrant to purchase an additional share of common stock at $2.50 per share. During the year ended December 31, 2000, 224,500 shares of common stock were sold under the terms of this private placement.

The Company issued 206,700 shares of common stock during fiscal year 2000 related to conversion of promissory notes, totaling $67,500 resulting from the June 15, 2000 Rescission Offer.

During the third and fourth quarters of 2000, the Company issued 907,500 shares with a weighted average fair value of $0.37 per share to seven unrelated parties for services to be rendered with terms up to 12 months. As of December 31, 2002 and 2001, $0.00 and $195,200 has been recorded as stock based compensation for the services.

During the second and third quarters of 2001, the Company issued 67,600 shares with a weighted average fair value of $0.37 per share to five unrelated parties in satisfaction of outstanding accounts payable totaling $24,800.

The Company issued 257,300 shares of common stock in September 2001 related to the conversion of a promissory note totaling $272,000.

During the third and fourth quarter of 2001, the Company issued 135,000 and 19,600 shares, respectively, of common stock with a weighted average fair value of $0.64 per share to five unrelated parties for services rendered totaling $98,500.

The Company issued 416,600 shares of common stock during the first quarter of 2001 related to conversion of promissory notes, totaling $218,800 resulting from the June 15, 2000 Rescission Offer.

The Company issued 800,000 shares of common stock in April 2001 related to a stock purchase agreement totaling $104,000.

The Company issued 510,000 shares of common stock in January 2001 for a consulting agreement that was terminated in August 2001, as discussed in Note 8.

The Company issued 150,000 shares of common stock in September 2001 in exchange for a termination of a consulting agreement, as discussed in Note 8..

The Company issued 72,100 shares of common stock in January 2002 related to the conversion of a promissory note totaling $54,300, including accrued interest of $7,200.

During the first and second quarters of 2002, the Company issued 317,500 shares with a weighted average fair value of $0.76 per share to eight unrelated parties recorded as stock based compensation totaling $264,000.

During the third and fourth quarters of 2002, the Company issued 80,200 shares with a weighted average fair value of $0.46 per share to four unrelated parties recorded as stock based compensation totaling $36,900.

The Company issued 54,100 shares of common stock in July 2002 with a weighted average fair value of $0.31 per share to eight unrelated parties in satisfaction of accrued liabilities totaling $17,000.

In April 2002, a check received from a stockholder for stock issued in 2001 was returned by the bank due to insufficient funds. The stockholder agreed to return approximately 106,400 shares of the Company's common stock. The Company recorded a stock receivable totaling $50,000 as Other receivables. In August 2002, the 106,400 shares of common stock were returned to the Company and cancelled.

During the first and second quarters of 2003, the Company issued 299,700 shares with a weighted average fair value of $0.20 per share to 19 unrelated parties recorded as stock based compensation totaling $61,300.

During the third and forth quarters of 2003, the Company issued 478,000 shares with a weighted average fair value of $0.14 per share to 10 unrelated parties recorded as stock based compensation totaling $96,600.

During the first quarter 2004, the Company issued 512,900 shares of common stock for cash totaling $114,400 (including offering costs of $66,500).

During the first quarter 2004, the Company issued 840,600 shares of common stock for services totaling $153,400.

During the first quarter 2004, the Company issued 124,500 shares of common stock in satisfaction of accounts payable totaling $21,200 (including interest of $7,500).

During the first quarter 2004, the Company issued 233,500 shares of common stock in satisfaction of accrued liabilities totaling $39,700 (including interest of $14,000).

During the second quarter 2004, the Company issued 469,600 shares of common stock for cash totaling $69,100 (including offering costs of $36,300).

During the second quarter 2004, the Company issued 412,000 shares of common stock for services totaling $67,500.

During the second and forth quarter 2004, the Company issued 130,000 shares of common stock to certain employees of the Russian Branch for services totaling $64,000 (including accrued liabilities of $30,400).

During the second quarter 2004, the Company issued 318,200 shares of common stock in satisfaction of accounts payable totaling $54,100 (including interest of $19,100).

During the second quarter 2004, the Company issued 99,900 shares of common stock in satisfaction of accrued liabilities totaling $17,000 (including interest of $6,000).

During the third quarter 2004, the Company issued 450,800 shares of common stock for services totaling $52,100.

During the third quarter 2004, the Company issued 600,900 shares of common stock for cash totaling $68,600 (including offering costs of $73,400).

During the fourth quarter 2004, the Company issued 5,174,100 shares of common stock for cash totaling $747,300 (including offering costs of $670,300).

During the fourth quarter 2004, the Company issued 12,900 shares of common stock for services totaling $1,200.

During the fourth quarter 2004, the Company issued 150,000 shares of common stock in satisfaction of accounts payable totaling $11,000.

During the first quarter 2005, the Company issued 1,746,100 shares of common stock for cash totaling $262,200 (including offering costs of $609,900).

During the first quarter 2005, the Company issued 282,200 shares of common stock for services totaling $31,600.

During the first quarter 2005, the Company issued 111,100 shares of common stock in relation to the exercise of warrants for cash totaling $1,100.

During the second quarter 2005, the Company issued 3,951,000 shares of common stock for cash totaling $178,700 (including offering costs of $975,400).

During the second quarter 2005, the Company issued 300,000 shares of common stock pursuant to a termination agreement with a consultant totaling $249,000.

During the second quarter 2005, the Company issued 487,200 shares of common stock in relation to the exercise of options and warrants for cash totaling $42,800.

During the second quarter 2005, the Company received $226,000 in cash for 500,000 shares of free trading common stock. These shares have not been delivered. The $226,000 is classified as other liabilities as of

December 31, 2005.

During the third quarter 2005, the Company issued 310,000 shares of common stock in relation to the exercise of options and warrants for cash totaling $39,300.

During the third quarter 2005, the Company issued 70,500 shares of common stock in relation to a cashless exercise of options. In order to initiate the exercise, the holder gave up options to purchase 29,500 shares of the Company's common stock as consideration for the exercise in place of cash. The 29,500 shares was the equivalent of the cash the Company would have received under the terms of the option agreement.

During the third quarter 2005, the Company recognized offering costs totaling $5,700 due to a foreign currency translation loss recognized in relation to cash received during the second quarter for the sale of common stock.

During the third quarter 2005, the Company issued 5,300 shares of common stock in satisfaction of accounts payable totaling $1,700.

During the third quarter 2005, the Company issued 180,000 shares of common stock for services totaling $150,600.

During the fourth quarter 2005, the Company issued 316,000 shares of common stock for services totaling $56,700.

During the fourth quarter 2005, the Company issued 1,000 shares of common stock in satisfaction of accounts payable totaling $600.

During the fourth quarter 2005, the Company issued 501,000 shares of common stock for cash totaling $182,700 (including offering costs of 136,700).

During the first quarter 2006, the Company issued 354,800 shares of common stock for cash totaling $50,000 (including offering costs of $69,400).

During the second quarter 2006, the Company issued 2,194,000 shares of common stock for cash totaling $414,200 (including offering costs of $227,000).

During the third quarter 2006, the Company issued 912,400 shares of common stock for cash totaling $82,500 (including offering costs of $9,600).

During the fourth quarter 2006, the Company issued 1,486,600 shares of common stock for cash totaling $97,300 (including offering costs of $54,500).

In the first quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with a combination of $29,000 in cash, and 245,400 shares of free trading common stock valued at $82,100.

In the first quarter of 2006, the Company issued 45,000 shares of free trading common stock in satisfaction of accounts payable, valued at $15,800.

In the first quarter of 2006, the Company issued 12,900 shares of restricted common stock and 12,800 shares of free trading common stock valued at $10,000 for a public relations payable.

In the first quarter of 2006, the Company issued 125,900 shares of restricted common stock and 126,000 shares of free trading common stock valued at $90,000 for services related to public relations.

In the second quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with a combination of $29,000 in cash, and 613,600 shares of free trading common stock valued at $157,800.

In the second quarter of 2006, the Company issued 159,400 shares of restricted common stock and 159,500 shares of free trading common stock, valued at $83,200, for services related to public relations.

In the second quarter of 2006, the Company issued 17,800 shares of restricted common stock in satisfaction of accounts payable, valued at $5,300.

In the third quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with 1,500,000 shares of free trading common stock valued at $241,000.

In the third quarter of 2006, the Company issued 206,700 shares of restricted common stock and 206,700 shares of free trading common stock, valued at $67,500, for services related to public relations.

In the third quarter of 2006, the Company issued 74,400 shares of restricted common stock, valued at $9,300, in satisfaction of accounts payable.

In the third quarter of 2006, the Company issued 100,000 shares of free trading stock, valued at $11,000, for accounts payable.

In the third quarter of 2006, the Company issued 500,000 shares of free trading common stock in satisfaction of other liabilities, valued at $226,000.

In the third quarter of 2006, the Company issued 3,500,000 shares of the Company’s common restricted stock to a corporation wholly owned by its principal, who became an officer of HBS BioEnergy at the close of the transaction.  Of these shares, 50,000 were issued in consideration for certain assets acquired from the corporation, and the remaining shares are held in escrow to be released upon reaching certain performance milestones, and are considered issued but not outstanding.

In the fourth quarter of 2006, the Company issued 151,300 shares of restricted common stock and 151,200 shares of free trading common stock, valued at $37,800, for services related to public relations.

In the fourth quarter of 2006, the Company issued 9,800 shares of restricted common stock, valued at $1,200, in satisfaction of accounts payable.

In the fourth quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with 460,000 shares of free trading common stock and 500,000 shares of restricted common stock, valued at $116,500.

Loan Agreement - During October 2004, the Company entered into a Loan Agreement (the "Loan Agreement") with an unaffiliated individual (the "Lender"). The Loan Agreement called for the Lender to loan an aggregate of 2,300,000 Euros to the Company (the "Loan") with interest at the rate of three percent per annum, payments of interest due monthly and all principal plus accrued but unpaid interest due and payable on November 1, 2007. Repayment of the Loan was to be secured by 23,000,000 shares of the Company's common stock issuable under Regulation S under the Securities Act of 1933, as amended (the "Shares"). Pursuant to the Loan Agreement and an Escrow Agreement between the Lender and the Company, the 23,000,000 Shares were issued during October 2004 and were delivered to the Lender to hold until funds for repayment of the Loan have been delivered to the escrow agent. The Loan Agreement was declared in default, with the Shares to be immediately returned to the Company, as the Loan funds were not delivered by the 15th calendar day following the date of the Loan Agreement (November 13, 2004). As discussed in Note 10, the shares were cancelled during February and March 2005. Accordingly, the Company has not recorded the shares as outstanding.

Public Relations Agreement - During March 2005, and subsequently amended during April 2005, the Company entered into an agreement with a public relations and promotions services company for consulting services. The public relations and promotions services company will promote the Company to the investment community and the general public through press releases and other communications, all of which must be approved in advance by the Company. The term of the agreement is 6 months, subject to prior termination. In consideration of the services being performed, the Company will issue compensation shares equal to 30% of the increase in buy volume of the Company's common stock directly attributable to the public relations and promotions services company, as defined in the agreement. The Company will also issue bonus shares of 10% of the increase in buy volume of the Company's common stock in the event the sales price of the Company's common stock equals or exceeds $0.25 per share. Additionally, the Company has agreed to issue 7.0 million shares of common stock to be held by an escrow agent.

During June 2005, the Company entered into a second agreement with the public relations and promotions services company for additional consulting services in exchange for 750,000 shares of the Company's common stock valued at $247,500. The Company issued the shares in June 2005.

During November 2005, the Company entered into a third agreement with the public relations and promotions services company for additional consulting services in exchange for 500,000 shares of the Company's common stock valued at $345,000. The Company issued the shares in November 2005.

Through December 31, 2005 the Company released 4,963,600 shares of common stock totaling $3,125,200 in consideration of these agreements. Additionally, the Company recorded a public relations payable for approximately 420,500 additional compensation and bonus shares to be released at a future date valued at $332,100. During the three months ended March 31, 2006, 201,100 shares valued at $134,200 were released in satisfaction of this payable. The agreement expired on March 22, 2006. Therefore, accrued potential shares were not paid because price point was not reached and the agreement expired.

In October 2005, the Company entered into an agreement with Ascendiant Securities, LLC ("Ascendiant") providing that Ascendiant would act on a best-efforts basis as the Company’s financial advisor and non-exclusive placement agent in connection with the structuring, issuance and sale of the Company’s debt and equity securities for financing purposes.  The agreement, which has a term of six months, requires the Company to pay Ascendiant a cash success fee and warrants for completed transactions that The Company approves.  The  success fee is equal to ten percent of the gross proceeds from the sale of the Company’s securities; in addition, for transactions generating gross proceeds of $2,000,000 or more, the Company must issue Ascendiant 175,000 shares of the Company’s restricted common stock.  To date, no transactions have been presented to the Company by Ascendiant.

In January 2006, the Company entered into an addendum to a consulting agreement with a consultant for the sale of common stock in Europe pursuant to a trustee arrangement.  The Company agreed to pay the consultant a commission equal to three percent of the proceeds from the sale of such shares.

On January 26, 2006, the Securities and Exchange Commission declared effective the Company’s Registration Statement on Form SB-2 (File No. 33-128991), registering an aggregate of 20,000,000 shares of the Company’s common stock for sale to the public.  The Company intends to use the stock for raising capital, but to date has not entered into any arrangements for any such financing.

In February 2006, the Company entered into an extension of an agreement signed in 2003 with the above-referenced consultant for services including the coordination of investor relations in Europe.  In consideration for such extension, the Company issued to the consultant an aggregate of 100,000 free trading shares and 200,000 restricted shares of common stock valued at $126,000.

In March 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with La Jolla Cove Investors, Inc., a California corporation (“La Jolla Cove”).  Pursuant to the Agreement, La Jolla Cove agreed to purchase from the Company a 6¾% Convertible Debenture in the aggregate principal amount of $30,000 (the “Debenture). Pursuant to the agreement terms, the Company received $30,000, the purchase price of the debenture.

In connection with the Debenture, the Company issued to La Jolla Cove a Warrant to Purchase Common Stock (the “Warrant”), dated as of March 7, 2006, to purchase an aggregate of 3,000,000 shares of common stock.  Pursuant to the terms of the Warrant, the Company received $95,000 as a prepayment towards the future exercise of Warrant Shares.

In May 2006, the Company returned to La Jolla Cove the aggregate advances of $125,000.  Management believed that due to substantially modified terms proposed for the transaction by La Jolla Cove, the parties failed to agree on the material terms and conditions of this proposed transaction. The Company and La Jolla Cove subsequently mutually agreed not to pursue this transaction.

7. STOCK OPTION PLANS AND WARRANTS

The Company adopted the following plans during 1998:

Statutory Incentive Stock Option Plan

The purpose of this plan is to strengthen the Company by providing incentive stock options as a means to attract, retain and motivate corporate personnel. The options may not be granted to employees who own stock possessing more than 10% of the total combined voting power of the stock of the Company. As of December 31, 2006, 600,000 shares have been authorized for option grants.

A summary of the status of this plan as of December 31, 2006, and changes during the period from February 26, 1998 (date of inception) to December 31, 2006 is presented in the following table:

The weighted-average fair value of statutory stock options granted during 2006 and 2005 was $0.00 and $0.00, respectively.

Compensation expense under FAS 123(R) in 2006 and APB No. 25 in 2005 relating to statutory options that became exercisable in 2006 and 2005 was $0.00 and $0.00, respectively.

Non-Statutory Incentive Stock Options Plans

The purpose of this plan is to promote the interest of the Company by providing a method whereby non-employees, advisory board members, members of the board of directors, consultants and independent contractors, who provide valuable services to the Company, may be offered incentives as rewards which will encourage them to acquire a proprietary interest in the Company. As of December 31, 2006, 2,000,000 shares have been authorized for option grants.

A summary of the status of this plan as of December 31, 2006 and changes during the period from February 26, 1998 (date of inception) to December 31, 2006 is presented in the following table:

Shares Available For Grant	Options Outstanding	Weighted Average Exercise Price
Authorized, February 26, 1998, (date of inception)	2,000,000	--	$ --
Granted	(800,000)	800,000	0.24
Balance, December 31, 1998	1,200,000	800,000	0.24
Granted	(142,500)	142,500	0.32
Exercised	--	(31,000)	0.01
Forfeited	350,000	(350,000)	0.50
Balance, December 31, 1999	1,407,500	561,500	0.12
Granted	(382,500)	382,500	0.84
Exercised	--	(197,000)	0.06
Forfeited	--	--	--
Balance, December 31, 2000	1,025,000	747,000	0.40
Granted	(300,000)	300,000	0.29
Exercised	--	(249,000)	0.05
Forfeited	--	--	--
Balance, December 31, 2001	725,000	798,000	0.56
Granted	--	--	--
Exercised	--	(20,000)	0.07
Forfeited	--	--	0.03
Balance, December 31, 2002	725,000	778,000	0.58
Granted	--	--	--
Forfeited	75,000	(75,000)	0.32
Expired	73,000	(73,000)	0.03
Balance, December 31, 2003	873,000	630,000	0.67
Granted	--	--	--
Forfeited	--	--	--
Expired	132,500	(132,500)	0.33
Balance, December 31, 2004	1,005,500	497,500	0.76
Granted	--	--	--
Exercised	--	(70,526)	0.28
Forfeited	69,474	(69,474)	0.15
Expired	232,500	(232,500)	1.35
Balance, December 31, 2005	1,307,474	125,000	0.28
Granted	--	--	--
Exercised	--	(--)	--
Forfeited	--	(--)	--
Expired	125,000	(125,000)	0.28
Balance, December 31, 2006	1,432,474	--	$ 0.00

The weighted-average fair value of non-statutory stock options granted during 2006 and 2005 was $0.00 and $0.00, respectively.

Compensation expense under SFAS No. 123 relating to non-statutory stock options that became exercisable in 2006 and 2005 was $0.00 and $0.00, respectively.

The Company adopted the following plan during 2001:

Stock Options Plan

The purpose of this plan is to encourage selected officers and key employees to accept or continue employment with the Company, increase the interest of selected officers, directors, key employees and consultants in the Company's welfare through the participation in the growth in value of the common stock of the Company. As of December 31, 2006, 5,000,000 shares have been authorized for option grants. The Company grants both statutory and non-statutory stock options under this plan. During 2006 and 2005, the Company granted 250,000 and 150,000 statutory options, respectively, and 35,000, and 346,000 non-statutory options, respectively. As of December 31, 2006, outstanding statutory and non- statutory options total 938,000and 546,000, respectively.

A summary of the status of this plan as of December 31, 2006 and changes during the period from August 4, 2001 (date of option plan inception) to December 31, 2006 is presented in the following table:

The weighted-average fair value of non-statutory stock options granted during 2006 and 2005 was $0.16 and $0.48, respectively. The weighted-average fair value of statutory stock options granted during 2006 and 2005 was $0.16 and $0.10, respectively.

The following table summarizes information about the non-statutory and statutory stock options outstanding as of December 31, 2006:

The Company estimates the fair value of non-statutory stock options by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for grants in 2006 and 2005; no dividend yield; expected volatility of 176% and 191%, risk free interest rates of 4.9% and 4.0%, expected lives of 3.1 and 1.7 years for all plan options.

Compensation expense under SFAS No. 123 relating to these stock options that became exercisable in 2006 and 2005 was $85,200 and $44,500, respectively. Compensation expense under APB No. 25 relating to these stock options that became exercisable in 2006 and 2005 was $0 and $0, respectively.

Stock Purchase Warrants

In connection with certain business transactions and debt or equity offerings, the Company has granted various warrants to purchase common stock. The following table summarizes activity relating to outstanding warrants from February 26, 1998 (date of inception) to December 31, 2006:

Warrants Outstanding		Weighted Average Exercise Price
Balance, February 26, 1998 (date if inception)	-	$	-
Granted	100,000		0.38
Balance, December 31, 1998	100,000		0.38
Granted	942,800		1.62
Balance, December 31, 1999	1,042,800		1.50
Granted	1,398,600		1.20
Exercised	(41,600)		0.34
Expired	(900,000)		1.38
Forfeited	(75,800)		2.50
Balance, December 31, 2000	1,424,000		2.36
Granted	995,500		0.25
Exercised	(595,600)		0.24
Expired	(20,000)		1.50
Forfeited	(35,600)		2.50
Balance, December 31, 2001	1,768,300		0.99
Granted	80,000		0.72
Exercised	(260,000)		0.01
Expired	(200,000)		2.42
Forfeited	--		--
Balance, December 31, 2002	1,388,300		0.95
Granted	580,000		0.17
Expired	(165,000)		0.87
Balance, December 31, 2003	1,803,300		0.71
Granted	60,000		0.16
Expired	(290,000)		0.42
Balance, December 31, 2004	1,573,300		0.74
Granted	30,000		0.73
Exercised	(413,300)		0.07
Expired	(380,000)		0.17
Balance, December 31, 2005	810,000		1.34
Granted	--		--
Exercised	--		--
Expired	--		--
Balance, December 31, 2006	810,000	$	1.34

The weighted average fair value of warrants granted during 2006 and 2005 was $0.00 and $0.47, respectively.

The following table summarizes information about warrants outstanding at December 31, 2006:

                                Weighted

                 Number          Average        Number

Range of      Outstanding       Remaining     Exercisable

Exercise         as of         Contractual       as of

Prices         12/31/06           Life         12/31/06

--------      -----------      -----------   ----------

$ 0.17 - 0.73   110,000         0.5 years      110,000

  1.50          700,000         3.0 years      700,000

              -----------                    ----------

                810,000                        810,000

              ===========                    ==========

The Company estimates the fair value of warrants at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for grants in 2005; no dividend yield; expected volatility of 179%; risk free interest rates of 3.9%; and expected lives of 1.0 years. Compensation expense relating to warrants granted for services in 2006 and 2005 was $0.00 and $14,000.

8. INVESTMENT AGREEMENT

In June 2004, the Company entered into an Investment Agreement (the "Investment Agreement") with Dutchess Private Equities Fund II, LP ("Dutchess") effective June 28, 2004. Pursuant to the terms of the Investment Agreement, the Company may offer, through a series of puts, and Dutchess must purchase up to 38,000,000 shares of the Company's common stock with an aggregate purchase price up to $5,000,000. The purchase price of the shares is equal to 95% of the lowest closing "best bid" price (the highest posted bid price) during the five trading days immediately following the date of put. The value that the Company will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of put multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000.  Pursuant to the Investment Agreement, Dutchess acquired 137,500 shares of the Company's common stock in exchange for approximately $47,300 during January 2006, 607,500 shares for approximately $175,000 during March 2006, 110,100 shares for approximately $32,900 during April 2006, 31,000 shares for $4,900 during June 2006, 284,400 shares for $50000 during July 2006, 878,500 shares for $145,300 during August 2006, 188,000 shares for $25,000 during September 2006, 246,400 shares for $31,000 during October 2006, 388,800 shares for $42,000 during November 2006, and 1,007,800 shares for approximately $90,300 during December 2005.

9. OTHER RECEIVABLES, NET

Termination agreement - In January 2001, the Company entered into a Financial Consulting Services Agreement with an entity whereby the entity agreed to provide financial consulting services for one year in exchange for 200,000 restricted shares of the Company's common stock. In conjunction with that agreement, the Company also entered into a second Financial Consulting Services Agreement with three individuals whereby the individuals agreed to provide financial consulting services for one year in exchange for 510,000 unrestricted shares of the Company's common stock. These two agreements will hereafter be collectively referred to as the "Consulting Agreements" while both the entity and individuals will hereafter be collectively referred to as the "Consultants". In January 2001, the Company issued 710,000 shares of the Company's common stock as pertaining to the Consulting Agreements.

In August 2001, the Company entered into a Termination Agreement (the "Termination") with the Consultants, whereby both parties agreed to terminate the Consulting Agreements. As a material inducement to the Company and Consultants to enter into the Termination, the Consultants agreed to return all 710,000 shares of the Company's common stock in exchange for 150,000 shares of the Company's common stock with a fair value totaling $177,000.

In August 2001, the Company received and cancelled 200,000 shares from the Consultant, while the remaining 510,000 shares remain outstanding. The 710,000 shares were originally expensed in the amount of $554,500 as stock based compensation in January 2001. As no services were performed by the Consultants, the Company reversed the entire expense of $554,500 while recording an other receivable of $398,300 for the 510,000 outstanding shares. As the collection of the shares is uncertain, the Company has fully allowed for the $398,300 as of December 31, 2003.

10. NOTE PAYABLE

In March 2006, the Company entered into a loan agreement with an independent lender.  The lender agreed to loan the Company an amount based on 50% of the value of a portfolio of 500,000 shares of the Company’s common stock (approximately $75,000).  These shares are held as collateral only. The lender received a loan fee equal to five percent of the gross loan proceeds (approximately $3,700). The conversion feature related to the note payable was recorded as a discount of $75,000 and $19,800 of this discount was accreted during the year ended December 31, 2006. The agreement calls for interest payment of 4.99% annual rate of the loan amount payable quarterly for period three years. At maturity, the Company has the option to pay off the loan balance and receive the same number of shares pledged, sell the pledged shares under certain conditions or renew the loan under certain conditions, or forfeit the shares and not repay the loan. The loan had a balance of $75,000 as of December 31, 2006 and is set to mature on March 6, 2009.

In November 2006, the Company entered into a loan transaction with Dutchess Private Equities, LP (“Dutchess”), and issued to Dutchess a Promissory Note (“Note”) with a face value of $1,200,000, with net proceeds to the Company from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278%.  The Note matures on August 31, 2007. Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from Puts, issued by the Company as collateral. 30 such Puts were issued and are to be used only in the case of a default under the terms of the loan agreement. If the Note’s face value is not paid off by maturity, the Company will be required to pay an additional 10% on the face value of the Note, plus 2.5% per month, compounded daily, until the Note is paid off. The Company may be required to pay penalties if certain obligations under the Note are not met.  If the Company raises financing of more than $2,000,000, Dutchess may require that the Company use the balance of any amount over $2,000,000 to pay any amounts due on the Note. The Company issued 500,000 Holder Shares, which will carry piggyback registration rights in the next registration statement. Additional shares of 500,000 shares will be required each time an eligible registration statement is filed and the shares are not included.

In November 2006, the Company entered into a finance agreement for payment of its D&O insurance.  The total amount financed was $53,700 at an annual percentage rate of 9.29%. The agreement calls for monthly payments of approximately $6,200 per month through July 2007. The balance payable as of December 31, 2006 was $35,800. Prepaid expenses as of December 31, 2006 include $56,800 pertaining to the D&O insurance.

11. ETHANOL AGREEMENTS

In September 2006, the Company and its wholly-owned subsidiary, HBS BioEnergy (“HBS Bio), entered into an Asset Purchase Agreement with EXL III Group Corporation (“EXL”).  EXL agreed to sell certain assets, including options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.  In consideration for the options, HBS Bio will issue fifty thousand (50,000) shares of the Company’s common stock to EXL, which were placed in escrow in October 2006, and reimburse EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects.

The Company and HBS Bio also entered into a Consulting Services Agreement with EXL.  That agreement provides that EXL will supervise, manage, and coordinate the development, construction, and operation of up to three ethanol facilities.  The term of the agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.

In consideration for its consulting services, EXL will receive an annual consulting fee of $199,000.  Upon the funding of the first ethanol facility, the annual consulting fee will increase to $224,000.  The consulting fee will increase again to $324,000 upon the funding of the second ethanol facility, and to $424,000 in the event a third ethanol facility is funded.

EXL will also be entitled to 3,450,000 shares of the Company’s common stock, which was placed in escrow in October 2006.  The Escrow Agreement provides that 1,000,000 shares of HBS common stock will be released to EXL upon the execution of certain agreements necessary for the development of the first ethanol facility, the submission of preliminary environmental and land use permits for the first ethanol facility, and the assignment and conveyance of the option to purchase the second facility.  An additional 1,000,000 shares will be released to EXL upon the acquisition of certain permits for the first facility and the execution of certain agreements necessary for development of the first facility, as well as the submission of preliminary environmental and land use permits for the second facility.  The 1,450,000 remaining shares will be released to EXL when a funding commitment for the first facility is obtained.  In the event funding for the first facility is not obtained within four months from the date on which the funding commitment is received, any shares still in escrow will be dispersed to HBS Bio and any shares previously released to EXL will be returned to HBS Bio.

Under the Consulting Services Agreement, the facilities will be funded by the Company according to a schedule, with $300,000 due upon closing of the Asset Purchase Agreement and additional amounts upon completion of certain milestones thereafter.  The Company will contribute $150,000 upon completing the following milestones: (1) raw product supply agreement for the first plant; (2) environmental services agreement for the first plant; (3) risk management agreement for the first plant; and (4) distilled grain marketing agreement for the first plant.  The Company will contribute an additional $150,000 upon completing the following milestones: (1) ethanol off take agreement for the first plant; (2) preliminary engineering study for the first plant; (3) land use permit submittal for the first plant; (4) environmental permits submittal for the first plant; (5) financial advisory services agreement or letter of interest from financial entity; (6) land option agreement for the second plant; and (7) fuel supply agreement for the first plant.  The Company will contribute an additional $400,000 upon reaching the following milestones: (1) utility services agreement for the first plant; (2) Phase I engineering and environmental for the first plant; (3) raw product supply agreement for the second plant; (4) environmental services agreement for the second plant; (5) risk management agreement for the second plant; and (6) distilled grain marketing agreement for the second plant.  The Company will contribute an additional $450,000 upon reaching the following milestones: (1) EPC Agreement and Phase II engineering for the first plant; (2) fuel supply agreement for the second plant; (3) utility services agreement for the second plant; (4) ethanol off take agreement for the second plant; (5) environmental permits submittal for the second plant; (6) preliminary engineering study for the second plant; (7) land use permit submittal for the second plant; (8) Phase I engineering and environmental studies for the second plant; (9) long term equity commitment for first plant (10) long term debt commitment for the first plant; (11) issuance of authority to construct permits for the first plant; and (12) final funding documentation for the first plant.  Finally, the Company will contribute $400,000 upon completing the following milestones: (1) EPC Agreement and Phase II engineering for the second plant; (2) long term equity commitment for the second plant; (3) long term debt commitment for the second plant; (4) final environmental permits for the second plant; (5) authority to construct permits for the second plant; and (6) final funding documentation for the second plant.

12. COMMITMENTS AND CONTINGENCIES

Legal proceedings - On August 7, 2002, the United States Attorney for the Eastern District of New York and the Securities and Exchange Commission announced they were bringing securities fraud charges against the Company and Harry Masuda, the Company's Chief Executive Officer, for allegedly paying an unregistered broker an undisclosed commission in a 1999 and 2000 private placement. The allegations generally charge the Company and Mr. Masuda with the failure to adequately disclose to investors in these private placements a commission agreement with Larry Bryant, an unlicensed broker-dealer. Remedies sought in these proceedings include criminal penalties and a bar from service as an officer or director of a publicly-traded company. The Company believes the charges are unwarranted, and that the issues involved in this matter were resolved during 2000 to the full satisfaction of all investors. There can be no assurance that Mr. Masuda will be able to continue to serve as the Company’s Chief Executive Officer in the event that the Securities and Exchange Commission receives the remedies that it seeks.   In January 2005, the United States Government and Mr. Masuda entered into a deferred prosecution agreement which led to a dismissal of all charges against Mr. Masuda at the end of the 18-month deferred prosecution term, which ended in July 2006.  The civil case against the Company has been stayed at the request of the U.S. Attorney pending completion of the deferred prosecution term.

Operating leases – During 2006 the Company entered into an operating lease for its research facility in Michigan. The facility was occupied and the lease commenced in March 2007. There was no rent expense under the lease for the year ended December 31, 2006. Future minimum payments under the lease are approximately as follows:

13. SUBSEQUENT EVENTS

In January 2007, the Company issued 166,666 shares of the Company’s common stock pursuant to that loan agreement signed in March 2006 with an independent lender. The additional shares were issued to the lender to adhere to the collateral requirement called for in the agreement to maintain a fair market value of the collateral of at least 80% of the amount of the loan amount. The Company would forfeit the initial 500,000 shares held as collateral if the Company chose not to make up the discrepancy.

In January 2007, the Company issued a letter of credit for $50,000 pursuant to a 45 day standstill agreement on property in Central California suitable for a planned ethanol and energy park/dairy project. Upon expiration of the standstill agreement the $50,000 was paid. No final agreement has been reached.

In January 2007, the Company sold the shares of Langley referred to in Note 4, at a loss of $7,600 from the fair value at December 31, 2006.

In February 2007, The Company formed a joint venture to build an energy park which will utilize waste from surrounding dairies to provide power needed to fuel a proposed ethanol plant. In connection with the joint venture, the Company placed 1 million shares of its common stock in escrow. The shares will be released to the Principals of the joint venture partner upon reaching certain milestones.

In March 2007, the Company received a loan of $500,000 from a member of its Board of Directors and his wife. The loan is for a term of two years commencing March 21, 2007, with interest only payable monthly at 9.25% and principle payable at the end of the term.  In connection with the loan, the Company will issue 100,000 shares of restricted stock and warrants to purchase 900,000 shares of common stock at $0.30 per share. The warrants expire in four years. The Company will escrow 2.5 million shares of its common stock as partial collateral, which will be returned to the Company upon payment of the loan.

16,917,464 Shares

Common Stock

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PROSPECTUS

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February 13, 2008